Exhibit 10.1

SERIES A PREFERRED UNIT AND COMMON UNIT

PURCHASE AGREEMENT

among

DOMINION MIDSTREAM PARTNERS, LP

and

THE PURCHASERS PARTY HERETO

October 27, 2016

i

ii

iii

SERIES A PREFERRED UNIT AND COMMON UNIT PURCHASE AGREEMENT

This SERIES A PREFERRED UNIT AND COMMON UNIT PURCHASE AGREEMENT, dated as of October 27, 2016 (this “Agreement”), is entered into by and among DOMINION MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Partnership”), and the purchasers set forth in Schedule A hereto (the “Purchasers”).

WHEREAS, the Partnership desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, the Purchased Units (as defined below), in accordance with the provisions of this Agreement; and

WHEREAS, the Partnership has agreed to provide the Purchasers with certain registration rights with respect to the Purchased Units, the PIK Units (as defined below) and the Conversion Units (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Additional Preferred Units” has the meaning specified in Section 2.01(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Partnership Entities, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Announcement Time” means the earlier of (a) the time of the first public announcement by the Partnership, Dominion Resources or any of their respective Affiliates after the signing of this Agreement of any of the transactions contemplated by the Transaction Documents (which public announcement must occur outside of trading hours on the NYSE) and (b) November 2, 2016 at 9:29 A.M. New York City time.

“Average VWAP” per Common Unit over a certain period shall mean the arithmetic average of the VWAP per Common Unit for each Trading Day in such period.

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“Base Preferred Units” has the meaning specified in Section 2.01(c).

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.

“Closing” has the meaning specified in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit Offering Price” means, subject to Section 8.16, the price to the public set forth on the cover page of the final prospectus to be used in connection with the Public Offering, less $0.2475; provided, however, that if the Public Offering does not price on or prior to the next opening of trading on the NYSE after the Announcement Time (or does price by such time but fails to close prior to the Closing), the Common Unit Offering Price shall be equal to the lesser of (a) 95% of the Common Unit Signing Price and (b) the lowest price of any private placement or public offering by the Partnership of Common Units on or after the date hereof and prior to the Closing Date less (except if such private placement or public offering closes after the record date for the Partnership’s Common Unit distributions in respect of the third quarter of 2016) $0.2475.

“Common Unit Signing Price” means, subject to Section 8.16, $24.0846.

“Common Units” means common units representing limited partner interests in the Partnership.

“Confidentiality Agreements” means the confidentiality agreements entered into by the Partnership and each of the Purchasers or their Affiliates, as applicable, as may be amended from time to time.

“Consent” has the meaning specified in Section 3.14.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Contribution Agreement” means a Contribution, Conveyance and Assumption Agreement, substantially in the form attached hereto as Exhibit E, expected to be entered into on or about October 28, 2016, by and among Dominion Resources, QPC Holding Company and the Partnership.

“Conversion Units” means the Common Units issuable upon conversion of the Purchased Preferred Units or PIK Units.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

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“DM SEC Documents” means the Partnership’s forms, registration statements, reports, schedules and statements filed by it under the Exchange Act or the Securities Act, as applicable.

“Dominion Entities” means, collectively, the Partnership and the Partnership’s majority owned Subsidiaries.

“Dominion Parties” means, collectively, the General Partner and the Partnership.

“Dominion Resources” means Dominion Resources, Inc., a Delaware corporation, which indirectly owns the General Partner.

“Drop-Dead Date” means December 31, 2016.

“Environmental Law” means any and all Laws or other binding requirements relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials.

“Environmental Proceedings” has the meaning specified in Section 3.25.

“ERISA” has the meaning specified in Section 3.26.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Funding Obligation” means, with respect to a particular Purchaser, an amount equal to (a) the Series A Preferred Unit Purchase Price multiplied by the number of Purchased Preferred Units to be purchased by such Purchaser on the Closing Date pursuant to Section 2.01, plus (b) the Common Unit Offering Price multiplied by the number of Purchased Common Units to be purchased by such Purchaser on the Closing Date pursuant to Section 2.01.

“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided that for the financial statements of the Partnership prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.

“General Partner” means Dominion Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Partnership mean a Governmental Authority having jurisdiction over the Partnership Entities or any of their respective Properties.

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“Hazardous Materials” means any material (including pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law.

“Incentive Distribution Rights” has the meaning specified in Section 3.02(a).

“Indemnified Party” has the meaning specified in Section 6.03(b).

“Indemnifying Party” has the meaning specified in Section 6.03(b).

“Knowledge” means, with respect to the Partnership or the Dominion Parties, the actual knowledge of James R. Chapman and Mark O. Webb.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, security interest, security agreement, conditional sale, trust receipt, charge or claim or a lease, consignment or bailment, preference or priority, assessment, deed of trust, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“Material Adverse Effect” means any change, event or effect that, individually or together with any other changes, events or effects, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, prospects, Properties, assets, net worth or results of operations of the Dominion Entities, taken as a whole or (b) the ability of any of the Partnership Entities, as applicable, to perform its obligations under the Transaction Documents; provided, however, that a Material Adverse Effect shall not include any adverse effect on the foregoing to the extent such adverse effect results from, arises out of, or relates to (i) a general deterioration in the economy or changes in the general state of the markets or industries in which any of the Partnership Entities operates (including, for the avoidance of doubt, adverse changes (A) in commodity prices, (B) in capital spending by energy sector participants or their customers, (C) in production profiles in oil and gas producing basins in North America and (D) otherwise associated with the effects of distress in the energy sector as of the date of this Agreement and the resulting effect on the Partnership Entities, taken as a whole), except, with respect to this clause (i), to the extent that such Dominion Entities, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (ii) any deterioration in the condition of the capital markets or any inability on the part of the Dominion Entities to access the capital markets, (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency, acts of war (whether or not declared) or the occurrence of any other calamity or crisis, including acts of terrorism, hurricane, flood, tornado, earthquake or other natural disaster, (iv) any change in accounting requirements or principles imposed upon the Dominion Entities or their respective businesses or any change in applicable Law, or the interpretation thereof, other than a change that would result in the Partnership being treated as a corporation for United States federal tax purposes, (v) any change in the credit rating and/or outlook of Dominion Resources or any of the Partnership Entities or any of their securities (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has

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occurred), (vi) changes in the market price or trading volume of the Common Units (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred) or (vii) any failure of the Partnership to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Material Adverse Effect has occurred).

“Material Subsidiaries” means the Subsidiaries of the Partnership listed on Schedule B attached hereto.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of January 31, 2016, by and among Dominion Resources, Diamond Beehive Corp. and Questar Corporation.

“Money-Laundering Laws” has the meaning specified in Section 3.34.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in Section 3.35.

“Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 20, 2014, as amended from time to time in accordance with the terms thereof (including, as the context requires, by the Second A&R LPA).

“Partnership Entities” means, collectively, the General Partner and the Dominion Entities.

“Partnership Related Parties” has the meaning specified in Section 6.02.

“Permits” has the meaning specified in Section 3.28.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

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“Piggyback Registration” has the meaning given such term in the Registration Rights Agreement.

“PIK Units” means any additional Series A Preferred Units issued by the Partnership to the Purchasers as in-kind distributions pursuant to the Second A&R LPA.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Public Offering” means the offer and sale of Common Units pursuant to the Underwriting Agreement.

“Purchased Common Units” has the meaning specified in Section 2.01(a).

“Purchased Preferred Units” means, collectively, the Base Preferred Units and any Additional Preferred Units the Partnership requires the Purchasers to purchase on the Closing Date pursuant to Section 2.01(b).

“Purchased Units” means, collectively, the Purchased Common Units and the Purchased Preferred Units.

“Purchaser Related Parties” has the meaning specified in Section 6.01.

“Purchasers” has the meaning specified in the introductory paragraph of this Agreement.

“Questar” means Questar Pipeline, LLC, a Utah limited liability company and successor by statutory conversion to Questar Pipeline Company, a Utah corporation.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, between the Partnership the Purchasers, substantially in the form attached hereto as Exhibit C.

“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

“Rights-of-Way” has the meaning specified in Section 3.31.

“Second A&R LPA” has the meaning specified in Section 2.06(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Unit Purchase Price” means 115% of the Common Unit Offering Price; provided, however, that for purposes of calculating the Series A Preferred Unit Purchase Price only, the Common Unit Offering Price shall have a ceiling equal to 105% of the Common Unit Signing Price.

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“Series A Preferred Units” means the Partnership’s Series A Convertible Preferred Units.

“Stonepeak” means Stonepeak Commonwealth Holdings LLC.

“Subordinated Units” has the meaning specified in Section 3.02(a).

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provisions of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any Contract.

“Term Loan Agreement” means that certain $300,000,000 Term Loan Agreement to be entered into by and between the Partnership and the lenders and other parties thereto, and guaranteed by QPC Holding Company, a Utah corporation.

“Third-Party Claim” has the meaning specified in Section 6.03(b).

“Total Funding Obligation” means the aggregate amount of Funding Obligations of all of the Purchasers participating in the Closing.

“Trading Day” means a day on which the principal National Securities Exchange on which the Common Units are listed or admitted to trading is open for the transaction of business or, if such Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

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“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Second A&R LPA, the Contribution Agreement and any and all other agreements or instruments executed and delivered to the Purchasers by the Partnership or the General Partner hereunder or thereunder, as applicable.

“Underwriting Agreement” means an underwriting agreement by and among the Partnership and the underwriters party thereto, to be entered into on or before the next opening of trading on the NYSE following the Announcement Time, relating to the offer and sale by the Partnership and purchase by the underwriters identified therein of Common Units for resale to the public.

“VWAP” per Common Unit on any Trading Day shall mean the per Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “DM <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one Common Unit on such Trading Day as reported on the NYSE’s website or the website of the National Securities Exchange upon which the Common Units are listed). If the VWAP cannot be calculated for the Common Units on a particular date on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as determined in good faith by the Partnership in a commercially reasonable manner.

Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of the Partnership and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II.

AGREEMENT TO SELL AND PURCHASE

Section 2.01 Sale and Purchase.

(a) Subject to the terms and conditions hereof, at the Closing, each Purchaser hereby agrees to purchase from the Partnership the number of Common Units such that, when multiplying the number of Common Units by the Common Unit Offering Price, the result is equal to the amount under the “Committed Common Unit Amount” column set forth opposite such Purchaser’s name on Schedule A, with any fractional Common Units being rounded to the nearest whole number of Common Units (collectively, the “Purchased Common Units”).

(b) Subject to the terms and conditions hereof, at the Closing, each Purchaser hereby agrees to purchase from the Partnership a number of Series A Preferred Units equal to the

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sum of (i) the Base Preferred Units for such Purchaser plus (ii) the number of Series A Preferred Units such that, when multiplying the number of such Series A Preferred Units by the Series A Preferred Unit Purchase Price, the result is equal to the amount under the “Additional Preferred Unit Amount” column set forth opposite such Purchaser’s name on Schedule A, with any fractional Series A Preferred Units being rounded to the nearest whole number of Series A Preferred Units (collectively, the “Additional Preferred Units”); provided, however, that the aggregate amount of Additional Preferred Units shall be reduced (with such reduction allocated among the Purchasers on a pro rata basis in the same proportion that such Purchaser’s Additional Preferred Units has to the aggregate number of Additional Preferred Units) on a dollar-for-dollar basis to the extent the Partnership receives more than $475,000,000 of consideration as a result of the sale of Common Units (whether in the Public Offering or otherwise, but excluding Common Units issued to DRI or its Affiliates in a number equal to the number of Common Units being repurchased from DRI or its Affiliates under the Contribution Agreement).

(c) Subject to the terms and conditions hereof, at the Closing, the Partnership hereby agrees to issue and sell to each Purchaser (a) the Purchased Common Units and (b) no less than the number of Series A Preferred Units such that, when multiplying the number of such Series A Preferred Units by the Series A Preferred Unit Purchase Price, the result is equal to the amount under the “Base Preferred Unit Amount” column set forth opposite such Purchaser’s name on Schedule A, with any fractional Series A Preferred Units being rounded to the nearest whole number of Series A Preferred Units (collectively, the “Base Preferred Units”).

(d) Upon written notice from the Partnership to the Purchasers not less than five days prior to the Closing, the Partnership shall have the option to require the Purchasers, on a pro rata basis in the same proportion that such Purchaser’s Additional Preferred Units has to the aggregate number of Additional Preferred Units, to purchase at the Closing, a number of Series A Preferred Units above the number of Base Preferred Units but not more than (i) the sum of the Base Preferred Units plus (ii) the Additional Preferred Units.

(e) The Purchasers shall purchase (i) the Purchased Preferred Units for a cash purchase price equal to the Preferred Unit Purchase Price per Series A Preferred Unit and (ii) the Purchased Common Units for a cash purchase price equal to the Common Unit Offering Price per Common Unit.

Section 2.02 Closing. The consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place (a) no earlier than the latest of (i) December 1, 2016, (ii) the Business Day set forth in a notice from the Partnership on which the Partnership believes with reasonable certainty that the conditions set forth in Section 2.03, Section 2.04 and Section 2.05 will be satisfied or waived in accordance with this Agreement and that the purchase and sale of the Purchased Units pursuant to Section 2.01 will be consummated (provided that such Business Day shall be no earlier than 12 Business Days after receipt by the Purchasers of such notice) and (iii) the day on which the conditions set forth in Section 2.03, Section 2.04 and Section 2.05 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or (b) at such other time and place as the Partnership and the Purchasers may agree. The Closing shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002 (or such other location as agreed to by the Partnership and the Purchasers).

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Section 2.03 Mutual Conditions. The respective obligations of each party to consummate the purchase and sale of the Purchased Units at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

(b) there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

(c) the closing of the transactions contemplated by the Contribution Agreement shall have occurred, or shall occur concurrently with the Closing.

Section 2.04 Conditions to Each Purchaser’s Obligations. The obligation of a Purchaser to consummate its purchase of Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the applicable Purchaser with respect to itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.16 or Section 3.18 or other representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

(b) the Partnership shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;

(c) the NYSE shall have authorized, upon official notice of issuance, the listing of the Purchased Common Units and the Conversion Units;

(d) no notice of delisting from the NYSE shall have been received by the Partnership with respect to the Common Units;

(e) there shall not have occurred a Material Adverse Effect;

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(f) the Partnership shall have delivered, or caused to be delivered, to the Purchaser the Partnership’s closing deliveries described in Section 2.06(a), as applicable; and

(g) the Partnership shall have sold Common Units on or after the date hereof, whether in the Public Offering or otherwise, and including the Purchased Common Units to be sold and purchased hereunder and any Common Units to be issued pursuant to the Contribution Agreement, for aggregate consideration of at least $400 million.

Section 2.05 Conditions to the Partnership’s Obligations. The obligation of the Partnership to consummate the sale and issuance of the Purchased Units to each Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

(a) the representations and warranties of such Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

(b) such Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date; and

(c) such Purchaser shall have delivered, or caused to be delivered, to the Partnership the Purchaser’s closing deliveries described in Section 2.06(b), as applicable.

Section 2.06 Deliveries at the Closing.

(a) Deliveries of the Partnership. At the Closing, the Partnership shall deliver, or cause to be delivered, to the Purchasers:

(i) An opinion from Vinson & Elkins L.L.P., counsel for the Partnership, in substantially the form attached hereto as Exhibit A, which shall be addressed to the Purchasers and dated the Closing Date;

(ii) A fully executed copy of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, substantially in the form attached hereto as Exhibit B (the “Second A&R LPA”);

(iii) An executed counterpart of the Registration Rights Agreement;

(iv) A fully executed “Supplemental Listing Application” approving the Purchased Common Units and the Conversion Units for listing by the NYSE;

(v) A fully executed waiver of the General Partner with respect to certain of its and its Affiliates’ rights under the Partnership Agreement, in substantially the form attached hereto as Exhibit D;

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(vi) Evidence of issuance of the Purchased Common Units credited to book-entry accounts maintained by the transfer agent of the Partnership, bearing a restrictive notation meeting the requirements of the Partnership Agreement, free and clear of any Liens, other than transfer restrictions under this Agreement, the Partnership Agreement or the Delaware LP Act and applicable federal and state securities Laws and those created by the Purchasers;

(vii) Evidence of issuance of the Purchased Preferred Units credited to book-entry accounts maintained by the transfer agent of the Partnership, bearing a restrictive notation meeting the requirements of the Partnership Agreement, free and clear of any Liens, other than transfer restrictions under this Agreement, the Partnership Agreement or the Delaware LP Act and applicable federal and state securities Laws and those created by the Purchasers;

(viii) A certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of the Partnership, dated the Closing Date, certifying as to and attaching (A) the certificate of limited partnership of the Partnership, (B) the Partnership Agreement, (C) board resolutions authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units, the PIK Units and the Conversion Units, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Partnership or the General Partner, as applicable, setting forth the name and title and bearing the signatures of such officers;

(ix) A certificate of the Secretary of State of each applicable state, dated within ten Business Days prior to the Closing Date, to the effect that each of the Partnership Entities is in good standing in its jurisdiction of formation;

(x) A certificate of the Chief Financial Officer and the Treasurer of the General Partner, on behalf of the Partnership, dated the Closing Date, certifying, in their applicable capacities, to the effect that the conditions set forth in Section 2.03(c), Section 2.04(a), Section 2.04(b) and Section 2.04(g) have been satisfied and that the condition in Section 6.3(d) of the Contribution Agreement has been satisfied and not waived;

(xi) A cross-receipt executed by the Partnership and delivered to the Purchasers certifying as to the amounts that it has received from the Purchasers; and

(xii) Such other documents relating to the transactions contemplated by this Agreement as the Purchasers or their respective counsel may reasonably request.

(b) Deliveries of Each Purchaser. At the Closing, each Purchaser shall deliver or cause to be delivered to the Partnership:

(i) A counterpart of the Registration Rights Agreement, which shall have been duly executed by such Purchaser;

(ii) A cross-receipt executed by such Purchaser and delivered to the Partnership certifying that it has received from the Partnership the number of Purchased Units to be received by such Purchaser in connection with the Closing;

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(iii) A certificate of an authorized officer of such Purchaser, dated the Closing Date, in his or her applicable capacity, to the effect that the conditions set forth in Section 2.05(a) and Section 2.05(b) have been satisfied;

(iv) Payment of such Purchaser’s Funding Obligation payable by wire transfer of immediately available funds to an account designated in advance of the Closing Date by the Partnership;

(v) A properly executed Internal Revenue Service Form W-9 from such Purchaser; and

(vi) Such other documents relating to the transactions contemplated by this Agreement as the Partnership or its counsel may reasonably request.

Section 2.07 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The failure of any Purchaser to perform, or waiver by the Partnership of such performance, under any Transaction Document shall not excuse performance by any other Purchaser or the Partnership, and the waiver by any Purchaser of performance of the Partnership under any Transaction Document shall not excuse performance by the Partnership with respect to any other Purchaser. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 2.08 Further Assurances. From time to time after the date hereof, without further consideration, the Partnership and each Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES AND

COVENANTS RELATED TO THE PARTNERSHIP

The Partnership represents and warrants to and covenants with the Purchasers as follows:

Section 3.01 Existence.

(a) Each of the Partnership Entities has been duly formed and is validly existing as a limited partnership or limited liability company, as the case may be, and is in good standing under the Laws of its jurisdiction of incorporation or formation, as the case may be, with full limited partnership or limited liability company power and authority to own, lease and

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operate its Properties and to conduct its business as described in the DM SEC Documents and (i) to execute and deliver this Agreement and the other Transaction Documents to which such Partnership Entity is a party and consummate the transactions contemplated hereby and thereby, (ii) in the case of the Partnership, to issue, sell and deliver the Purchased Units and (iii) in the case of the General Partner, to act as the general partner of the Partnership.

(b) Each of the Partnership Entities is duly qualified to do business as a foreign limited partnership or limited liability company, as the case may be, and is in good standing in each jurisdiction where the ownership or lease of its Properties or the conduct of its business requires such qualification, except for any failures to be so qualified and in good standing that would not, individually or in the aggregate, (i) constitute a Material Adverse Effect or (ii) subject the limited partners of the Partnership to any material liability or disability.

(c) The Organizational Documents of each of the Dominion Parties and the Material Subsidiaries have been, and in the case of the Second A&R LPA, at the Closing will be, duly authorized, executed and delivered by any Partnership Entity party thereto (and, in the case of the Organizational Documents of the General Partner, by all parties thereto) and are, and in the case of the Second A&R LPA, at the Closing will be, valid and legally binding agreements of the applicable Dominion Party or Material Subsidiary, enforceable against such Dominion Party or Material Subsidiary thereto in accordance with their respective terms; provided, that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 3.02 Capitalization and Valid Issuance of Units.

(a) As of the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 45,722,371 Common Units, 31,972,789 subordinated units (as defined in the Partnership Agreement, the “Subordinated Units”) and the incentive distribution rights (as defined in the Partnership Agreement, the “Incentive Distribution Rights”). All outstanding Common Units, Subordinated Units, Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). As of the date hereof, there are no, and as of the Closing Date, there will be no, limited partner interests of the Partnership that are senior to or pari passu with, in right of distribution, the Series A Preferred Units.

(b) The General Partner is the sole general partner of the Partnership, with a non-economic general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns such general partner interest free and clear of all Liens, except for restrictions on transferability contained in the Delaware LP Act or the Partnership Agreement.

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(c) The Purchased Units and the limited partner interests represented thereby will be duly authorized by the Partnership pursuant to the Partnership Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) with respect to each Purchaser’s Purchased Units and the limited partners interests represented thereby, such Liens as are created by such Purchaser and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.

(d) Except for any such preemptive rights that have been waived, there are no persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Purchased Units; and, except (i) for the Purchased Units to be issued pursuant to this Agreement, (ii) for awards issued pursuant to the Partnership’s long-term incentive plans or (iii) as disclosed in the DM SEC Documents, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in the Partnership are outstanding.

(e) Upon issuance in accordance with this Agreement and the Partnership Agreement, the PIK Units and the Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) with respect to each Purchaser’s PIK Units and Conversion Units, such Liens as are created by such Purchaser and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.

Section 3.03 Ownership of the Material Subsidiaries. All of the outstanding shares of capital stock or other equity interests of each Material Subsidiary owned directly or indirectly by the Partnership (a) have been duly authorized and validly issued (in accordance with the Organizational Documents of such Material Subsidiary), and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such Material Subsidiary) and nonassessable (except as such nonassessability may be affected by the applicable Law of such Material Subsidiary’s jurisdiction of formation), and (b) except with respect to the entities identified on Schedule B as not wholly-owned, are wholly-owned, directly or indirectly, by the Partnership, free and clear of all Liens, except restrictions on transferability in the Organizational Documents of such Material Subsidiary. The Partnership indirectly owns the applicable membership interests set forth on Schedule B of the Material Subsidiaries that are not wholly-owned. As of the date hereof, the Subsidiaries of the Partnership other than the Material Subsidiaries would not have, individually or in the aggregate, accounted for (i) more than 10% of the total assets of the Dominion Entities, taken as a whole, as of the most recent fiscal year end or (ii) more than 10% of the net income of the Dominion Entities, taken as a whole, for the most recent fiscal year.

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Section 3.04 DM SEC Documents. Since January 1, 2016, the Partnership’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act have been filed with the Commission on a timely basis. The DM SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness), except to the extent corrected by a subsequent DM SEC Document, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made in the case of any such documents other than a registration statement, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

Section 3.05 Financial Statements.

(a) The historical financial statements (including the related notes and supporting schedule) contained or incorporated by reference in the DM SEC Documents, (i) comply as to form in all material respects with the applicable accounting requirements under the Securities Act and the Exchange Act (except that certain supporting schedules are omitted), (ii) present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods involved, in each case except to the extent disclosed therein. The other financial information of the Partnership Entities, including non-GAAP financial measures, if any, contained or incorporated by reference in the DM SEC Documents has been derived from the accounting records of the Partnership Entities, and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of the Partnership that has caused it to believe that the statistical and market-related data included in the DM SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable DM SEC Documents were filed.

(b) Since the date of the most recent balance sheet of the Partnership audited by the Partnership’s auditor, (i) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the DM SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects and (ii) based on an annual evaluation of disclosure controls and procedures, the Partnership is not aware of (A) any significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the ability of the Partnership to record, process, summarize and report financial information, or any material weaknesses in internal controls over financial reporting of the Partnership or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Partnership.

Section 3.06 Independent Registered Public Accounting Firm. Deloitte & Touche LLP, which has audited the financial statements contained or incorporated by reference in the DM SEC Documents, is an independent registered public accounting firm with respect to the Partnership and the General Partner within the meaning of the Securities Act and the applicable

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rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). Deloitte & Touche LLP has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership or any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.07 No Material Adverse Change. Since December 31, 2015, except as described in the DM SEC Documents, there has not been any Material Adverse Effect.

Section 3.08 No Registration Required. Assuming the accuracy of the representations and warranties of the applicable Purchaser contained in Article IV, the issuance and sale of the Purchased Units to such Purchaser pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Partnership nor, to the Partnership’s Knowledge, any Person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.

Section 3.09 No Restrictions or Registration Rights. Except as described in the Partnership Agreement, there are no restrictions upon the voting or transfer of, any equity securities of the Partnership. Except for such rights that have been waived or as expressly set forth in the Registration Rights Agreement, neither the offering or sale of the Purchased Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Purchased Units or other securities of the Partnership. Except as described in the Partnership Agreement, the Partnership has not granted registration rights to any Person other than the Purchasers that would provide such Person priority over the Purchasers’ rights with respect to any Piggyback Registration.

Section 3.10 Litigation. Except as described in the DM SEC Documents, there are no actions, suits, claims, investigations, orders, injunctions or proceedings pending or, to the Knowledge of the Dominion Parties, threatened or contemplated, to which the Partnership Entities or any of their respective directors or officers is or would be a party or to which any of their respective Properties is or would be subject at law or in equity, before or by any Governmental Authority, or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), which would, individually or in the aggregate, if resolved adversely to any Partnership Entity, constitute a Material Adverse Effect, or which challenge the validity of any of the Transaction Documents or the right of either of the Partnership or the General Partner to enter into any of the Transaction Documents or to consummate the transactions contemplated thereby.

Section 3.11 No Default. No Partnership Entity is in breach or violation of or in default under (nor has any event occurred which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (a) any of its Organizational Documents, (b) any Contract to which it is a party or by which it or any of its Properties may be bound or affected, (c) any Law, (d) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the NYSE), or (e) any decree, judgment or order applicable to it or any of its Properties, except in

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the case of clauses (b) through (e) for any such breaches, violations or defaults that are described in the DM SEC Documents or that would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.12 No Conflicts. The issuance and sale by the Partnership of the Purchased Units, the application of the proceeds thereof, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not conflict with, result in any breach or violation of, constitute a default under (or constitute any event which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under), or result in the creation or imposition of a Lien on any Property or assets of any Partnership Entity pursuant to (a) the Organizational Documents of any of the Partnership Entities, (b) any Contract to which any of the Partnership Entities is a party or by which any of the Partnership Entities or any of their respective Properties may be bound or affected, (c) any Law, (d) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the NYSE), or (e) any decree, judgment or order applicable to any of the Partnership Entities or any of their respective properties, except in the cases of clauses (b) through (e) for any such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.13 Authority: Enforceability. The Partnership has all requisite power and authority under the Partnership Agreement and the Delaware LP Act to issue, sell and deliver the Purchased Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All limited partnership and limited liability company action, as the case may be, required to be taken by the Partnership Entities or any of their partners or members for the authorization, issuance, sale and delivery of the Purchased Units, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby shall have been validly taken. No approval from the holders of outstanding Common Units is required under the Partnership Agreement or the rules of the NYSE in connection with the Partnership’s issuance and sale of the Purchased Units to the Purchasers. Each of the Transaction Documents has been duly and validly authorized and has been or, with respect to the Transaction Documents to be delivered at the Closing, will be, validly executed and delivered by the Partnership or the General Partner, as the case may be, and, to the Knowledge of the Dominion Parties, the other parties thereto. Each of the Transaction Documents constitutes, or will constitute, the legal, valid and binding obligations of the Partnership or the General Partner, as the case may be, and, to the Knowledge of the Dominion Parties, each of the parties thereto, in each case enforceable in accordance with its terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 3.14 Approvals. No approval, authorization, consent, waiver, license, qualification, written exemption from, or order of or filing with any Governmental Authority, or

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of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), or approval of the security holders of the Partnership Entities (each, a “Consent”), is required in connection with the issuance and sale of the Purchased Units by the Partnership, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Partnership Entities party hereto or thereto and the consummation by the Partnership Entities of the transactions contemplated hereby or thereby, other than Consents (a) required by the Commission in connection with the Partnership’s obligations under the Registration Rights Agreement, (b) required under the state securities or “Blue Sky” Laws, (c) that have been, or prior to the Closing Date will be, obtained and (d) Consents, the absence or omission of which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.15 Distribution Restrictions. No Partnership Entity is currently prohibited, or as a result of the transactions contemplated by this Agreement, will be prohibited, directly or indirectly, from making distributions with respect to its equity securities, from repaying to any other Partnership Entity any loans or advances or from transferring any property or assets to the Partnership or any other Partnership Entity, except (a) pursuant to the Term Loan Agreement and the Organizational Documents of Dominion Cove Point LNG, LP, (b) such prohibitions mandated by the Laws of each such Partnership Entity’s state of formation and the terms of any such Partnership Entity’s Organizational Documents or (c) where such prohibition would not have a Material Adverse Effect.

Section 3.16 MLP Status. For each taxable year ending after October 10, 2014, the Partnership met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and otherwise satisfied the requirements for treatment as a partnership for United States federal income tax purposes. The Partnership expects to meet these requirements for its current taxable year.

Section 3.17 Investment Company Status. None of the Partnership Entities is, and immediately after the sale of the Purchased Units hereunder and the application of the net proceeds from such sale none of the Partnership Entities will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 3.18 Certain Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchasers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement or by the Contribution Agreement based upon arrangements made by or on behalf of any Dominion Entities or the General Partner. The Partnership agrees that it will indemnify and hold harmless the Purchasers from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Dominion Entities or alleged to have been incurred by the Dominion Entities in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement and the Contribution Agreement.

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Section 3.19 Labor and Employment Matters. No labor disturbance by or with the employees of any of the Partnership Entities exists, or, to the Knowledge of the Partnership, is imminent or threatened that could reasonably be expected to have a Material Adverse Effect.

Section 3.20 Insurance. The Partnership Entities maintain insurance covering the Properties, operations, personnel and businesses of the Partnership Entities as such Partnership Entities reasonably deem adequate; such insurance insures against losses and risks to an extent which is reasonably adequate, in accordance with customary industry practice, to protect the Partnership Entities and their respective businesses in a commercially reasonable manner; all such insurance is fully in force on the date hereof; and the Partnership Entities have no reason to believe that they will not be able to renew such insurance as and when such insurance expires, except for such insurance for which the failure to be outstanding and duly in force would not have a Material Adverse Effect.

Section 3.21 Internal Controls. Except as described in the DM SEC Documents, the Partnership Entities, taken as a whole, maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.22 Disclosure Controls and Procedures. (a) To the extent required by Rule 13a-15 under the Exchange Act, each of the Partnership Entities has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), (b) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports to be filed or submitted under the Exchange Act is accumulated and communicated to management of the Partnership, including the principal executive officer and principal financial officer of the General Partner, as appropriate, to allow timely decisions regarding required disclosure to be made and (c) to the extent required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

Section 3.23 Sarbanes-Oxley. The Partnership and, to the Partnership’s Knowledge, the General Partner’s directors or officers, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 3.24 Listing and Maintenance Requirements. The Common Units are listed on the NYSE, and the Partnership has not received any notice of delisting. The issuance and sale of the Purchased Units and issuance of Common Units upon conversion of the Purchased Units do not contravene NYSE rules and regulations.

Section 3.25 Environmental Compliance. Except as described in DM SEC Documents, (a) each Partnership Entity and each of the Properties, assets and operations of the

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Partnership Entities is in compliance with any and all Environmental Laws, (b) each Partnership Entity has timely applied for or received and, to the extent received, is in compliance with all permits, licenses, authorizations or other approvals required under Environmental Laws to conduct its business as it is currently being conducted, (c) since January 1, 2015, no Partnership Entity has received written notice of any, and to the Knowledge of the Dominion Parties, there are no events, conditions or activities that could reasonably be expected to form the basis for any, actual or potential liability under Environmental Laws for violation of Environmental Laws or for the investigation or remediation of any disposal or release of any Hazardous Materials, and (d) no Partnership Entity is subject to any pending or, to the Knowledge of the Dominion Parties, threatened actions, suits, demands, orders or proceedings against any Partnership Entity relating to any Environmental Laws (collectively, “Environmental Proceedings”), except for any (i) failures to comply with Environmental Laws or to timely apply for or receive, or to comply with, permits, licenses, authorizations or other approvals required under Environmental Laws, (ii) actual or potential liabilities or violations under Environmental Laws or (iii) Environmental Proceedings, in each case, that would not, individually or in the aggregate, constitute a Material Adverse Effect. Except as described in the DM SEC Documents, no Partnership Entity has entered into any settlement agreement relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials, except for any such agreements that would not, individually or in the aggregate, constitute a Material Adverse Effect. Except as described in the DM SEC Documents, no Partnership Entity is currently named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

Section 3.26 ERISA Compliance. None of the following events has occurred or exists with respect to any of the Partnership Entities: (a) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the Employee Retirement Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to any Plan (as defined below), determined without regard to any waiver of such obligations or extension of any amortization period, and which would result in a Material Adverse Effect, (b) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees of or seconded to the Partnership Entities that would constitute a Material Adverse Effect or (c) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees of or seconded to the Partnership Entities by any such Partnership Entity that would constitute a Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur with respect to any of the Partnership Entities that would cause a Material Adverse Effect: (w) an increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year compared to the amount of such contributions made by the Partnership Entities in the most recently completed fiscal year, (x) an increase in the Partnership Entities’ “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) compared to the amount of such obligations in the most recently completed fiscal year, (y) any event or condition giving rise to a liability under Title IV of ERISA or (z) the filing of a claim by one or more employees of, former employees of, or employees seconded to the Partnership Entities related to its or their employment. For purposes of this Section 3.26, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which any Partnership Entity may have any liability.

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Section 3.27 Tax Returns; Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) each of the Partnership Entities has prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (b) each of the Partnership Entities has timely paid all Taxes that are required to be paid by any of them, (c) there are no audits, examinations, investigations, actions, suits, claims or other proceedings in respect of any Taxes pending or threatened in writing nor has any deficiency for any Tax been assessed by any Governmental Authority in writing against any Partnership Entity, and (d) all Taxes required to be withheld by any Partnership Entity have been withheld and paid over to the appropriate Tax authority (except in the case of this clause (d) or clause (a) or (b) above, with respect to matters contested in good faith and for which adequate reserves have been established on the Partnership’s financial statements included or incorporated by reference in the DM SEC Documents). None of the Partnership Entities has entered into any transaction that, as of the date of this Agreement, has been identified by the Internal Revenue Service in published guidance as a “listed transaction” as defined under Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

Section 3.28 Permits. Except as described in the DM SEC Documents, and excluding Permits addressed under Section 3.25, (a) each of the Partnership Entities has all necessary licenses, authorizations, permits, variances, waivers, exemptions, consents and approvals (each, a “Permit”) and has made all necessary filings required under any applicable Law, and has obtained all necessary Permits from other persons, in order to conduct its business and own its Properties as such business is currently conducted and such Properties are currently owned, except for such Permits the absence or omission of which would not, individually or in the aggregate, constitute a Material Adverse Effect; (b) no Partnership Entity is in violation of or default under, or has received notice of any proceedings relating to the revocation or modification of, any such Permit or any Law applicable to such Partnership Entity, except for any such violations, defaults, revocations or modifications that would not, individually or in the aggregate, constitute a Material Adverse Effect; and (c) each of the Partnership Entities is in compliance with all such Permits, except for any failure to comply with such Permits that would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.29 Required Disclosures and Descriptions. There are no legal or governmental proceedings (including an audit or examination by any taxing authority) pending or, to the Knowledge of the Dominion Parties, threatened, against any of the Partnership Entities, or to which any of the Partnership Entities is a party, or to which any of their respective Properties is subject, that are required to be described in the DM SEC Documents but are not described as required, and there are no Contracts that are required to be described in the DM SEC Documents or to be filed as an exhibit to the DM SEC Documents that are not described or filed as required by the Securities Act or the Exchange Act.

Section 3.30 Title to Property. The Partnership Entities have good and marketable title to all real property (except for Rights-of-Way) and good title to all personal property described in the DM SEC Documents as being owned by any of them, free and clear of all Liens, except

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for (a) Liens that do not materially affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Partnership Entities and (b) Liens as are described in the DM SEC Documents.

Section 3.31 Rights-of-Way. Each Partnership Entity, directly or indirectly, has such consents, easements, rights-of-way or licenses from any Person (“Rights-of-Way”) as are necessary to enable it to conduct its business in the manner described in the DM SEC Documents, subject to such qualifications as may be set forth in the DM SEC Documents, except for (a) qualifications, reservations and encumbrances that would not, individually or in the aggregate, constitute a Material Adverse Effect and (b) such Rights-of-Way the absence or omission of which would not, individually or in the aggregate, constitute a Material Adverse Effect; and, except as described in the DM SEC Documents or as would not interfere with the consummation of the transactions contemplated hereby, none of such Rights-of-Way contains any restriction that is materially burdensome to the Partnership Entities, taken as a whole.

Section 3.32 Form S-3 Eligibility. The Partnership is eligible to register the Purchased Common Units, the Series A Preferred Units and the Conversion Units for resale by the Purchasers under Form S-3 promulgated under the Securities Act.

Section 3.33 FCPA. No Partnership Entity nor, to the Knowledge of the Dominion Parties, any director, officer, agent or employee of the Partnership Entities has made any payment of funds of such Partnership Entities or received or retained any funds in violation of any Law (including, without limitation, the Foreign Corrupt Practices Act of 1977), which payment, receipt or retention is of a character required to be disclosed in the DM SEC Documents.

Section 3.34 Money Laundering Laws. The operations of the Partnership Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority (collectively, “Money Laundering Laws”); and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator or non-governmental authority involving the Partnership Entities with respect to Money Laundering Laws is pending or, to the Knowledge of the Dominion Parties, threatened.

Section 3.35 OFAC. No Partnership Entity nor, to the Knowledge of the Dominion Parties, any director, officer, agent or employee of the Partnership Entities is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Partnership Entities will not directly or indirectly use the proceeds of the transactions contemplated hereby, or lend, contribute or otherwise make available such proceeds to any other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

Section 3.36 Related Party Transactions. Except as described in the DM SEC Documents, no Partnership Entity has, directly or indirectly (a) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any

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director or executive officer of the General Partner or its Affiliates, or to or for any family member or Affiliate of any director or executive officer of the General Partner or its Affiliates or (b) made any material modification to the term of any personal loan to any director or executive officer of the General Partner or its Affiliates, or any family member or Affiliate of any director or executive officer of the General Partner or its Affiliates.

Section 3.37 No Side Agreements. There are no binding agreements by, among or between the Partnership or any of its Affiliates, on the one hand, and any Purchaser or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Transaction Documents.

Section 3.38 Dropdown. To the Knowledge of the Dominion Parties, as of the date hereof, all representations and warranties set forth in the Contribution Agreement are true and correct in all material respects.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES AND

COVENANTS OF THE PURCHASERS

Each of the Purchasers, severally but not jointly, represents and warrants and covenants to the Partnership as follows:

Section 4.01 Existence. Such Purchaser is duly organized and validly existing and in good standing under the Laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02 Authorization, Enforceability. Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party. The execution, delivery and performance of such Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required. Each of the Transaction Documents to which such Purchaser is a party has been duly executed and delivered by such Purchaser, where applicable, and constitutes a legal, valid and binding obligation of such Purchaser; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 4.03 No Breach. The execution, delivery and performance of the Transaction Documents to which such Purchaser is a party by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the Organizational Documents of such Purchaser, or (c) violate any

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Law of any Governmental Authority or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by such Transaction Documents.

Section 4.04 Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement or by the Contribution Agreement, except for fees or commissions for which the Partnership is not responsible. Such Purchaser agrees that it will indemnify and hold harmless the Partnership from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement or by the Contribution Agreement.

Section 4.05 Unregistered Securities.

(a) Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Purchased Units, the PIK Units and the Conversion Units, as applicable. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and the Conversion Units, as applicable.

(b) Information. Such Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of the Partnership that have been requested and materials relating to the offer and sale of the Purchased Units and Conversion Units that have been requested by such Purchaser. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of the Partnership. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchasers and its Representatives shall modify, amend or affect such Purchasers’ right (i) to rely on the Partnership’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Such Purchaser understands that its purchase of the Purchased Units involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units.

(c) Residency. Such Purchaser shall cooperate reasonably with the Partnership to provide any information necessary for any applicable securities filings.

(d) Legends. Such Purchaser understands that, until such time as the Purchased Units, the PIK Units and the Conversion Units, as applicable, have been sold pursuant to an effective registration statement under the Securities Act, or the Purchased Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units will bear a restrictive legend as provided in the Partnership Agreement.

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(e) Purchase Representation. Such Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has been advised and understands that neither the Purchased Units, the PIK Units nor the Conversion Units have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that the Partnership, in issuing the Purchased Units, is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(f) Rule 144. Such Purchaser understands that there is no public trading market for the Series A Preferred Units or the PIK Units, that none is expected to develop and that the Purchased Units and the PIK Units must be held indefinitely unless and until the Purchased Units, the PIK Units or the Conversion Units, as applicable, are registered under the Securities Act or an exemption from registration is available. Such Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(g) Reliance by the Partnership. Such Purchaser understands that the Purchased Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Units and the PIK Units, and the Conversion Units issuable upon conversion thereof.

Section 4.06 Sufficient Funds. Such Purchaser will have available to it at the Closing sufficient funds to enable such Purchaser to pay in full at the Closing the entire amount of such Purchaser’s Funding Obligation in immediately available cash funds.

Section 4.07 No Prohibited Trading. During the 15 day period prior to the date hereof, such Purchaser has not (a) offered, sold, contracted to sell, sold any option or contract to purchase, purchased any option or contract to sell, granted any option, right or warrant to purchase, lent, or otherwise transferred or disposed of, directly or indirectly, any of the Purchased Units or (b) directly or indirectly engaged in any short sales or other derivative or hedging transactions with respect to the Purchased Units, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of any Purchased Units, regardless of whether any transaction described in this Section 4.07 is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise.

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ARTICLE V.

COVENANTS

Section 5.01 Conduct of Business. During the period commencing on the date of this Agreement and ending on the Closing Date, each of the Partnership Entities will use commercially reasonable efforts to conduct its business in the ordinary course of business (other than as contemplated by the Contribution Agreement), preserve intact its existence and business organization, Permits, goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with the Partnership Entities (or any of them), to the extent the Partnership believes in its sole discretion that such relationships are and continue to be beneficial to the Partnership Entities and their businesses; provided, however, that during such period, the Partnership shall provide reasonably prompt written notice to the Purchasers regarding any material adverse developments in respect of the foregoing. Prior to the Closing, none of the Partnership Entities will modify, amend or waive in any material respect any provision of the Partnership Agreement or the Contribution Agreement that is material to (a) the rights of the Partnership or (b) the rights of the Purchasers, in their capacity as purchasers of the applicable Purchased Units, in each case, without the prior written consent of the Purchasers possessing the right to acquire not less than a majority of the Purchased Units.

Section 5.02 Listing of Units. Prior to the Closing, the Partnership will use its commercially reasonable efforts to obtain approval for listing, subject to notice of issuance, of the Purchased Common Units and the Conversion Units on the NYSE.

Section 5.03 Cooperation; Further Assurances. Each of the Partnership and the Purchasers shall use its respective commercially reasonable efforts to obtain all approvals and consents required by or necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Partnership and the Purchasers agrees to execute and deliver all such documents or instruments, to take all commercially reasonable action and to do all other commercially reasonable things it determines to be necessary, proper or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement.

Section 5.04 Lock-up Agreement. Without the prior written consent of the Partnership, except as specifically provided in this Agreement or as otherwise provided in the Partnership Agreement, each Purchaser of Purchased Preferred Units and its Affiliates shall not, (a) during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Purchased Preferred Units, (b) during the period commencing on the date hereof and ending on the second anniversary of the Closing Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Purchased Preferred Units or Common Units of the Partnership that are designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Purchased Preferred Units, (c) transfer any Purchased Preferred Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including

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by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of any Purchased Preferred Units, regardless of whether any transaction described above is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise (provided, however, that the foregoing shall not apply if, prior to any such transfer or arrangement, such individual, corporation, partnership or other entity establishes to the satisfaction of the Partnership, its entitlement to a complete exemption from tax withholding, including under Code Sections 1441, 1442, 1445 and 1471 through 1474, and the Treasury regulations thereunder), or (d) effect any transfer of Purchased Preferred Units or Conversion Units in a manner that violates the terms of the Partnership Agreement; provided, however, that such Purchaser may pledge all or any portion of its Purchased Preferred Units to any holders of obligations owed by the Purchaser, including to the trustee for, or Representative of, such holders, and any such pledge, and any foreclosure by the pledge thereupon, shall not be considered a breach of this Section 5.04; provided, further, that such Purchaser may transfer any Purchased Preferred Units to (i) an Affiliate of such Purchaser or (ii) any other Purchaser. Notwithstanding the foregoing, any transferee receiving any Purchased Preferred Units pursuant to this Section 5.04 shall (A) agree to the restrictions set forth in this Section 5.04 and (B) to the extent still applicable, take all actions necessary to become a party to the Confidentiality Agreement between the transferee of such Purchased Preferred Units and the Partnership. For the avoidance of doubt, in no way does this Section 5.04 prohibit changes in the composition of any Purchaser or its partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of the or its partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of the Purchaser among such Purchaser, its Affiliates and the limited partners of the private equity fund vehicles that indirectly own such Purchaser. After the first anniversary of the Closing Date, the Purchasers or other holders of Purchased Preferred Units may only transfer Purchased Preferred Units involving an underlying value of Common Units in an amount not less than $50 million based on the closing trading price of Common Units on the date immediately preceding such transfer on the NYSE or other National Securities Exchange on which the Common Units are then listed for trading (or such lesser amount if it (x) constitutes the remaining holdings of the Purchaser or holder or (y) has been approved by the General Partner, in its sole discretion), subject to compliance with applicable securities Laws and the Partnership Agreement; provided, however, that the provisions of this sentence shall not eliminate, modify or reduce the obligations set forth in clauses (b), (c), or (d) above. For the avoidance of doubt, nothing in this Section 5.04 shall restrict the Purchasers of Purchased Common Units from taking any action with respect to such Purchaser’s Purchased Common Units.

Section 5.05 Tax Estimates. On or before April 1 of each year beginning in 2019, the Partnership shall provide each Purchaser a good faith estimate (and reasonable supporting calculations) of whether there was sufficient Unrealized Gain attributable to the Partnership property as of December 31 of the previous year such that, if any of such Purchaser’s Series A Preferred Units were converted to Common Units and such Unrealized Gain was allocated to such Purchaser pursuant to Section 6.1(d)(xiii) of the Second A&R LPA (taking proper account of allocations of higher priority), such Purchaser’s Capital Account in respect of its Common Units would be equal to the Per Unit Capital Amount for an Initial Common Unit without any need for corrective allocations under Section 6.2(h) of the Second A&R LPA. In addition, on

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and after the first date on which the Series A Preferred Units are convertible pursuant to Section 5.11(b)(vi)(A) of the Second A&R LPA, following receipt of a written request from any Purchaser that, together with its Affiliates, acquired $100 million or more Purchased Preferred Units on the Closing Date, so long as such Purchaser or any of its respective Affiliates continues to own Purchased Preferred Units, the Partnership shall provide such Purchaser with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property on the date of such request such that, if any of the Purchaser’s Series A Preferred Units were converted to Common Units and such Unrealized Gain was allocated to such Purchaser pursuant to Section 6.1(d)(xiii) of the Second A&R LPA (taking proper account of allocations of higher priority), such Purchaser’s Capital Account in respect of its Common Units would be equal to the Per Unit Capital Amount for an Initial Common Unit without any need for corrective allocations under Section 6.2(h) of the Second A&R LPA. Each such Purchaser, together with its Affiliates, shall be entitled to make such a request not more than once per calendar year.

For purposes of this Section 5.05, all capitalized terms used but not defined herein shall have the meanings assigned to them in the Second A&R LPA.

Section 5.06 Use of Proceeds. The Partnership shall use the proceeds of the offering of the Purchased Units to repay indebtedness of the Partnership, to redeem Common Units, to acquire assets as contemplated by the Contribution Agreement or for general partnership purposes.

ARTICLE VI.

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01 Indemnification by the Partnership. The Partnership agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by the Partnership contained herein to be true and correct in all material respects (other than those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.16 or Section 3.18 or other representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be required to be true and correct as of such date only) or (b) the breach of any covenants of the Partnership contained herein; provided that, in the case of the immediately preceding clause (a), such claim for indemnification is made prior to the expiration of the survival period of such representation or warranty; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which

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a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Partnership shall constitute the date upon which such claim has been made; and provided, further, that the aggregate liability of the Partnership to each Purchaser pursuant to this Section 6.01 shall not be greater in amount than such Purchaser’s Funding Obligation, and the aggregate liability of the Partnership to all Purchasers pursuant to this Section 6.01 shall not exceed the Total Funding Obligation. No Purchaser Related Party shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 6.01; provided, however, that such limitation shall not prevent any Purchaser Related Party from recovering under this Section 6.01 for any such damages to the extent that such damages are in the form of diminution in value or are payable to a third party in connection with any Third-Party Claims.

Section 6.02 Indemnification by the Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Partnership, the General Partner and their respective Representatives (collectively, “Partnership Related Parties”) from, costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by such Purchaser contained herein to be true and correct in all material respects as of the date made (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct) or (b) the breach of any of the covenants of such Purchaser contained herein; provided that, in the case of the immediately preceding clause (a), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of such representation or warranty; and provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Partnership Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; and provided, further, that the liability of each such Purchaser shall not be greater in amount than the sum of such Purchaser’s Funding Obligation plus any distributions paid to such Purchaser with respect to the Purchased Units. No Partnership Related Party shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 6.02; provided, however, that such limitation shall not prevent any Partnership Related Party from recovering under this Section 6.02 for any such damages to the extent that such damages are in the form of diminution in value or are payable to a third party in connection with any Third-Party Claims.

Section 6.03 Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided,

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however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VI, except as otherwise provided in Section 6.01 and Section 6.02.

(b) Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than 10 days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within 10 Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.

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Section 6.04 Tax Matters. All indemnification payments under this Article VI shall be adjustments to the applicable Purchaser’s Funding Obligation except as otherwise required by applicable Law.

ARTICLE VII.

TERMINATION

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Partnership and a Purchaser, with respect to itself but not any other Purchaser;

(b) by written notice from either the Partnership or a Purchaser, with respect to itself but not any other Purchaser, if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c) by written notice from either the Partnership or a Purchaser, with respect to itself but not any other Purchaser, if the Contribution Agreement is terminated for any reason; or

(d) by written notice from a Purchaser, with respect to itself but not any other Purchaser, if the Closing does not occur by 11:59 p.m. on the Drop-Dead Date; provided, however, that no party may terminate this Agreement pursuant to this Section 7.01(d) if such party is, at the time of providing such written notice, in breach of any of its obligations under this Agreement.

Section 7.02 Certain Effects of Termination. In the event that this Agreement is terminated pursuant to Section 7.01:

(a) except as set forth in Section 7.02(b), this Agreement shall become null and void and have no further force or effect, but the parties shall not be released from any liability arising from or in connection with any breach hereof occurring prior to such termination;

(b) regardless of any purported termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, this Section 7.02 and the provisions of Article VIII shall remain operative and in full force and effect as between the Partnership and the Purchasers, unless the Partnership and the Purchasers possessing the right to acquire not less than majority of the Purchased Units execute a writing that expressly (with specific references to the applicable Articles, Sections or subsections of this Agreement) terminates such rights and obligations as between the Partnership and the Purchasers; and

(c) each of the Confidentiality Agreements shall remain in effect in accordance with Section 8.06(a).

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ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Expenses. Except as set forth below, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses; provided that promptly following receipt of an invoice therefore containing reasonable supporting detail, the Partnership shall reimburse Stonepeak for the reasonable fees and expenses of Sidley Austin LLP, counsel to Stonepeak, of up to $300,000 (with legal fees and expenses of Sidley Austin LLP in excess of $300,000 to be paid pro rata by all the Purchasers in proportion to the aggregate number of Purchased Units purchased by each).

Section 8.02 Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 8.03 Survival of Provisions. The representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.16, Section 3.18, Section 4.01, Section 4.02, Section 4.04, Section 4.05(a), Section 4.05(b) and Section 4.05(e) hereunder shall

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survive the execution and delivery of this Agreement indefinitely, the representations and warranties set forth in Section 3.27 shall survive until 60 days after the applicable statute of limitations (taking into account any extensions thereof) and the other representations and warranties set forth herein shall survive for a period of 12 months following the Closing Date, regardless of any investigation made by or on behalf of the Partnership or the Purchasers. The covenants made in this Agreement or any other Transaction Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion or repurchase thereof. Regardless of any purported general termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, and this Article VIII shall remain operative and in full force and effect as between the Partnership and each Purchaser, unless the Partnership and the applicable Purchaser execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between the Partnership and such Purchaser.

Section 8.04 No Waiver: Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Transaction Document (except in the case of the Partnership Agreement for amendments adopted pursuant to Article XIII thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document and any consent to any departure by the Partnership from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 8.05 Binding Effect. This Agreement shall be binding upon the Partnership, each of the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 8.06 Non-Disclosure.

(a) This Agreement shall not impact the terms and provisions of any of the Confidentiality Agreements. The Confidentiality Agreements shall continue to be in full force and effect, pursuant to the terms and conditions thereof, but for the avoidance of doubt, Confidential Information (as defined in each of the Confidentiality Agreements) only refers to information furnished by or on behalf of the Company prior to the date hereof.

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(b) Other than filings made by the Partnership with the Commission, the Partnership and any of its Representatives may disclose the identity of, or any other information concerning, the Purchasers or any of their respective Affiliates only after providing the Purchasers a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 8.06 shall delay any required filing or other disclosure with the NYSE or any Governmental Authority or otherwise hinder the Partnership Entities’ or their Representatives’ ability to timely comply with all Laws or rules and regulations of the NYSE or other Governmental Authority.

(c) Notwithstanding anything to the contrary in this Section 8.06, the Partnership and the General Partner agree that each Purchaser may (i) publicize its ownership in the Partnership, as well as the identity of the Partnership, the size of the investment and its pricing terms with respect to the Series A Preferred Units on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Partnership’s corporate logo in conjunction with any such reference.

Section 8.07 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, electronic mail, air courier guaranteeing overnight delivery or personal delivery to the following addresses

(a) If to the Purchasers, to the addresses set forth on Schedule A.

(b) If to the Partnership, to:

Dominion Midstream Partners, LP

120 Tredegar Street

Richmond, Virginia 23219

Attention: Treasurer

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston TX 77002-6760

Attention: David Oelman

Facsimile: (713) 615-5620

Email: doelman@velaw.com

35

or to such other address as the Partnership or the Purchasers may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile, if sent via facsimile; when sent, if sent by electronic mail prior to 5:00 pm Houston, Texas time on a Business Day, or on the next succeeding Business Day, if not; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.08 Removal of Legend. In connection with a sale of Purchased Units, PIK Units or Conversion Units by a Purchaser in reliance on Rule 144 promulgated under the Securities Act, the applicable Purchaser or its broker shall deliver to the Partnership a broker representation letter providing to the Partnership any information the Partnership deems necessary to determine that the sale of such Purchased Units, PIK Units or Conversion Units is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act) and a certification as to the length of time the such units have been held. Upon receipt of such representation letter, the Partnership shall promptly remove the notation of a restrictive legend in such Purchaser’s book-entry account maintained by the Partnership, including the legend referred to in Section 4.05, and the Partnership shall bear all costs associated with the removal of such legend in the Partnership’s books. At such time as the Purchased Units, PIK Units or Conversion Units have been sold pursuant to an effective registration statement under the Securities Act or have been held by any Purchaser for more than one year where such Purchaser is not, and has not been in the preceding three months, an affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act), if the book-entry account of such Purchaser still bears the notation of the restrictive legend referred to in Section 4.05, the Partnership agrees, upon request of the Purchaser or its permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.05, and the Partnership shall bear all costs associated with the removal of such legend in the Partnership’s books, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assignee provides to the Partnership any information the Partnership deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state Laws, including (if there is no such registration statement) a certification that the holder is not an Affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act), a covenant to inform the Partnership if it should thereafter become an affiliate (as defined in Rule 144 promulgated under the Securities Act) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such units have been held. The Partnership shall cooperate with each Purchaser to effect the removal of the legend referred to in Section 4.05 at any time such legend is no longer appropriate.

Section 8.09 Entire Agreement. This Agreement, the other Transaction Documents, the Confidentiality Agreements and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to in this Agreement, the other Transaction Documents or the Confidentiality Agreements with respect to the rights granted by the

36

Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates. This Agreement, the other Transaction Documents, the Confidentiality Agreements and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings among the parties with respect to such subject matter.

Section 8.10 Governing Law: Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.11 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.12 Exclusive Remedy.

(a) Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may (at any time prior to the valid termination of this Agreement pursuant to Article VII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

37

(b) The sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, shall be the rights of indemnification set forth in Article VI only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 8.12(a).

Section 8.13 No Recourse Against Others.

(a) All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Partnership and the Purchasers. No Person other than the Partnership or the Purchasers, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Partnership and the Purchasers hereby waives and releases all such liabilities, claims, causes of action and obligations against any such third Person.

(b) Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Partnership and the Purchasers hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person in respect of the transactions contemplated hereby, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Partnership and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

Section 8.14 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Partnership, the Purchasers and, for purposes of Section 8.13 only, any member, partner, stockholder, Affiliate or Representative of the Partnership or the Purchasers, or any member, partner, stockholder, Affiliate or Representative of any of the foregoing, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

38

Section 8.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 8.16 Certain Adjustments. Notwithstanding anything to the contrary in this Agreement, the Common Unit Offering Price and the Common Unit Signing Price, as applicable and without duplication, shall be proportionately adjusted pursuant to the terms of Section 5.11(b)(vi)(E) of the Second A&R LPA to account for any distributions or other transactions described in subclauses (i) through (viii) therein that occurred between the date of this Agreement and the Closing Date as if such section were in effect during such period.

[Signature Page Follows]

39

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

DOMINION MIDSTREAM PARTNERS, LP

By:	Dominion Midstream GP, LLC, its general partner

	By:	/s/ James R. Chapman
	Name:	James R. Chapman
	Title:	Senior Vice President—Mergers & Acquisitions and Treasurer

[Signature page to Purchase Agreement]

STONEPEAK COMMONWEALTH HOLDINGS LLC

By:	Stonepeak Commonwealth Upper Holdings LLC, its Managing Member

By:	Stonepeak Infrastructure Fund II (AIV) LP, its Managing Member

By:	Stonepeak Associates II LLC, its General Partner

By:	Stonepeak GP Holdings II LP, its sole member

By:	Stonepeak GP Investors II LLC, its general partner

By:	Stonepeak GP Investors Manager LLC, its managing member

	By:	/s/ Michael Dorrell
	Name:	Michael Dorrell
	Title:	Managing Member

[Signature page to Purchase Agreement]

MTP Energy Master Fund Ltd.

By:	MTP Management, LLC, its Investment Manager

By:	Magnetar Financial LLC, its Sole Member

	By:	/s/ Michael Turro
	Name:	Michael Turro
	Title:	Chief Compliance Officer

[Signature page to Purchase Agreement]

Triangle Peak Partners II, LP

By:	Triangle Peak Partners II General Partner, LLC, its General Partner

	By:	/s/ Dain DeGroff
	Name:	Dain DeGroff
	Title:	Manager

TPP II Annex Fund, LP

By:	Triangle Peak Partners II General Partner, LLC, its General Partner

	By:	/s/ Dain DeGroff
	Name:	Dain DeGroff
	Title:	Manager

[Signature page to Purchase Agreement]

Kayne Anderson MLP Investment Company

By:	KA Fund Advisors, LLC, as its Manager

	By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	Managing Director

Kayne Anderson Energy Development Company

By:	KA Fund Advisors, LLC, as its Manager

	By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	Managing Director

MGMP, LP

By:	KA Fund Advisors, LLC, as its Investment Manager

	By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	Managing Director

LONGBOAT CAPITAL, LLC

By:	KA Fund Advisors, LLC, as its Investment Manager

	By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	Managing Director

[Signature page to Purchase Agreement]

Tortoise Direct Opportunities Fund, LP

By:	Tortoise Direct Opportunities GP LLC, its General Partner

	By:	/s/ Kyle Krueger
	Name:	Kyle Krueger
	Title:	Director

[Signature page to Purchase Agreement]

FR DM Holdings II, LLC

By:	FR DM Holdings Parent, LLC, its managing member

By:	FREIF II Bravo AIV, LP, its sole member

	By:	/s/ Mark Saxe
	Name:	Mark Saxe
	Title:	Authorized Person

[Signature page to Purchase Agreement]

Schedule A

Purchaser and Address	Committed Common Unit Amount	Base Preferred Unit Amount	Additional Preferred Unit Amount
Stonepeak Commonwealth Holdings LLC 717 5th Avenue, 25th Floor New York, NY 10022 Attn: Jack Howell howell@stonepeakpartners.com Fax: 212-907-5101

With a copy to (which shall not constitute notice):

Sidley Austin LLP 1000 Louisiana Street, Suite 6000 Houston, TX 77002 Attn: Cliff W. Vrielink cvrielink@sidley.com Fax: (713) 495-7799	$50,000,000	$400,000,000	$100,000,000

MTP Energy Master Fund Ltd. c/o Magnetar Financial LLC 1603 Orrington Ave., 13th Floor Evanston, IL 60201 Attn: Chief Legal Officer MTP_Notices@magnetar.com Fax: 847-905-4400

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP 600 Travis Street, Suite 3300 Houston, TX 77002 Attn: Matthew R. Pacey matt.pacey@kirkland.com Fax: (713)-835-3601	$47,500,000	—	—

Schedule A-1

Purchaser and Address	Committed Common Unit Amount	Base Preferred Unit Amount	Additional Preferred Unit Amount
Triangle Peak Partners II, LP Attn: Michael C. Morgan, Chief Executive Officer Carmel Plaza, Suite 305 (Ocean & Mission) P.O. Box 3788 Carmel, CA 93921 mike@trianglepeakpartners.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP 600 Travis Street, Suite 3300 Houston, TX 77002 Attn: Matthew R. Pacey matt.pacey@kirkland.com Fax: (713)-835-3601	$3,000,000	—	—

TPP II Annex Fund, LP Attn: Michael C. Morgan, Chief Executive Officer Carmel Plaza, Suite 305 (Ocean & Mission) P.O. Box 3788 Carmel, CA 93921 mike@trianglepeakpartners.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP 600 Travis Street, Suite 3300 Houston, TX 77002 Attn: Matthew R. Pacey matt.pacey@kirkland.com Fax: (713)-835-3601	$7,000,000	—	—

Schedule A-2

Purchaser and Address	Committed Common Unit Amount	Base Preferred Unit Amount	Additional Preferred Unit Amount
Kayne Anderson MLP Investment Company 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com Email: jbaker@kaynecapital.com	—	$10,400,000	$10,400,000

Kayne Anderson Energy Development Company 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com Email: jbaker@kaynecapital.com	—	$2,100,000	$2,100,000

MGMP, LP 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com Email: jbaker@kaynecapital.com	$2,500,000	—	—

LONGBOAT CAPITAL, LLC 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com Email: jbaker@kaynecapital.com	$2,500,000	—	—

Tortoise Direct Opportunities Fund, LP 11550 Ash Street, Suite 300 Leawood, KS 66211 spang@tortoiseadvisors.com Fax: 913-981-1021	—	$12,500,000	$12,500,000

Schedule A-3

Purchaser and Address	Committed Common Unit Amount	Base Preferred Unit Amount	Additional Preferred Unit Amount
FR DM Holdings II, LLC c/o FREIF II Bravo AIV, L.P. One Lafayette Place 3rd Floor Greenwich, CT 06830 Attn: Matthew Raben mraben@firstreserve.com Fax: 203-625-8553	$25,000,000	$25,000,000	$25,000,000

TOTAL	$137,500,000	$450,000,000	$150,000,000

Schedule A-4

Schedule B

Material Subsidiaries

Cove Point GP Holding Company, LLC

*Dominion Cove Point LNG, LP

Dominion Carolina Gas Transmission, LLC

Iroquois GP Holding Company, LLC

**Iroquois Gas Transmission System, L.P.

*	The Partnership indirectly owns the general partner interest and all of the Preferred Equity Interest in Dominion Cove Point LNG, LP. This Preferred Equity Interest is described in the DM SEC Documents.
**	The Partnership indirectly owns a 25.93% interests in Iroquois Gas Transmission System, L.P.

Schedule B-1

EXHIBIT A

FORM OF OPINION OF VINSON & ELKINS L.L.P.

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Series A Preferred Unit and Common Unit Purchase Agreement (the “Purchase Agreement”). The Partnership shall furnish to the Purchasers at the Closing an opinion of Vinson & Elkins L.L.P., counsel for the Partnership, addressed to the Purchasers and dated the Closing Date in form satisfactory to the Purchasers, stating that:

(i) Each of the Partnership, the General Partner and the subsidiaries of the Partnership listed on Schedule I hereto (the “Material Subsidiaries”) is validly existing and in good standing under the laws of its jurisdiction of formation. Each of the Partnership, the General Partner and the Material Subsidiaries has all requisite limited liability company or partnership power and authority, as applicable, under the laws of its jurisdiction of formation necessary to own or lease its properties and to conduct its business, in each case in all material respects as described in the DM SEC Documents.

(ii) Except as have been waived or satisfied or as otherwise described in the Partnership Agreement, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any Purchased Units or Conversion Units pursuant to the Organizational Documents of the Partnership or any agreement filed as an exhibit to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015 or any Current Report or Quarterly Report filed thereafter to which the Partnership is a party or by which the Partnership may be bound.

(iii) The Purchased Units to be issued and sold to the Purchasers by the Partnership pursuant to the Purchase Agreement and the limited partner interests represented thereby have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued in accordance with the terms of the Partnership Agreement, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and, other than the rights granted to the General Partner under Section 5.7 of the Partnership Agreement, the issuance and sale of the Purchased Units are not subject to any preemptive rights of any securityholder of the Partnership arising under the Delaware LP Act as currently in effect or the Partnership’s Organizational Documents as currently in effect.

(iv) Assuming the distribution of the PIK Units, if any, is properly authorized by the General Partner and that such PIK Units are issued in accordance with the terms of the Partnership Agreement, such PIK Units will be duly authorized, validly issued, fully paid (to the extent required by applicable law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

Exhibit A-1

(v) The Conversion Units have been duly authorized by the General Partner on behalf of the Partnership pursuant to the Partnership Agreement and, when issued upon conversion of the Purchased Units in accordance with the terms of the Partnership Agreement, will be validly issued, fully paid (to the extent required by applicable law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and, other than the rights granted to the General Partner under Section 5.7 of the Partnership Agreement, the issuance of the Conversion Units are not subject to any preemptive rights of any securityholder of the Partnership arising under the Delaware LP Act as currently in effect or the Partnership’s Organizational Documents as currently in effect.

(vi) No consent, approval, authorization, filing with or order of any federal or Delaware court, Governmental Authority or body having jurisdiction over the Partnership is required for the issuance and sale by the Partnership of the Purchased Units, the execution, delivery and performance by the Partnership of the Transaction Documents, or the consummation of the transactions contemplated by the Transaction Documents, except (i) as may be required in connection with the Partnership’s obligations under the Registration Rights Agreement to register the resale of the Purchased Units or the Conversion Units under the Securities Act, (ii) those that have been obtained or made, (iii) as may be required under state securities or “Blue Sky” laws, as to which we do not express any opinion, or (iv) such that the failure to obtain would not reasonably be expected to constitute a Material Adverse Effect.

(vii) Assuming the accuracy of the representations and warranties of the Purchasers and the Partnership contained in the Purchase Agreement, the offer, issuance and sale of the Purchased Units by the Partnership to the Purchasers solely in the manner contemplated by the Purchase Agreement, including the issuance of the Conversion Units to such Purchasers upon conversion of the Purchased Preferred Units in accordance with the Partnership Agreement (assuming such conversion takes place as of the date hereof), are exempt from the registration requirements of the Securities Act; provided, however, that no opinion is expressed as to any subsequent sale or resale of the Purchased Units or the Conversion Units.

(viii) The Partnership is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) None of the offering, issuance or sale by the Partnership of the Purchased Units or the execution, delivery and performance of the Transaction Documents by the Partnership or the General Partner, as the case may be, or the consummation of the transactions contemplated thereby will result in a breach or violation of (A) the Organizational Documents of the Partnership or the General Partner, as the case may be, (B) any agreement filed as an exhibit to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015 or any Current Report or Quarterly Report filed thereafter, or (C) the Delaware LP Act or U.S. federal law, which in the case of clauses (B) or (C) would be reasonably expected to constitute a Material Adverse Effect; provided, however, that we express no opinion pursuant to this paragraph (viii) with respect to any securities or other anti-fraud law.

(x) Each of the Transaction Documents has been duly authorized and validly executed and delivered by the Partnership or the General Partner, as the case may be, and

Exhibit A-2

the Second A&R LPA constitutes a valid and binding obligation of the General Partner, enforceable against such party in accordance with its terms, except insofar as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (B) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

Exhibit A-3

Schedule I

Material Subsidiaries

Cove Point GP Holding Company, LLC

*Dominion Cove Point LNG, LP

Dominion Carolina Gas Transmission, LLC

Iroquois GP Holding Company, LLC

**Iroquois Gas Transmission System, L.P.

*	The Partnership indirectly owns the general partner interest and all of the Preferred Equity Interest in Dominion Cove Point LNG, LP. This Preferred Equity Interest is described in the DM SEC Documents.
**	The Partnership indirectly owns a 25.93% interests in Iroquois Gas Transmission System, L.P.

Schedule I

Exhibit B

FORM OF SECOND A&R LIMITED PARTNERSHIP AGREEMENT

Exhibit B-1

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

DOMINION MIDSTREAM PARTNERS, LP

-i-

-ii-

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1	Records and Accounting	98
Section 8.2	Fiscal Year	99
Section 8.3	Reports	100

ARTICLE IX

TAX MATTERS

Section 9.1	Tax Returns and Information	100
Section 9.2	Tax Elections	101
Section 9.3	Tax Controversies	101
Section 9.4	Withholding; Tax Payments	102

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1	Admission of Limited Partners	102
Section 10.2	Admission of Successor General Partner	103
Section 10.3	Amendment of Agreement and Certificate of Limited Partnership	103

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1	Withdrawal of the General Partner	103
Section 11.2	Removal of the General Partner	105
Section 11.3	Interest of Departing General Partner and Successor General Partner	106
Section 11.4	Conversion of Subordinated Units	107
Section 11.5	Withdrawal of Limited Partners	107

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1	Dissolution	108
Section 12.2	Continuation of the Business of the Partnership After Dissolution	108
Section 12.3	Liquidator	109
Section 12.4	Liquidation	109
Section 12.5	Cancellation of Certificate of Limited Partnership	110
Section 12.6	Return of Contributions	110
Section 12.7	Waiver of Partition	110
Section 12.8	Capital Account Restoration	111

-iii-

Exhibit A — Restrictions on Transfer of Series A Preferred Units

-iv-

SECOND AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF DOMINION MIDSTREAM PARTNERS, LP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF DOMINION MIDSTREAM PARTNERS, LP, dated as of [●], 2016, is entered into by and among Dominion Midstream GP, LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, the General Partner and the other parties thereto entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 20, 2014 (the “2014 Agreement”); and

WHEREAS, the General Partner desires to amend and restate the 2014 Agreement in its entirety to provide for a new class of convertible preferred securities and to provide for such other changes as the General Partner has determined are necessary and appropriate in connection with the issuance of such securities and/or do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, the General Partner does hereby amend and restate the 2014 Agreement, pursuant to its authority under Section 13.1 of the 2014 Agreement, to provide, in its entirety, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value, as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event (an “Additional Book Basis Reduction”) and the Carrying Value of other property is increased as a result of such Book-Down Event (a “Carrying Value Increase”), then any such Carrying Value Increase shall be treated as Additional Book Basis in an amount equal

DOMINION MIDSTREAM PARTNERS, LP

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

to the lesser of (a) the amount of such Carrying Value Increase and (b) the amount determined by proportionately allocating the Carrying Value Increases resulting from such Book-Down Event the lesser of (I) the aggregate Additional Book Basis Reductions resulting from such Book-Down Event and (II) the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceed the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Partner is (x) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (y) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period; (b) less (i) the amount of any net increase during such period in Working Capital Borrowings (or, subject to Section 8.1(c), the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of

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Subsidiaries that are not wholly owned); (ii) the amount of any net decrease during such period in cash reserves (or, subject to Section 8.1(c), the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures not relating to an Operating Expenditure made during such period; and (iii) the amount of any expenditures during such period using the proceeds of the Initial Offering as described under “Use of Proceeds” in the Registration Statement that would constitute Operating Expenditures in the absence of clause (c)(vi) of the definition thereof; and (iv) capital contributions received by a Group Member (including Capital Contributions received by the Partnership) to the extent such capital contributions do not constitute Interim Capital Transactions; and (c) plus (i) the amount of any net decrease during such period in Working Capital Borrowings (or, subject to Section 8.1(c), the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned); (ii) the amount of any net increase during such period in cash reserves (or, subject to Section 8.1(c), the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures required by any debt instrument for the repayment of principal, interest or premium; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established during such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. To the extent that disbursements made, cash received or cash reserves established, increased or reduced after the end of a period are included in the determination of Operating Surplus for such period (as contemplated by the proviso in the definition of “Operating Surplus”) such disbursements, cash receipts and changes in cash reserves shall be deemed to have occurred in such period (and not in any future period) for purposes of calculating increases or decreases in Working Capital Borrowings or cash reserves during such period.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of IDR Reset Common Units” has the meaning assigned to such term in Section 5.10(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

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“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such property at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event as described in Section 5.4(d), in each case as determined by the General Partner.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of Dominion Midstream Partners, LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Average VWAP” per Common Unit over a certain period shall mean the arithmetic average of the VWAP per Common Unit for each Trading Day in such period.

“Bad Faith” means, with respect to any determination, action or omission, of any Person, board or committee, that such Person, board or committee reached such determination, or engaged in or failed to engage in such act or omission, with the belief that such determination, action or omission was adverse to the interest of the Partnership.

“Board of Directors” means the board of directors of the General Partner.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means a Revaluation Event that gives rise to a Revaluation Loss.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

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“Book-Up Event” means a Revaluation Event that gives rise to a Revaluation Gain.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the U.S. or the Commonwealth of Virginia shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.4. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) addition or improvement to the assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or the construction or development of new, assets by any Group Member, or (c) capital contribution by a Group Member to a Person that is not a Subsidiary of a Group Member, in which a Group Member has, or after such capital contribution will have, an equity interest to fund the Group Member’s pro rata share of the cost of the acquisition of existing, or the construction or development of new or the improvement of existing, assets, in each case if such addition, improvement, acquisition, construction or development is made to increase the long-term operating capacity or operating income of the Partnership Group from the long-term operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from that existing immediately prior to such addition, improvement, acquisition or construction.

“Capital Surplus” means cash and cash equivalents distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(b).

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.4(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

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“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner is liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“claim” (as used in Section 7.12(c)) has the meaning assigned to such term in Section 7.12(c).

“Closing Date” means the first date on which Common Units are issued and delivered by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commences Commercial Service” means a Capital Improvement or replacement asset is first put into commercial service by a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) following, if applicable, completion of construction, acquisition, development and testing.

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“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any Subordinated Unit or Series A Preferred Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, with respect to any Quarter wholly within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all cash and cash equivalents distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Conflicts Committee” means a committee of the Board of Directors composed entirely of one or more directors, each of whom is determined by the Board of Directors, after reasonable inquiry, (a) to not be an officer or employee of the General Partner (b) to not be an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) to not be a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, that would be likely to have an adverse impact on the ability of such director to act in an independent manner with respect to the matter submitted to the Conflicts Committee, other than Common Units and awards that are granted to such director under the LTIP, and (d) to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions paid in respect of Construction Equity, and incremental Incentive Distributions in respect thereof.

“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions paid in respect of Construction Equity, and incremental Incentive Distributions in respect thereof. Construction Equity does not included equity issued in the Initial Offering.

“Construction Period” means the period beginning on the date that a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) abandons or disposes of such Capital Improvement.

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“Contributed Property” means each property, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution Agreement, dated as of October 10, 2014, among the General Partner, the Partnership, Cove Point, Dominion Cove Point, Inc., Dominion Gas Projects Company, LLC, Dominion MLP Holding Company, LLC and Cove Point GP Holding Company, LLC, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Conversion Unit” has the meaning assigned to such term in Section 6.1(d)(xiii).

“Cove Point” means Dominion Cove Point LNG, LP.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters wholly within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and Section 6.5(b) with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Deferred Issuance and Distribution” means both (a) the issuance by the Partnership of a number of additional Common Units that is equal to the excess, if any, of (x) 2,625,000 Common Units over (y) the aggregate number, if any, of Common Units actually purchased by and issued to the Underwriters pursuant to the Over-Allotment Option on the Option Closing Date(s), and (b) a reimbursement of preformation capital expenditures in an amount equal to the aggregate amount of cash, if any, contributed by the Underwriters to the Partnership on the Option Closing Date(s) with respect to Common Units issued by the Partnership upon each exercise of the Over-Allotment Option as described in Section 5.2(b), if any.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

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“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Derivative Instruments” means options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative instruments (other than equity interests in the Partnership) relating to, convertible into or exchangeable for Partnership Interests.

“Disposed of Adjusted Property” has the meaning assigned to such term in Section 6.1(d)(xiv)(B).

“DRI” means Dominion Resources, Inc., a Virginia corporation.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligible Holder” means a Limited Partner who is not a Non-Eligible Holder.

“Eligible Taxable Holder” means a Person or type of Person whose, or whose owners’, U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) does not, in the determination of the General Partner, create a substantial risk of an adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body. The General Partner may adopt policies and procedures for determining whether types or categories of Persons are or are not Eligible Taxable Holders. The General Partner may determine that certain Persons, or types or categories of Persons, are Eligible Taxable Holders based on its determination that (a) their U.S. federal income tax status (or lack of proof of U.S. federal income tax status) is unlikely to create a substantial risk of an adverse effect on the rates that can be charged or (b) it is in the best interest of the Partnership to permit such Persons or types or categories of Persons to own Partnership Interests notwithstanding any risk of adverse effect on the rates that can be charged. Any such determination may be changed by the General Partner from time to time in its discretion, and any Limited Partner may be treated as a Non-Eligible Holder notwithstanding that it was in a type or category of Persons determined by the General Partner to be Eligible Taxable Holders at the time such Limited Partner acquired its Limited Partner Interest.

“Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.9.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units (before deduction for any underwriters’ discounts and commissions), or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

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“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Excess Additional Book Basis” has the meaning assigned to such term in the definition of Additional Book Basis Derivative Items.

“Excess Distribution” has the meaning assigned to such term in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” has the meaning assigned to such term in Section 6.1(d)(iii)(A).

“Expansion Capital Expenditures” means cash expenditures (including transaction expenses) for Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt and paid in respect of the Construction Period. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“Final Subordinated Units” has the meaning assigned to such term in Section 6.1(d)(x)(A).

“First Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(E).

“First Target Distribution” means $0.2013 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, the sum of (1) the weighted average number of Outstanding Units during such period plus (2) all Partnership Interests and Derivative Instruments (a) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average

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Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.6, such Partnership Interests and Derivative Instruments shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means Dominion Midstream GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the management and ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Good Faith” means, with respect to any determination, action or omission, of any Person, board or committee, that such determination, action or omission was not taken in Bad Faith.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a

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corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in the price of hydrocarbons, interest rates, basis differentials or currency exchange rates in their operations or financing activities, in each case, other than for speculative purposes.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“IDR Reset Common Unit” has the meaning assigned to such term in Section 5.10(a).

“IDR Reset Election” has the meaning assigned to such term in Section 5.10(a).

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

“Incremental Income Taxes” has the meaning assigned to such term in Section 6.9.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Initial Common Units” means the Common Units sold in the Initial Offering.

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“Initial Distribution Period” has the meaning assigned to such term in Section 5.11(b)(i)(A).

“Initial Limited Partners” means the Organizational Limited Partner (with respect to the Common Units and Subordinated Units received by it as described in Section 5.1), the General Partner (with respect to the Incentive Distribution Rights received by it as described in Section 5.1) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including any offer and sale of Common Units pursuant to the exercise of the Over-Allotment Option.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters first offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, including sales of debt securities and other incurrences of indebtedness for borrowed money, by any Group Member, other than Working Capital Borrowings; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the Underwriting Agreement) and (c) sales or other dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Series A Preferred Units, Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner hereunder.

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“Liquefaction Project” means the natural gas export/liquefaction facility currently under development by Cove Point.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidation Gain” has the meaning set forth in the definition of Net Termination Gain.

“Liquidation Loss” has the meaning set forth in the definition of Net Termination Loss.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“LTIP” means benefit plans, programs and practices adopted by the General Partner pursuant to Section 7.5(c).

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the replacement, improvement or expansion of the assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, assets) made to maintain the long-term operating capacity or operating income of the Partnership Group.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” means $0.1750 per Unit per Quarter (or with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any

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property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xiv).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xiv).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, as applicable, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4) that are recognized (i) after the Liquidation Date (“Liquidation Gain”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Gain”), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event (“Revaluation Gain”); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d); and provided, further, that Sale Gain shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Sale Gain occurs other than those included in Sale Gain, and Revaluation Gain shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Revaluation Gain occurs.

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“Net Termination Loss” means, as applicable, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4) that are recognized (i) after the Liquidation Date (“Liquidation Loss”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Loss”), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event(“Revaluation Loss”); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d); and provided, further, that Sale Loss shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Sale Loss occurs other than those included in Sale Loss, and Revaluation Loss shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Revaluation Loss occurs.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Non-Eligible Holder” means a Limited Partner who is (a) not an Eligible Taxable Holder or (b) whose nationality, citizenship or other related status creates, in the determination of the General Partner, a substantial risk of cancellation or forfeiture as described in Section 4.8(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Operating Expenditures” means all Partnership Group cash expenditures (or, subject to Section 8.1(c), the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made under any Hedge Contracts, officer compensation, repayment of Working Capital Borrowings, interest and principal payments on indebtedness and capital expenditures, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

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(b) payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iv) distributions to Partners, (v) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases or (vi) any expenditures using the proceeds of the Initial Offering as described under “Use of Proceeds” in the Registration Statement. Where cash expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each; and

(d) (i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its scheduled settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $45.0 million, (ii) all cash receipts of the Partnership Group (or, subject to Section 8.1(c), the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to its scheduled settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled life of such Hedge Contract had it not been so terminated, and (iii) the amount of cash distributions paid in respect of Construction Equity (and incremental Incentive Distributions in respect thereof) and paid in respect of the Construction Period, less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or, subject to Section 8.1(c), the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future

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Operating Expenditures; (iii) all Working Capital Borrowings not repaid within twelve (12) months after having been incurred or repaid within such twelve month period with the proceeds of additional Working Capital Borrowings and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), cash received or cash reserves established, increased or reduced after the end of such period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, (x) “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero; and (y) cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means Dominion MLP Holding Company, LLC, in its capacity as the organizational limited partner of the Partnership.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Partnership Interests of any class, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Partnership Interests of any class directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that the General Partner shall

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have notified such Person or Group in writing that such limitation shall not apply, (iv) the Series A Purchasers with respect to their ownership (beneficial or record) of the Series A Preferred Units or Series A Conversion Units or (v) any Series A Preferred Unitholder in connection with any vote, consent or approval of the Series A Preferred Unitholders as a separate class; provided, further, however, that Restricted Common Units shall not be treated as Outstanding for purposes of Section 6.1.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Dominion Midstream Partners, LP, a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any class or series of equity interest (or, in the case of the General Partner, management interest) in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude all Derivative Instruments.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Restructuring Event” means (i) any merger of the Partnership with another partnership, so long as, immediately following such transaction, DRI or one or more of its Affiliates owns directly or indirectly more than 50% of the voting equity of the general partner of the resulting entity or sufficient voting equity to elect a majority of the general partner of the resulting entity’s directors, trustees or other Persons serving in a similar capacity for such general partner and the common equity of the resulting entity remains listed or admitted to trading on a National Securities Exchange following such transaction; (ii) any restructuring, simplification or similar transaction or series of transactions that modifies, eliminates or otherwise restructures the General Partner Interest, the Incentive Distribution Rights or the equity interests of the General Partner or its Affiliates; provided that the principal parties thereto are the Partnership and DRI and/or their respective Affiliates and the common equity of the Partnership or its successor entity remains listed on a National Securities Exchange following

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such transaction and such transaction does not otherwise constitute a Series A Change of Control; and (iii) any initial public offering directly or indirectly involving the equity interests of the General Partner and/or the General Partner Interest or the Incentive Distribution Rights, so long as, in each case, immediately following such transaction, DRI or one or more of its Affiliates owns directly or indirectly more than 50% of the voting equity of the General Partner or any resulting entity, if applicable, or sufficient voting equity to elect a majority of the resulting entity’s directors, trustees or other Persons serving in a similar capacity for such entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means as of any date of determination and as to any Unitholder with respect to Units (other than with respect to the Series A Preferred Units), the quotient obtained by dividing (A) the number of Units (excluding Series A Preferred Units) held by such Unitholder by (B) the total number of Outstanding Units (excluding Series A Preferred Units). The Percentage Interest with respect to the General Partner Interest, an Incentive Distribution Right, and a Series A Preferred Unit shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Privately Placed Units” means any Common Units issued for cash or property other than pursuant to a public offering.

“Pro Rata” means when used with respect to (a) Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder and (d) Series A Preferred Unitholders, apportioned among all Series A Preferred Unitholders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Preferred Unitholder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

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“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-194864) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders, the excess of (a) the Net Positive Adjustments of the Unitholders as of the end of such period over (b) the sum of those Unitholders’ Share of Additional Book Basis Derivative Items for each prior taxable period and (ii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Reset MQD” has the meaning assigned to such term in Section 5.10(a).

“Reset Notice” has the meaning assigned to such term in Section 5.10(b).

“Restricted Common Unit” means a Common Unit that was granted to the holder thereof in connection with such holder’s performance of services for the Partnership and (i) that remains subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and (ii) with respect to which no election was made pursuant to Section 83(b) of the Code. As set forth in

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the final proviso in the definition of “Outstanding,” Restricted Common Units are not treated as Outstanding for purposes of Section 6.1. Upon the lapse of the “substantial risk of forfeiture” with respect to a Restricted Common Unit, for U.S. federal income tax purposes such Common Unit will be treated as having been newly issued in consideration for the performance of services and will thereafter be considered to be Outstanding for purposes of Section 6.1.

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.4(d).

“Revaluation Gain” has the meaning set forth in the definition of Net Termination Gain.

“Revaluation Loss” has the meaning set forth in the definition of Net Termination Loss.

“Sale Gain” has the meaning set forth in the definition of Net Termination Gain.

“Sale Loss” has the meaning set forth in the definition of Net Termination Loss.

“Second Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(F).

“Second Target Distribution” means $0.2188 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Series A Cash COC Event” means a Series A Change of Control involving a payment of consideration directly to the holders of Common Units of the Partnership, and more than 90% of such consideration is cash.

“Series A Change of Control” means the occurrence of any of the following:

(a) the acquisition, directly or indirectly (including by merger), of 50% or more of the voting interests of the General Partner or the General Partner Interest (as measured by voting power rather than the number of shares, units or the like) by a Person or group that is not an Affiliate of DRI as of the Series A Issuance Date if such acquisition gives such Person or group the right to elect half or more of the members of the Board of Directors;

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(b) any sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its subsidiaries, taken as a whole;

(c) the Common Units are no longer listed or admitted to trading on a National Securities Exchange;

(d) any transaction pursuant to which DRI or any of its Affiliates (other than the Partnership or any of its Subsidiaries) would acquire (i) all of the Partnership’s outstanding Common Units or (ii) all or substantially all of the assets of the Partnership and its Subsidiaries, in each case, by way of merger, consolidation or otherwise (including any such transaction undertaken pursuant to Section 15.1); or

(e) the removal of the General Partner as general partner of the Partnership by the Limited Partners of the Partnership, except where the successor General Partner is an Affiliate of DRI;

provided, however, that, for the sake of clarity, any Partnership Restructuring Event will be deemed not to constitute a Series A Change of Control.

“Series A COC Conversion Premium” means (a) on or prior to the first anniversary of the Series A Issuance Date, 115%, (b) after the first anniversary but on or prior to the second anniversary of the Series A Issuance Date, 110%, (c) after the second anniversary of the Series A Issuance Date but on or prior to the third anniversary of the Series A Issuance Date, 105%, or (d) after the third anniversary of the Series A Issuance Date, 101%.

“Series A COC Conversion Rate” means a conversion ratio equal to the greater of (a) the then applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible) and (b) the quotient of (i) the sum of (x) the product of (A) the sum of (aa) the Series A Issue Price, plus (bb) all Series A Unpaid Distributions on the applicable Series A Preferred Unit, multiplied by (B) the Series A COC Conversion Premium plus (y) Series A Partial Period Distributions on the applicable Series A Preferred Unit, divided by (ii) the Average VWAP for the 20 consecutive Trading Days ending immediately prior to the execution of definitive documentation relating to the Series A Change of Control.

“Series A Conversion Date” has the meaning assigned to such term in Section 5.11(b)(vi)(D).

“Series A Conversion Notice” has the meaning assigned to such term in Section 5.11(b)(vi)(C)(1).

“Series A Conversion Notice Date” has the meaning assigned to such term in Section 5.11(b)(vi)(C)(1).

“Series A Conversion Rate” means, as adjusted pursuant to Section 5.11(b)(vi)(E), the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which

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shall be the quotient of (a) the sum of (i) the Series A Issue Price, plus (ii) any Series A Unpaid Distributions on the applicable Series A Preferred Unit, plus (iii) for purposes of the definition of “Series A COC Conversion Rate,” any Series A Partial Period Distributions on the applicable Series A Preferred Unit, divided by (b) the Series A Issue Price.

“Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Section 5.11(b)(vi). Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.

“Series A Converting Unitholder” means a Series A Preferred Unitholder (i) who has delivered a Series A Conversion Notice to the Partnership in accordance with Section 5.11(b)(vi)(C)(1) or (ii) to whom the Partnership has delivered a Series A Forced Conversion Notice in accordance with Section 5.11(b)(vi)(C)(2).

“Series A Distribution Amount” means (a) with respect to any Quarter ending on or before [●]1, an amount per Quarter per Series A Preferred Unit equal to $[●], and (b) with respect to any Quarter ending after [●]2, an amount per Quarter per Series A Preferred Unit equal to the greater of (i) the amount set forth in clause (a) and (ii) the amount of distributions for such Quarter that would have been payable with respect to a Series A Preferred Unit if such Series A Preferred Unit had converted immediately prior to the Record Date for such Quarter in respect of which such distributions are being paid into the number of Common Unit(s) into which such Series A Preferred Unit would be convertible at the then-applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible); provided, however, that the Series A Distribution Amount for the Quarter ending December 31, 2016 shall be prorated for such period, commencing on the Series A Issuance Date and ending on, and including, the last day of such Quarter; provided, further, that if, at any time after [●]3 the conditions set forth in Section 5.11(b)(vi)(B)(1) are satisfied, regardless of whether the Partnership shall have exercised its option to convert all or any portion of the Series A Preferred Units then Outstanding into Common Units pursuant to Section 5.11(b)(vi)(B), the Series A Distribution Amount shall mean, with respect to each Quarter thereafter, an amount per Quarter per Series A Preferred Unit equal to the greater of (A) the amount of per-Unit distributions for the Quarter immediately preceding the date on which such conditions are first satisfied that would have been payable with respect to a Series A Preferred Unit if such Series A Preferred Unit had converted on the Record Date for such immediately preceding Quarter into the number of Common Units into which such Series A Preferred Unit would have been convertible at the then-applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units were then convertible) and (B) the amount set forth in clause (a) above.

“Series A Distribution Payment Date” has the meaning assigned to such term in Section 5.11(b)(i)(A).

[1]	Note to draft: Second anniversary of the Series A Issuance Date.
[2]	Note to draft: Second anniversary of the Series A Issuance Date.
[3]	Note to draft: Third anniversary of the Series A Issuance Date.

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“Series A Forced Conversion Notice” has the meaning assigned to such term in Section 5.11(b)(vi)(C)(2).

“Series A Forced Conversion Notice Date” has the meaning assigned to such term in Section 5.11(b)(vi)(C)(2).

“Series A Issuance Date” means [●], 2016.

“Series A Issue Price” means $[●] per Series A Preferred Unit.

“Series A Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including Common Units, Subordinated Units and Incentive Distribution Rights, but excluding any Series A Parity Securities and Series A Senior Securities and excluding the General Partner Interest.

“Series A Liquidation Value” means the amount equal to the sum of (i) the Series A Issue Price, plus (ii) all Series A Unpaid Distributions, plus (iii) Series A Partial Period Distributions, in each case, with respect to the applicable Series A Preferred Unit.

“Series A Parity Equivalent Units” has the meaning assigned to such term in Section 5.11(b)(iii).

“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with (but not senior to) the Series A Preferred Units, but excluding the General Partner Interest.

“Series A Partial Period Distributions” means, with respect to a conversion or redemption of Series A Preferred Units or a liquidation, (a) an amount equal to the Series A Distribution Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the Quarter in which such conversion, redemption or liquidation occurs and the denominator of which is the total number of days in such Quarter, plus (b) to the extent such conversion, redemption or liquidation occurs prior to the Series A Distribution Payment Date in respect of the Quarter immediately preceding such conversion, redemption or liquidation, an amount equal to the Series A Distribution Amount.

“Series A PIK Payment Date” has the meaning assigned to such term in Section 5.11(b)(i)(F).

“Series A PIK Units” means any Series A Preferred Units issued pursuant to a Series A Quarterly Distribution in accordance with Section 5.11(b)(i)(A).

“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

“Series A Preferred Units” has the meaning assigned to such term in Section 5.11(a).

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“Series A Purchase Agreement” means the Series A Preferred Unit and Common Unit Purchase Agreement, dated as of October 27, 2016, by and among the Partnership and the Series A Purchasers, as may be amended from time to time.

“Series A Purchasers” means (a) those Persons set forth on Schedule A to the Series A Purchase Agreement and (b) any Person who subsequently purchases any Series A Preferred Units issued in accordance with Section 5.11(b)(iv).

“Series A Quarterly Distribution” has the meaning assigned to such term in Section 5.11(b)(i)(A).

“Series A Required Voting Percentage” means 75% or more of the outstanding Series A Preferred Units voting separately as a class.

“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units, but excluding the General Partner Interest.

“Series A Substantially Equivalent Unit” has the meaning assigned to such term in Section 5.11(b)(vii)(B)(2).

“Series A Unpaid Distributions” has the meaning assigned to such term in Section 5.11(b)(i)(B).

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time and (ii) with respect to the holders of Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the holders of the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee or, if the Conflicts Committee has only one member, the sole member of the Conflicts Committee.

“Stonepeak” means Stonepeak Commonwealth Holdings LLC, a Delaware limited liability company.

“Subordinated Unit” means a Partnership Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not refer to or include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

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“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:

(a) the first Business Day following the distribution pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending June 30, 2018 in respect of which (i) (A) aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such Business Day equaled or exceeded the sum of the Minimum Quarterly Distribution on all such Outstanding Common Units, Subordinated Units and other Outstanding Units in each respective period and (B) the Adjusted Operating Surplus for each of such periods equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during each such period on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages;

(b) the first Business Day following the date the following conditions are satisfied (i) the Liquefaction Project Commences Commercial Service and Cove Point is able to provide liquefied natural gas processing services, (ii) at least 50% of the Liquefaction Project’s available capacity is contracted pursuant to one or more long term service agreements under which Cove Point has begun receiving reservation or other payments in connection with its obligations to provide, or for the actual provision of, such services, (iii) (A) aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the two consecutive, non-overlapping four-Quarter periods ending December 31, 2016 equaled or exceeded the sum of the Minimum Quarterly Distribution on all such Outstanding Common Units, Subordinated Units and other Outstanding Units in each respective period and (B) the Adjusted Operating Surplus for such periods equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during each such period on a Fully Diluted Weighted Average Basis, (iv) aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each completed Quarter commencing after December 31, 2016 equaled or exceeded the sum of the Minimum Quarterly Distribution on all such Outstanding Common Units, Subordinated Units and other Outstanding Units in each such Quarter and (v) there are no Cumulative Common Unit Arrearages; or

(c) the first Business Day following the distribution pursuant to Section 6.3(a) in respect of any Quarter ending on or after June 30, 2018 in respect of which (i) (A) aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to the four-Quarter period immediately preceding such Business Day, equaled or exceeded 150% of the Minimum Quarterly Distribution on all such Outstanding

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Common Units, Subordinated Units and other Outstanding Units and (B) the Adjusted Operating Surplus for such period equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such period on a Fully Diluted Weighted Average Basis and the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b)(ii).

“Target Distribution” means each of the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Tax Eligibility Certificate” means a certificate the General Partner may request a Limited Partner to execute as to such Limited Partner’s (or such Limited Partner’s owners’) federal income tax status for the purpose of determining whether such Limited Partner is a Non-Eligible Holder.

“Third Target Distribution” means $0.2625 per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted to trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act

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as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of October 14, 2014, among the Underwriters, the Partnership, the General Partner and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Series A Preferred Units, Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unit Majority” means (i) during the Subordination Period, a majority of the Outstanding Common Units (excluding Common Units whose voting power is, for purposes of the applicable matter for which a vote of Unitholders is being taken, beneficially owned by the General Partner or its Affiliates), voting as a class, and a majority of the Outstanding Subordinated Units, voting as a class, (ii) after the end of the Subordination Period, a majority of the Outstanding Common Units and (iii) at least a majority of the Outstanding Series A Preferred Units (as described in Section 5.11(b)(ii)(A)) and Outstanding Common Units, voting as a single class.

“Unitholders” means the Record Holders of Units.

“Unpaid MQD” has the meaning assigned to such term in Section 6.1(c)(i)(C).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision, or combination of such Units.

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“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S.” means United States of America.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“VWAP” per Common Unit on any Trading Day shall mean the per Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “DM <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Common Units are listed). If the VWAP cannot be calculated for the Common Units on a particular date on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as determined in good faith by the Partnership in a commercially reasonable manner.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

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ARTICLE II

ORGANIZATION

Section 2.1 Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the 2014 Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2 Name. The name of the Partnership shall be “Dominion Midstream Partners, LP.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 120 Tredegar Street, Richmond, Virginia 23219, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 120 Tredegar Street, Richmond, Virginia 23219, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as

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an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership Group of any business.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

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Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be considered participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Outside Activities of the Limited Partners. Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to obtain:

(i) true and full information regarding the status of the business and financial condition of the Partnership (provided, that the requirements of this Section 3.4(a)(i) shall be satisfied if the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Exchange Act);

(ii) a current list of the name and last known business, residence or mailing address of each Record Holder; and

(iii) a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed.

(b) The rights pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Section 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(a).

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(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(d) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Any Certificates that are issued shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, any Executive Vice President or any Senior Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

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Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a

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Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction by which the holder of a Partnership Interest assigns such Partnership Interest to another Person who is or becomes a Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in such Partner and the term “transfer” shall not mean any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

(b) The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

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(c) By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) acknowledges and agrees to the provisions of Section 10.1(a).

(d) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(e) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Common Units and Incentive Distribution Rights to one or more Persons.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(b), the General Partner may at its option transfer all or any part of its General Partner Interest without approval from any other Partner.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities

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commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Agreement, other than Section 4.7(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

Section 4.8 Tax Eligibility Certificates; Non-Eligible Holders.

(a) The General Partner may upon demand or on a regular basis require Limited Partners, and transferees of Limited Partner Interests in connection with a transfer, to execute a Tax Eligibility Certificate or provide other information as is necessary for the General Partner to determine if any such Limited Partners or transferees are Non-Eligible Holders.

(b) If any Limited Partner fails to furnish to the General Partner within a reasonable period requested proof of its (and its owners’) status as an Eligible Holder, or if upon receipt of such Tax Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its owner) is a Non-Eligible Holder, the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner shall be substituted and treated as the owner of all Partnership Interests owned by a Non-Eligible Holder.

(c) The General Partner shall, in exercising voting rights in respect of Partnership Interests held by it on behalf of Non-Eligible Holders, cast such votes in the same manner and in the same ratios as the votes of Partners (including the General Partner and its Affiliates) in respect of Partnership Interests other than those of Non-Eligible Holders are cast.

(d) Upon dissolution of the Partnership, a Non-Eligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash

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equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-Eligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Non-Eligible Holder of the portion of his Partnership Interest representing his right to receive his share of such distribution in kind.

(e) At any time after he can and does certify that he has become an Eligible Holder, a Non-Eligible Holder may, upon application to the General Partner, request that with respect to any Partnership Interests of such Non-Eligible Holder not redeemed pursuant to Section 4.9, such Non-Eligible Holder be admitted as a Partner, and upon approval of the General Partner, such Non-Eligible Holder shall be admitted as a Partner and shall no longer constitute a Non-Eligible Holder and the General Partner shall cease to be deemed to be the owner in respect of such Non-Eligible Holder’s Partnership Interests.

(f) If at any time the General Partner determines, with the advice of counsel, that any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or, if relevant, its owner(s), then the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to obtain such proof of the nationality, citizenship or other related status of the Limited Partners and, if relevant, their owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate the risk of cancellation or forfeiture of any properties or interests therein, including provisions similar to those contained herein for Eligible Taxable Holders.

Section 4.9 Redemption of Partnership Interests of Non-Eligible Holders.

(a) If at any time a Partner fails to furnish a Tax Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.8 or if upon receipt of such Tax Eligibility Certificate, the General Partner determines, with the advice of counsel, that a Partner is a Non-Eligible Holder, the Partnership may, unless the Partner establishes to the satisfaction of the General Partner that such Partner is an Eligible Holder or has transferred his Limited Partner Interests to a Person who is an Eligible Holder and who furnishes a Tax Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable

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Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the lesser of (a) the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed or (b) the price paid for such Partnership Interests by the Partner, in either case, multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.9 shall also be applicable to Partnership Interests held by a Partner as nominee of a Person determined to be a Non-Eligible Holder.

(c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions; Contributions by the General Partner and its Affiliates.

(a) In connection with the formation of the Partnership under the Delaware Act, the General Partner has been admitted as the General Partner of the Partnership. The

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Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $1,000.00 in the form of a receivable to be settled in cash in exchange for a Limited Partner Interest equal to a 100% Percentage Interest and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, and effective with the admission of another Limited Partner to the Partnership, the interests of the Organizational Limited Partner were redeemed as provided in the Contribution Agreement and the initial Capital Contributions of the Organizational Limited Partner were refunded. One-hundred percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions was allocated and distributed to the Organizational Limited Partner.

(b) On the Closing Date and pursuant to the Contribution Agreement, the Organizational Limited Partner contributed to the Partnership, as a Capital Contribution, the Contributed Interests (as defined in the Contribution Agreement) in exchange for (i) the issuance to the Organizational Limited Partner of 11,847,789 Common Units, 31,972,789 Subordinated Units, and the right to receive the Deferred Issuance and Distribution and (ii) the issuance to the General Partner of the Incentive Distribution Rights.

Section 5.2 Contributions by Initial Limited Partners.

(a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(b) Upon the exercise of the Over-Allotment Option, each Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

Section 5.3 Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.4 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions with respect to such Partnership Interest and (ii) all items of Partnership income and gain computed in accordance with Section 5.4(b) and

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allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to the Partner with respect to such Partnership Interest, provided that the Capital Account of a Partner shall not be reduced by the amount of any distributions made with respect to Restricted Common Units held by such Partner, and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. For the avoidance of doubt, each Series A Preferred Unit will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit will be treated as a partner in the Partnership. The initial Capital Account balance in respect of each Series A Preferred Unit shall be the Series A Issue Price, as such amount may be adjusted for any reduction attributable to expenses reimbursable under the Series A Purchase Agreement.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.4, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) The computation of all items of income, gain, loss and deduction shall be made (x) except as otherwise provided in this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Partnership, and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

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(iv) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(v) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.4(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(vi) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.

(vii) Any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2).

(viii) To the extent required by Treasury Regulation Section 1.752-7, the Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c) (i) Except as otherwise provided in this Section 5.4(c), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.6 by a holder thereof (in each case, other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.4(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or retained converted Subordinated Units, if

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any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or transferred converted Subordinated Units will have a balance equal to the amount allocated under clause (A) above.

(iii) Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.4(c)(iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

(d) (i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services (including upon the lapse of a “substantial risk of forfeiture” with respect to a Restricted Common Unit), the issuance of IDR Reset Common Units pursuant to Section 5.10, the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), or the conversion of Series A Preferred Units to Common Units pursuant to Section 5.11(b), the Carrying Value of each Partnership property immediately prior to such issuance or after such conversion shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option (which, for purposes hereof, shall include any conversion of Series A Preferred Units to Common Units pursuant to Section 5.11(b)(vi)) where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior

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to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option (which, for purposes hereof, shall include any conversion of Series A Preferred Units to Common Units pursuant to Section 5.11(b)(vi)), immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth in Section 6.1(d)(xiii), the Capital Account of each Partner with respect to each Conversion Unit received upon such conversion of the Limited Partner Interest is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), Capital Account balances shall be reallocated between the Partners holding Common Units (other than Conversion Units) and Partners holding Conversion Units so as to cause the Capital Account of each Partner holding a Conversion Unit to equal, on a per Unit basis with respect to each such Conversion Unit, the Per Unit Capital Amount for a then Outstanding Initial Common Unit. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than one made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.4(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.5 Issuances of Additional Partnership Interests and Derivative Instruments.

(a) Subject to Section 5.7 and Section 5.11(b)(iv), the Partnership may issue additional Partnership Interests and Derivative Instruments for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

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(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Instruments pursuant to this Section 5.5, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.10, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.6 Conversion of Subordinated Units.

(a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the first Business Day following the distribution pursuant to Section 6.3(a) in respect of the final full Quarter of the Subordination Period.

(b) The Subordinated Units may convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

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Section 5.7 Limited Preemptive Right. Except as provided in this Section 5.7 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests. The determination by the General Partner to exercise (or refrain from exercising) its right pursuant to the immediately preceding sentence shall be a determination made in its individual capacity. After the Series A Issuance Date, for as long as any Purchaser or any of its Affiliates owns any Series A Preferred Units, such Purchaser (or its Affiliate designees) shall have the right to purchase any Series A Preferred Units or Series A Parity Securities proposed to be issued by the Partnership (other than any Series A PIK Units) to any Person other than DRI or any of its Affiliates in the same proportion as the number of Series A Preferred Units then owned by such Purchaser and its Affiliates has to the aggregate number of Series A Preferred Units then Outstanding, on the same terms and conditions that apply to all offerees in such transaction. In the event of a proposed transaction giving rise to any Purchaser’s preemptive rights, the Partnership shall provide notice to such Purchaser no later than 20 Business Days prior to the expected consummation of such transaction. Such Purchaser shall provide notice of its election to exercise its preemptive rights within 10 Business Days after receipt of the notice from the Partnership described in the immediately preceding sentence.

Section 5.8 Splits and Combinations.

(a) The Partnership may make a distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests. Upon any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event (subject to the effect of Section 5.8(d) and Section 5.11(b)(vi)(E)), and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units shall be proportionately adjusted retroactive to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a

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smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.5(d) and this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.9 Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

Section 5.10 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.10, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the holders of Incentive Distribution Rights) shall have the option, at any time when there are no Subordinated Units outstanding and the Partnership has made a distribution pursuant to Section 6.4(a)(vii) or Section 6.4(b)(v) for each of the four most recently completed Quarters, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their Pro Rata share of a number of Common Units (the “IDR Reset Common Units”) equal to the result of dividing (i) the amount of cash distributions made by the Partnership for the Quarter immediately preceding the giving of the Reset Notice in respect of the Incentive Distribution Rights by (ii) the cash distribution made by the Partnership in respect of each Common Unit for the Quarter immediately preceding the giving of the Reset Notice (the “Reset MQD”) (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). The making of the IDR Reset Election in the manner specified in Section 5.10(b) shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.10(c) unless the IDR Reset Election is rescinded pursuant to Section 5.10(d).

(b) To exercise the right specified in Section 5.10(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by

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the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.10 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Target Distributions shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.10 such that (i) the Minimum Quarterly Distribution shall be reset to be equal to the Reset MQD, (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f) Upon the issuance of IDR Reset Common Units pursuant to Section 5.10(a) (or other Partnership Interests as described in Section 5.10(d)), the Capital Account maintained with respect to the Incentive Distribution Rights shall (i) first, be allocated to IDR Reset Common Units (or other Partnership Interests) in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units (or other Partnership Interests) and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, any remaining balance

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in such Capital Account will be retained by the holder(s) of the Incentive Distribution Rights. If there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.10(f), the IDR Reset Common Units shall be subject to Section 6.1(d)(x)(B) and Section 6.1(d)(x)(C).

Section 5.11 Establishment of Series A Preferred Units

(a) General. There is hereby created a class of Units designated as “Series A Convertible Preferred Units” (such Series A Convertible Preferred Units, together with any Series A PIK Units, the “Series A Preferred Units”), with the designations, preferences and relative, participating, optional or other special rights, powers and duties as set forth in this Section 5.11 and elsewhere in this Agreement.

(b) Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:

(i) Distributions.

(A) Subject to Section 5.11(b)(i)(B), commencing with the Quarter ending on December 31, 2016, subject to Section 5.11(b)(i)(D), the Record Holders of the Series A Preferred Units as of the applicable Record Date for each Quarter shall be entitled to receive, in respect of each outstanding Series A Preferred Unit, cumulative distributions in respect of such Quarter equal to the sum of (1) the Series A Distribution Amount for such Quarter and (2) any Series A Unpaid Distributions (collectively, a “Series A Quarterly Distribution”). With respect to any Quarter (or portion thereof for which a Series A Quarterly Distribution is due) ending on or prior to December 31, 2018 (the “Initial Distribution Period”), such Series A Quarterly Distribution shall be paid, as determined by the General Partner, in Series A PIK Units, in cash, or in a combination of Series A PIK Units and cash. For any Quarter ending after the Initial Distribution Period, all Series A Quarterly Distributions shall be paid in cash. If, during the Initial Distribution Period, the General Partner elects to pay all or any portion of a Series A Quarterly Distribution in Series A PIK Units, the number of Series A PIK Units to be issued in connection with such Series A Quarterly Distribution shall equal the quotient of (A) the applicable Series A Distribution Amount (or portion thereof to be paid in Series A PIK Units) divided by (B) the Series A Issue Price; provided, that instead of issuing any fractional Series A PIK Unit, the Partnership shall round the number of Series A PIK Units issued to each Series A Preferred Unitholder down to the nearest whole Series A PIK Unit and pay cash in lieu of any resulting fractional unit (with the amount of such cash payment being based on the value of such fractional Series A PIK Unit, which shall be the product of the Closing Price of the Common Units on the Record Date for such Series A Quarterly Distribution multiplied by the number of Series A Conversion Units into which such fractional Series A PIK Units would be convertible at the applicable Series A Conversion Rate on such Record Date (without regard to whether any Series A Preferred Units are then convertible)). Each Series A Quarterly Distribution shall be payable quarterly by no later than the earlier of 60 days after the end of the

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applicable Quarter (each such payment date, a “Series A Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Interests in respect of any Quarter, then the Record Date established pursuant to this Section 5.11(b)(i) for a Series A Quarterly Distribution in respect of such Quarter shall be the same Record Date. For the avoidance of doubt, subject to Section 5.11(b)(i)(D), the Series A Preferred Units shall not be entitled to any distributions made pursuant to Section 6.4 for any Quarter so long as the Series A Quarterly Distribution has been declared and paid in full (including any Series A Unpaid Distributions comprising part thereof) in accordance with this Section 5.11(b)(i) on the Series A Preferred Units with respect to such Quarter.

(B) If the Partnership fails to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution (in cash or Series A PIK Units) when due for any Quarter during the Initial Distribution Period, then the Series A Preferred Unitholders entitled to such unpaid Series A Quarterly Distribution shall be deemed to have nonetheless received such Series A Quarterly Distribution in Series A PIK Units and, accordingly, shall have all other rights under this Agreement as if such Series A PIK Units had, in fact, been issued on the date such distribution was due. If the Partnership fails to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in accordance with Section 5.11(b)(i)(A) when due for any Quarter following the Initial Distribution Period, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such arrearages, (1) the amount of such unpaid cash distributions (on a per Series A Preferred Unit basis, “Series A Unpaid Distributions”) unless and until paid will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full and (2) the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter for which the Partnership first failed to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in cash when due); provided, however, that distributions may be declared and paid on the Series A Preferred Units and the Series A Parity Securities so long as such distributions are declared and paid pro rata so that amounts of distributions declared per Series A Preferred Unit and Series A Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Series A Preferred Unit and Series A Parity Security bear to each other.

(C) The aggregate Series A Distribution Amount (excluding any portion paid in Series A PIK Units) shall be paid out of cash and cash equivalents that is deemed to be Operating Surplus for the applicable Quarter. To the extent that any portion of a Series A Quarterly Distribution to be paid in cash with respect to any Quarter exceeds the amount of cash and cash equivalents that is deemed to be Operating Surplus for such Quarter, the amount of cash equal to the cash and cash equivalents that is deemed to be Operating Surplus for such Quarter will be paid to the Series A Preferred Unitholders Pro Rata and the balance of such Series A Quarterly Distribution shall be unpaid and shall constitute an arrearage and shall accrue and accumulate as set forth in Section 5.11(b)(i)(B).

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(D) Notwithstanding anything in this Section 5.11(b)(i) to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, (i) with respect to a distribution to be made to Record Holders as of the Record Date preceding such conversion, the Record Holder as of such Record Date of such Series A Preferred Unit shall be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date, but shall not be entitled to receive such distribution in respect of the Common Units into which such Series A Preferred Unit was converted on the payment date thereof, and (ii) with respect to a distribution to be made to Record Holders as of any Record Date following such conversion, the Record Holder as of such Record Date of the Common Units into which such Series A Preferred Unit was converted shall be entitled to receive such distribution in respect of such converted Common Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date. For the avoidance of doubt, if a Series A Preferred Unit is converted into Common Units pursuant to the terms hereof following a Record Date but prior to the corresponding Series A Distribution Payment Date, then the Record Holder of such Series A Preferred Unit as of such Record Date shall nonetheless remain entitled to receive on the Series A Distribution Payment Date a distribution in respect of such Series A Preferred Unit pursuant to Section 5.11(b)(i)(A) and, until such distribution is received, Section 5.11(b)(i)(B) shall continue to apply.

(E) Notwithstanding anything in Article VI to the contrary, the holders of the Incentive Distribution Rights shall not be entitled to receive distributions or allocations of income or gain that correspond or relate to amounts distributed or allocated to Unitholders in respect of Series A Preferred Units.

(F) When any Series A PIK Units are payable to a Series A Preferred Unitholder pursuant to this Section 5.11, the Partnership shall issue the Series A PIK Units to such holder in accordance with Section 5.11(b)(i)(A) (the date of issuance of such Series A PIK Units, the “Series A PIK Payment Date”). On the Series A PIK Payment Date, the Partnership shall have the option to (i) issue to such Series A Preferred Unitholder a certificate or certificates for the number of Series A PIK Units to which such Series A Preferred Unitholder shall be entitled, or (ii) cause the Transfer Agent to make a notation in book entry form in the books of the Partnership, and all such Series A PIK Units shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.

(G) For purposes of maintaining Capital Accounts, if the Partnership issues one or more Series A PIK Units with respect to a Series A Unit, (i) the Partnership shall be treated as distributing cash with respect to such Series A Preferred Unit in an amount equal to the Series A Issue Price of the Series A PIK Unit issued in payment of the Series A Quarterly Distribution and (ii) the holder of such Series A Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Series A PIK Unit an amount of cash equal to the Series A Issue Price.

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(ii) Issuance of the Series A Preferred Units. The Series A Preferred Units (other than the Series A PIK Units) shall be issued by the Partnership on the date hereof (A) pursuant to the terms and conditions of the Series A Purchase Agreement and (B) to DRI or its Affiliates up to the number of Series A Preferred Units such that, when multiplying the number of such Series A Preferred Units by the Series A Preferred Unit Purchase Price (as defined in the Series A Purchase Agreement), the result is equal to $300 million, with any fractional Series A Preferred Units being rounded to the nearest whole number of Series A Preferred Units.

(iii) Voting Rights.

(A) Except as provided in Section 5.11(b)(iii)(B), the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Unit would be convertible at the then applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible) on each matter with respect to which each Record Holder of a Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the Record Holders of Common Units and Series A Preferred Units, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.

(B) Except as provided in Section 5.11(b)(iii)(C), notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of the Series A Required Voting Percentage shall be required for any amendment to this Agreement or the Certificate of Limited Partnership (including by merger or otherwise or any amendment contemplated by and made in accordance with Section 5.11(b)(iv)) that is adverse (other than in a de minimis manner) to any of the rights, preferences and privileges of the Series A Preferred Units. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such an adverse impact that is not de minimis if such amendment would:

(1) Reduce the Series A Distribution Amount, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel any accrued and unpaid distributions on the Series A Preferred Units or any interest accrued thereon (including any Series A Unpaid Distributions, Series A Partial Period Distributions or Series A PIK Units), or change the seniority rights of the Series A Preferred Unitholders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;

(2) Reduce the amount payable or change the form of payment to the Record Holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the

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Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Series A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Partnership Interests; or

(3) Make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein.

(C) Notwithstanding anything to the contrary in this Section 5.11(b)(iii), in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any Series A Change of Control or Partnership Restructuring Event. For the avoidance of doubt, the foregoing shall not limit the voting rights of any Series A Preferred Unitholder in connection with any vote of Record Holders of Common Units and Series A Preferred Units together as a single class that may be required.

(D) Notwithstanding any other provision of this Agreement, in addition to all other voting rights granted under this Agreement, the Partnership shall not declare or pay any distribution from Capital Surplus without the affirmative vote of the Record Holders of the Series A Required Voting Percentage.

(iv) No Series A Senior Securities; Series A Parity Securities. Other than issuances contemplated by the Series A Purchase Agreement, the Partnership shall not, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, issue any (A) Series A Senior Securities (or amend the provisions of any class of Partnership Interests to make such class of Partnership Interests a class of Series A Senior Securities) or (B) Series A Parity Securities (or amend the provisions of any class of Partnership Interests to make such class of Partnership Interests a class of Series A Parity Securities) or Series A Preferred Units; provided that, without the consent of the holders of Outstanding Series A Preferred Units (but without prejudice to their rights under Section 5.11(b)(iii)(A)), the Partnership may issue (1) at any time in the aggregate, up to the greater of (a) an aggregate $[300] million4 of Series A Parity Securities and (b) a number of Series A Parity Securities such that, as of the date of the issuance of the Series A Parity Securities, the aggregate number of Series A Parity Securities, together with the Series A Preferred Units, in each case on an as-converted basis (or, if the Series A Parity Securities are not convertible, assuming that such Series A Parity Securities are convertible into a number of Common Units equal to the quotient of (i) the aggregate purchase price for such Series A Parity Securities, divided by (ii) the Average VWAP for the 30 Trading Day period ending immediately prior to such issuance (such Common Units, the “Series A Parity Equivalent Units”)), equals no more than 15% of all Outstanding Common Units and Subordinated Units (including as Outstanding for such purposes, (i) any Common Units issuable in respect of the Series A Preferred Units at the then-applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible), (ii) any Common Units issuable in respect of Series A Parity Securities (including any warrants issued in connection with Series A Parity Securities) at the initial or then-applicable conversion rate, as applicable, (iii) any Common Units issuable in respect of any outstanding warrants or options issued by the

[4]	Note to Draft: To be increased by any unfunded amount.

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Partnership, (iv) any Series A Parity Equivalent Units and (v) any Common Units that would otherwise be excluded by operation of the definition of the term “Outstanding”), and (2) if a number of Series A Preferred Units having an aggregate Series A Issue Price of less than $100 million is then Outstanding, such number of Series A Parity Securities as determined by the General Partner. Subject to Section 5.11(b)(vi)(E), the Partnership may, without any vote of the holders of Outstanding Series A Preferred Units (but without prejudice to their rights under Section 5.11(b)(iii)(A)), issue the Series A PIK Units contemplated by this Agreement or create (by reclassification or otherwise) and issue Series A Junior Securities in an unlimited amount.

(v) Legends. Each book entry evidencing a Series A Preferred Unit shall bear a restrictive notation in substantially the form set forth in Exhibit A.

(vi) Conversion.

(A) At the Option of the Series A Preferred Unitholders. Beginning with the earlier of (1) [●]5, and (2) immediately prior to the liquidation of the Partnership under Section 12.4, the Series A Preferred Units owned by any Series A Preferred Unitholder shall be convertible, in whole or in part, at any time and from time to time upon the request of such Series A Preferred Unitholder, but not more than once per Quarter by such Series A Preferred Unitholder (inclusive of any conversion by such Series A Preferred Unitholder’s Affiliates, with each Series A Preferred Unitholder and its Affiliates being entitled to a single conversion right per Quarter), into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by (y) in the case of clause (1), the Series A Conversion Rate at such time and (z) in the case of clause (2), the Series A COC Conversion Rate; provided, however, that the Partnership shall not be obligated to honor any such conversion request if such conversion request does not involve an underlying value of Common Units of at least $50 million (taking into account and including any concurrent conversion requests by any Affiliates of such Series A Preferred Unitholder) based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date (or a lesser amount to the extent such exercise covers all of such Series A Preferred Unitholder’s Series A Preferred Units). Immediately upon the issuance of Common Units as a result of any conversion of Series A Preferred Units, subject to Section 5.11(b)(i)(D), all rights of the Series A Converting Unitholder with respect to such Series A Preferred Units shall cease, including any further accrual of distributions, and such Series A Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any Person pursuant to this Section 5.11(b)(vi)(A) (each fractional Common Unit shall be rounded down with the remainder being paid an amount in cash based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date).

(B) At the Option of the Partnership. At any time following [●]6, the Partnership shall have the option at any time, but not more than once per Quarter, to convert all or any portion of the Series A Preferred Units then Outstanding into a number of

[5]	Note to draft: Second anniversary of the Series A Issuance Date.
[6]	Note to draft: Third anniversary of the Series A Issuance Date.

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Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate at such time. Fractional Common Units shall not be issued to any Person pursuant to this Section 5.11(b)(vi)(B) (each fractional Common Unit shall be rounded down with the remainder being paid an amount in cash based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Forced Conversion Notice Date). Notwithstanding the foregoing, in order for the Partnership to exercise such option:

(1) The Closing Price of the Common Units must be greater than one hundred forty percent (140%) of the Series A Issue Price for the 20 Trading Day period immediately preceding the Series A Forced Conversion Notice Date;

(2) The average daily trading volume of the Common Units on the National Securities Exchange on which the Common Units are then listed or admitted to trading must be equal to or exceed 100,000 (as such amount may be adjusted to reflect any Unit split, combination or similar event) for the 20 Trading Day period immediately preceding the Series A Forced Conversion Notice Date;

(3) The Common Units are listed or admitted to trading on a National Securities Exchange; and

(4) The Partnership must have an effective registration statement on file with the Commission covering resales of the underlying Common Units to be received upon any such conversion;

provided, that each such conversion by the Partnership shall be for an aggregate amount of Series A Preferred Units involving an underlying value of Common Units of at least $100 million based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Forced Conversion Notice Date (or a lesser amount if such amount includes all then Outstanding Series A Preferred Units) and shall be allocated among the Series A Preferred Unitholders (or the Series A Preferred Unitholders excluding DRI and its Affiliates, as elected by the Partnership) on a Pro Rata basis or on such other basis as may be agreed upon by all Series A Preferred Unitholders.

(C) Conversion Notice.

(1) To convert Series A Preferred Units into Common Units pursuant to Section 5.11(b)(vi)(A), a Series A Converting Unitholder shall give written notice (a “Series A Conversion Notice,” and the date such notice is received, a “Series A Conversion Notice Date”) to the Partnership stating that such Series A Preferred Unitholder elects to so convert Series A Preferred Units pursuant to Section 5.11(b)(vi)(A), the number of Series A Preferred Units to be converted and the Person to whom such Common Units should be issued.

(2) To convert Series A Preferred Units into Common Units pursuant to Section 5.11(b)(vi)(B), the Partnership shall give written notice (a “Series A Forced Conversion Notice,” and the date such notice is received, a “Series A Forced

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Conversion Notice Date”) to each Record Holder of Series A Preferred Units stating that the Partnership elects to force conversion of Series A Preferred Units pursuant to Section 5.11(b)(vi)(B) and the number of Series A Preferred Units to be so converted. The Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.

(D) Timing. If a Series A Conversion Notice is delivered by a Series A Preferred Unitholder to the Partnership or a Series A Forced Conversion Notice is delivered by the Partnership to a Series A Preferred Unitholder, each in accordance with Section 5.11(b)(vi)(C), the Partnership shall issue the applicable Series A Conversion Units no later than five Business Days after the Series A Conversion Notice Date or the Series A Forced Conversion Notice Date, as the case may be, occurs (any date of issuance of such Common Units, and any date of issuance of Common Units upon conversion of Series A Preferred Units pursuant to this Section 5.11(b)(vi) or Section 5.11(b)(vii), a “Series A Conversion Date”). On the Series A Conversion Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion to such Series A Preferred Unitholder (or designated recipient(s)), by crediting the account of the Series A Preferred Unitholder (or designated recipient(s)) through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Transfer Agent to accomplish this objective. Upon issuance of Series A Conversion Units to the Series A Converting Unitholder, all rights under the converted Series A Preferred Units shall cease, and such Series A Converting Unitholder shall be treated for all purposes as the Record Holder of such Series A Conversion Units.

(E) Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Issuance Date, the Partnership (i) makes a distribution on its Common Units payable in Common Units or other Partnership Interests, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a lesser number of Common Units, (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (v) effects a Pro Rata repurchase of Common Units, in each case other than in connection with a Series A Change of Control (which shall be governed by Section 5.11(b)(vii)), (vi) issues to holders of Common Units, in their capacity as holders of Common Units, rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (vii) distributes to holders of Common Units evidences of indebtedness, Partnership Interests (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (i), any rights or warrants referred to in clause (ii), any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its subsidiaries and any distribution of Units or any class or series, or similar Partnership Interest, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions described below), or (viii) consummates a spin-off, where the Partnership makes a distribution to all holders of Common Units consisting of Units of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, then the Series A Conversion Rate and, solely for purposes of Section

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5.11(b)(vi)(B)(1), the Series A Issue Price, in each case, in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (1) in respect of clauses (i) through (iv) above, so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Preferred Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) that such Series A Preferred Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, (2) in respect of clauses (v) through (viii) above, in the reasonable discretion of the General Partner to appropriately ensure that the Series A Preferred Units are convertible into an economically equivalent number of Common Units after taking into account the event described in clauses (vi) through (viii) above, and (3) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.11 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event, and, solely for purposes of Section 5.11(b)(vi)(B)(1), the Series A Issue Price, and any other terms of the Series A Preferred Units that the General Partner in its reasonable discretion determines require adjustment to achieve the economic equivalence described below, shall be proportionately adjusted to take into account any such subdivision, split, combination or reclassification. An adjustment made pursuant to this Section 5.11(b)(vi)(E) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(F) No Adjustments for Certain Items. Notwithstanding any of the other provisions of this Section 5.11(b)(vi), no adjustment shall be made to the Series A Conversion Rate or the Series A Issue Price pursuant to Section 5.11(b)(vi)(E) as a result of any of the following:

(1) Any issuance of Partnership Interests in exchange for cash;

(2) Any grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan);

(3) Any issuance of Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets or equity

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

interests of a third party in an arm’s-length transaction, (ii) closing of any acquisition by the Partnership of assets or equity interests of DRI or any of its Affiliates or (iii) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding to the extent any such transaction set forth in clause (i), (ii) or (iii) above is validly approved by the General Partner; or

(4) The issuance of Common Units upon conversion of the Series A Preferred Units or Series A Parity Securities.

Notwithstanding anything in this Agreement to the contrary, whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series A Conversion Rate in respect of such issuance or event.

Notwithstanding anything to the contrary in Section 5.11(b)(vi)(E), unless otherwise determined by the General Partner, no adjustment to the Series A Conversion Rate or the Series A Issue Price shall be made with respect to any distribution or other transaction described in Section 5.11(b)(v)(E) if the Series A Preferred Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Series A Preferred Units immediately prior to such event at the then applicable Series A Conversion Rate, without having to convert their Series A Preferred Units.

(vii) Series A Change of Control.

(A) Subject to Section 5.11(b)(vi)(B), in the event of a Series A Cash COC Event, the Outstanding Series A Preferred Units shall be automatically converted, without requirement of any action of the Series A Preferred Unitholders, into Common Units immediately prior to the closing of the applicable Series A Change of Control at the Series A COC Conversion Rate.

(B) Subject to Section 5.11(b)(vi)(B), at least 10 Business Days prior to consummating a Series A Change of Control (other than a Series A Cash COC Event), the Partnership shall provide written notice thereof to the Series A Preferred Unitholders. Subject to Section 5.11(b)(vi)(B), if a Series A Change of Control (other than a Series A Cash COC Event) occurs, then each Series A Preferred Unitholder, with respect to all but not less than all of its Series A Preferred Units, by notice given to the Partnership within 10 Business Days of the date the Partnership provides written notice of the execution of definitive agreements that provide for such Series A Change of Control, shall be entitled to elect one of the following (with the understanding that any Series A Preferred Unitholder who fails to timely provide notice of its election to the Partnership shall be deemed to have elected the option set forth in sub-clause (1) below):

(1) Convert all, but not less than all, of such Series A Preferred Unitholder’s Outstanding Series A Preferred Units into Common Units, at the then-applicable Series A Conversion Rate;

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(2) Except as described below or in the case of a Series A Change of Control involving a transaction described in clause (d) of the definition of Series A Change of Control, if the Partnership will not be the surviving entity of such Series A Change of Control or the Partnership will be the surviving entity but its Common Units will cease to be listed or admitted to trading on a National Securities Exchange, require the Partnership to use its commercially reasonable efforts to deliver or to cause to be delivered to the Series A Preferred Unitholders, in exchange for their Series A Preferred Units upon such Series A Change of Control, a security in the surviving entity or the parent of the surviving entity that has substantially similar rights, preferences and privileges as the Series A Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Section 5.11(b)(i) and a conversion rate proportionately adjusted such that the conversion of such security in the surviving entity or parent of the surviving entity immediately following the Series A Change of Control would entitle the Record Holder to the number of common securities of such entity (together with a number of common securities of equivalent value to any other assets received by holders of Common Units in such Series A Change of Control) which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Series A Change of Control, such Record Holder would have been entitled to receive immediately following such Series A Change of Control (such security in the surviving entity, a “Series A Substantially Equivalent Unit”); provided, however, that, if (x) the Partnership is unable to deliver or cause to be delivered Series A Substantially Equivalent Units to any Series A Preferred Unitholder in connection with such Series A Change of Control or (y) such Series A Change of Control involves a transaction described in clause (d) of the definition of Series A Change of Control, each Series A Preferred Unitholder shall be entitled to (I) require conversion or redemption of such Series A Preferred Units in the manner contemplated by subclause (1) or (4) of this Section 5.11(b)(vii)(B) (at such holder’s election) or (II) convert the Series A Preferred Units held by such Series A Preferred Unitholder immediately prior to such Series A Change of Control into a number of Common Units at a conversion ratio equal to the quotient of: (a) the product of (i) 160% multiplied by (ii) the Series A Issue Price less the Series A Preferred Unitholder’s Pro Rata portion of the sum of (A) all cash distributions paid on all Series A Preferred Units on or prior to the date of the Series A Change of Control and (B) an amount in cash equal to the aggregate of the Series A Quarterly Distributions paid in Series A PIK Units (based on the value of such Series A PIK Units on the applicable Series A PIK Payment Date) on or before the date of the Series A Change of Control, divided by (b) an amount equal to 95% of the Average VWAP for the 30 Trading Day period prior to the closing of the Series A Change of Control; provided, however, that such ratio shall in no event exceed a value per Series A Preferred Unit equal to (aa) 120% of the Series A Issue Price in the case of a Series A Change of Control occurring prior to [●]7, (bb) 130% of the Series A Issue Price in the case of a Series A Change of Control occurring on or after [●]8, but prior to [●]9,and (cc) 140% of the Series A Issue Price in the case of a Series A Change of Control occurring on or after [●]10 but prior to [●]11.

[7]	Note to draft: One day after the first anniversary of the Series A Issuance Date.
[8]	Note to draft: One day after the first anniversary of the Series A Issuance Date.
[9]	Note to draft: One day after the second anniversary of the Series A Issuance Date.
[10]	Note to draft: One day after the second anniversary of the Series A Issuance Date.
[11]	Note to draft: One day after the third anniversary of the Series A Issuance Date.

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(3) If the Partnership is the surviving entity of such Series A Change of Control, continue to hold Series A Preferred Units; or

(4) Require the Partnership to redeem the Series A Preferred Units at a price per Series A Preferred Unit equal to the sum of (A) the product of 101% and the sum of (x) the Series A Issue Price plus (y) Series A Unpaid Distributions on the applicable Series A Preferred Unit, plus (B) Series A Partial Period Distributions on the applicable Series A Preferred Unit. Any redemption pursuant to this sub-clause (4) shall, as determined by the General Partner, be paid in cash and/or Common Units. If all or any portion of such redemption is to be paid in Common Units, the Common Units to be issued shall be valued at 95% of the Average VWAP for the 30 Trading Day period ending on the fifth Trading Day immediately prior to the Series A Change of Control. No later than three Trading Days prior to the consummation of the related Series A Change of Control, the Partnership shall deliver a written notice to the Record Holders of the Series A Preferred Units stating the date on which the Series A Preferred Units will be redeemed and the Partnership’s computation of the amount of cash or Common Units to be received by the Record Holder upon redemption of such Series A Preferred Units. If the Partnership shall be the surviving entity of the related Series A Change of Control, then no later than 10 Business Days following the consummation of such Series A Change of Control, the Partnership shall remit the applicable cash or Common Unit consideration to the Record Holders of then Outstanding Series A Preferred Units. If the Partnership shall not be the surviving entity of the related Series A Change of Control, then the Partnership shall remit the applicable cash or Common Unit immediately prior to the consummation of the Series A Change of Control. The Record Holders shall deliver to the Partnership any Certificates representing the Series A Preferred Units as soon as practicable following the redemption. Record Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to them as a result of such redemption shall be paid in full in cash or Common Units, as applicable. After any such redemption, any such redeemed Series A Preferred Unit shall no longer constitute an issued and Outstanding Limited Partner Interest.

(viii) Series A Preferred Unit Transfer Restrictions.

(A) Notwithstanding any other provision of this Section 5.11(b)(viii) (other than the restriction on transfers to a Person that is not a U.S. resident individual or an entity that is not treated as a U.S. corporation or partnership set forth in Section 5.11(b)(viii)(B)), subject to Section 4.7, each Series A Preferred Unitholder shall be permitted to transfer any Series A Preferred Units owned by such Series A Preferred Unitholder to any of its Affiliates or to any other Series A Preferred Unitholder.

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(B) Without the prior written consent of the Partnership, except as specifically provided in the Purchase Agreement or this Agreement, each Series A Purchaser shall not, (a) during the period commencing on the Series A Issuance Date and ending on [●]12, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Series A Preferred Units, (b) during the period commencing on the Series A Issuance Date and ending on [●]13, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Series A Preferred Units or Common Units that are designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, (c) transfer any Series A Preferred Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, regardless of whether any transaction described above is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise, (provided, however, that the foregoing shall not apply if, prior to any such transfer or arrangement, such individual, corporation, partnership or other entity establishes to the satisfaction of the Partnership, its entitlement to a complete exemption from tax withholding, including under Code Sections 1441, 1442, 1445 and 1471 through 1474, and the Treasury regulations thereunder), or (d) effect any transfer of Series A Preferred Units or Series A Conversion Units in a manner that violates the terms of this Agreement; provided, however, that such Series A Preferred Unitholder may pledge all or any portion of its Series A Preferred Units to any holders of obligations owed by the Series A Preferred Unitholders, including to the trustee for, or representative of, such Series A Preferred Unitholders, and a foreclosure by any such pledgee on any such pledged Series A Preferred Units shall not be considered a violation or breach of this Section 5.11(b)(viii)(B); provided, further, that such Series A Preferred Unitholder may transfer any Series A Preferred Units to (i) an Affiliate of such Series A Preferred Unitholder or (ii) any Series A Purchaser. Notwithstanding the foregoing, any transferee receiving any Series A Preferred Units pursuant to this Section 5.11(b)(viii)(B) shall agree to the restrictions set forth in this Section 5.11(b)(viii)(B). For the avoidance of doubt, in no way does this Section 5.11(b)(viii)(B) prohibit changes in the composition of any Series A Preferred Unitholder or its partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of such Series A Preferred Unitholder among such Series A Preferred Unitholder, its Affiliates and the limited partners of the private equity fund vehicles that indirectly own such Series A Preferred Unitholder.

(C) Subject to Section 4.7, following [●]14, the Series A Preferred Unitholders may freely transfer Series A Preferred Units involving an underlying value of Common Units of at least $50 million (taking into account any concurrent transfers by

[12]	Note to draft: First anniversary of the Series A Issuance Date.
[13]	Note to draft: Second anniversary of the Series A Issuance Date.
[14]	Note to draft: First anniversary of the Series A Issuance Date.

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Affiliates of such Series A Preferred Unitholder) based on the Closing Price of Common Units on the Trading Day immediately preceding the date of such transfer (or such lesser amount if it (i) constitutes the remaining holdings of Series A Preferred Units of such Series A Preferred Unitholder or (ii) has been approved by the General Partner), subject to compliance with applicable securities laws and this Agreement; provided, however, that this Section 5.11(b)(viii)(C) shall not eliminate, modify or reduce the obligations set forth in subclauses (b), (c) or (d) of Section 5.11(b)(viii)(B).

(ix) Fully Paid and Non-Assessable. Any Series A Conversion Unit(s) delivered pursuant to this Section 5.11 shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

(x) Notices. For the avoidance of doubt, the Partnership shall distribute to the Record Holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such Record Holders of such Common Units.

Section 5.12 Deemed Capital Contributions. Consistent with the principles of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to or on behalf of any employee or other service provider of the Partnership Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then for tax purposes, (x) such property shall be treated as having been contributed to the Partnership by such Partner and (y) immediately thereafter the Partnership shall be treated as having transferred such property to or on behalf of the employee or other service provider.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.4(b)) for each taxable period shall be allocated among the Partners as provided herein. As set forth in the definition of “Outstanding,” Restricted Common Units shall not be considered to be Outstanding Common Units for purposes of this Section 6.1 and references herein to Unitholders holding Common Units shall be to such Unitholders solely with respect to their Common Units other than Restricted Common Units.

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(a) Net Income. Net Income for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated as follows:

(i) First, to the General Partner until the aggregate amount of Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable periods; and

(ii) Second, the balance, if any, 100% to the Unitholders (other than the Series A Preferred Unitholders), Pro Rata.

(b) Net Loss. Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

(i) First, to the Unitholders (other than the Series A Preferred Unitholders), Pro Rata; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, to the Unitholders (other than the Series A Preferred Unitholders) to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts;

(iii) Third, to the Series A Preferred Unitholders, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts; and

(iv) Fourth, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. Any Net Termination Gain or Net Termination Loss occurring during a taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of cash and cash equivalents provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4; and provided, further, that Net Termination Gain or Net Termination Loss attributable to (i) Liquidation Gain or Liquidation Loss shall be allocated on the last day of the taxable period during which such Liquidation Gain or Liquidation Loss occurred, (ii) Sale Gain or Sale Loss shall be allocated as of the time of the sale or disposition giving rise to such Sale Gain or Sale Loss and allocated to the Partners consistent with the second proviso set forth in Section 6.2(f) and (iii) Revaluation Gain or Revaluation Loss shall be allocated on the date of the Revaluation Event giving rise to such Revaluation Gain or Revaluation Loss.

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(i) Except as provided in Section 6.1(c)(iv), and subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated in the following order and priority:

(A) First, to the General Partner until the aggregate amount of Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) for the current and all previous taxable periods is equal to the aggregate amount of Net Termination Loss allocated to the General Partner pursuant to Sections 6.1(c)(ii)(D) and 6.1(c)(iii)(D) for all previous taxable periods;

(B) Second, to the Series A Preferred Unitholders, Pro Rata, until the Capital Account in respect of each Series A Preferred Unit is equal to the Series A Issue Price;

(C) Third, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) if the Net Termination Gain is attributable to Liquidation Gain, the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(D) Fourth, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) if the Net Termination Gain is attributable to Liquidation Gain, the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(E) Fifth, to all Unitholders (other than the Series A Preferred Unitholders), Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, if applicable, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) for such period (the sum of (1), (2), (3) and (4) is hereinafter referred to as the “First Liquidation Target Amount”);

(F) Sixth, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85.0% to all Unitholders (other than the Series A Preferred Unitholders), Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) for such period (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(G) Seventh, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders (other than the Series A Preferred Unitholders), Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) for such period; and

(H) Finally, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders (other than the Series A Preferred Unitholders), Pro Rata.

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (1) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (2) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if (i) the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event were equal to zero and (ii) the aggregate Carrying Value of all Partnership property equaled the aggregate amount of all Partnership Liabilities.

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(ii) Except as otherwise provided by Section 6.1(c)(iii) or Section 6.1(c)(iv), Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Loss) shall be allocated:

(A) First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts in respect of such Subordinated Units until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, to all Unitholders holding Common Units, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts in respect of such Common Units, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(C) Third, to all Series A Preferred Unitholders, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts in respect of their Series A Preferred Units, until the Adjusted Capital Account in respect of each Series A Preferred Unit then Outstanding has been reduced to zero; and

(D) Fourth, the balance, if any, 100% to the General Partner.

(iii) Net Termination Loss attributable to Revaluation Loss and deemed recognized prior to the conversion of the last Outstanding Subordinated Unit and prior to the Liquidation Date shall be allocated:

(A) First, to the Unitholders (other than the Series A Preferred Unitholders), Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding equals the Event Issue Value; provided, however, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account);

(B) Second, to all Unitholders holding Subordinated Units, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts in respect of such Subordinated Units, until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(C) Third, to all Unitholders holding Common Units, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts in respect of such Common Units, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

(D) Fourth, to all Series A Preferred Unitholders, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts in respect of their Series A Preferred Units, until the Adjusted Capital Account in respect of each Series A Preferred Unit then Outstanding has been reduced to zero; and

(E) Fifth, the balance, if any, to the General Partner.

(iv) If (A) a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), (B) a Net Termination Gain or Net Termination Loss subsequently occurs (other than as a result of a Revaluation Event) prior to the conversion of the last Outstanding Subordinated Unit and (C) after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss and otherwise allocable to the holders of Common Units, Subordinated Units, Incentive Distribution Rights or the General Partner (but not any items otherwise allocable to the Series A Preferred Unitholders with respect to their Series A Preferred Units), as applicable, shall be specially allocated among the General Partner and all Unitholders (other than the Series A Preferred Unitholders with respect to their Series A Preferred Units) in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period in the following order:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) or Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) or Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4 or with respect to Series A Preferred Units) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit for the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(B) After the application of Section 6.1(d)(iii)(A), the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated first, to any Partner that contributed property to the Partnership in proportion to and to the extent of the amount by which each such Partner’s share of any Section 704(c) built-in gains exceeds such Partner’s share of Nonrecourse Built-in Gain, and second, among the Partners Pro Rata.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.4, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity; Changes in Law.

(A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii) (and without prejudice to the allocations required to be made pursuant to Section 6.1(c)(i)(B)), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (1) the number of Final Subordinated Units held by such Partner and (2) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.4(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) Prior to making any allocations pursuant to Section 6.1(d)(xiv)(C), if a Revaluation Event occurs during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.10, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to (i) each Series A Preferred Unit equaling the Series A Issue Price and (ii) such IDR Reset Common Units issued pursuant to Section 5.10 equaling the product of (1) the Aggregate Quantity of IDR Reset Common Units and (2) the Per Unit Capital Amount for an Initial Common Unit.

(C) Prior to making any allocations pursuant to Section 6.1(d)(xiv)(C), if a Revaluation Event occurs, and after the application of Section 6.1(d)(x)(A) and Section 6.1(d)(x)(B), Unrealized Gain shall be allocated to the Series A Preferred Unitholders in a manner that to the nearest extent possible results in the Capital Accounts maintained with resepct to each Series A Preferred Unit equaling the Series A Issue Price and then any remaining Unrealized Gains and Unrealized Losses shall be allocated to the holders of (A) Outstanding Privately Placed Units, Pro Rata, or (B) Outstanding Common Units (other than Privately Placed Units), Pro Rata, as applicable, in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to each Privately Placed Unit equaling the Per Unit Capital Amount for an Initial Common Unit. In addition, if (i) the holders of Outstanding Privately Placed Units publicly trade any such Units during a taxable period and (ii) the Capital Accounts maintained with respect to each such Privately Placed Unit did not equal the Per Unit Capital Amount for an Initial Common Unit, then items of gross income, gain, deduction and loss for such taxable period shall be allocated to the holders of (A) such Outstanding Privately Placed Units, Pro Rata, or (B) Outstanding Common Units (other than such Outstanding Privately Placed Units), Pro Rata, as applicable, in amounts necessary to achieve such Capital Account equivalency.

(D) With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(E) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (1) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (2) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (3) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof) that are publicly traded as a single class. The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(E) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

(xi) Allocations with Respect to Series A Preferred Units. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations):

(A) Items of Partnership gross income shall be allocated to the Series A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made with respect to such Series A Preferred Unit pursuant to Section 5.11(b)(i) from the date such Series A Preferred Unit was issued to a date 60 days after the end of the current taxable year.

(B) Items of Partnership gross income shall be allocated to the Series A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Net Losses allocated to such Series A Preferred Unitholder pursuant to Section 6.1(b)(iii) for all previous taxable years.

(C) If (A) prior to the conversion of the last Outstanding Series A Preferred Unit (i) the Liquidation Date occurs or (ii) Sale Gain or Sale Loss is recognized, and (B) after having made all other allocations

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provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized, the Per Unit Capital Amount of each Series A Preferred Unit does not equal or exceed the Series A Liquidation Value, then items of gross income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of gross income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized, reallocated from the Unitholders holding Units other than Series A Preferred Units to Unitholders holding Series A Preferred Units. If (i) the Liquidation Date occurs or Sale Gain or Sale Loss is recognized on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized as set forth above in this Section 6.1(d)(xi)(C) fails to achieve the Per Unit Capital Amounts described above, then items of gross income, gain, loss and deduction for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xi)(C), cause the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value.

(xii) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations and other than Section 6.1(d)(xi)), the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xii)(A), the General Partner may take into account future Required Allocations

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xii)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xii)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xiii) Exercise of Noncompensatory Options. In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s) and as provided in Section 5.4(d)(i), immediately after the conversion of a Limited Partner Interest into Common Units (each such Common Unit a “Conversion Unit”) upon the exercise of a Noncompensatory Option, the Carrying Value of each Partnership property shall be adjusted to reflect its fair market value immediately after such conversion and any resulting Unrealized Gain (if the Capital Account of each such Conversion Unit is less than the Per Unit Capital Account for a then Outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Conversion Unit is greater than the Per Unit Capital Account for a then Outstanding Initial Common Unit) will be allocated to each Partner holding Conversion Units in proportion to and to the extent of the amount necessary to cause the Capital Account of each such Conversion Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit. Any remaining Unrealized Gain or Unrealized Loss will be allocated to the Partners pursuant to Section 6.1(c) and Section 6.1(d).

(xiv) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or a Net Termination Loss, the following rules shall apply:

(A) The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, Pro Rata, to the holders of Incentive Distribution Rights and to the General Partner, all in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(c).

(B) If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted

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Property”) occurs other than in connection with an event giving rise to Sale Gain or Sale Loss, the General Partner shall allocate (1) items of gross income and gain (x) away from the holders of Incentive Distribution Rights and the General Partner and (y) to the Unitholders, or (2) items of deduction and loss (x) away from the Unitholders and (y) to the holders of Incentive Distribution Rights and the General Partner, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xiv)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xiv)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xiv)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xiv) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such manner as is determined by the General Partner that to the extent possible, the Capital Account balances of the Partners (other than with respect to their Series A Preferred Units) will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xiv)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders (other than with respect to their Series A Preferred Units), on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, Liquidation Gain or Liquidation Loss) with respect to such Partnership property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(D) In making the allocations required under this Section 6.1(d)(xiv), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xiv). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Section 6.1(d)(xiv)(A), (B), and (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xiv).

(xv) Special Curative Allocation in Event of Liquidation Prior to Conversion of the Last Outstanding Subordinated Unit. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations and Section 6.1(d)(xi)), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) and Section 6.1(c)(iv) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction for such taxable period shall be reallocated among all Unitholders (other than with respect to their Series A Preferred Units) in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Capital Account balances described above, (x) items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Subordinated Units to Unitholders holding Common Units and (y) items of deduction and loss that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Common Units to Unitholders holding Subordinated Units. In the event that (1) the Liquidation Date occurs on or before the date (not including any extension of time prescribed by law) for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (2) the reallocation of items for the taxable period in which the Liquidation

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Date occurs as set forth above in this Section 6.1(d)(xv) fails to achieve the Capital Account balances described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among the General Partner and all Unitholders (other than with respect to their Series A Preferred Units) in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xv), cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

(xvi) Allocations Regarding Certain Payments Made to or on Behalf of Employees and Other Service Providers. Consistent with the principles of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to or on behalf of any employee or other service provider of the Partnership Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then any items of deduction or loss resulting from or attributable to such transfer shall be allocated to the Partner (or its successor) that made such transfer and such Partner shall be deemed to have contributed such property to the Partnership pursuant to Section 5.12.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(E)); provided, that in all events the General Partner shall apply the “remedial allocation method” in accordance with the principles of Treasury Regulation Section 1.704-3(d).

(c) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Closing Date occurs shall be allocated to the Partners (including all Persons who acquire Units pursuant to the Contribution Agreement) as of the closing of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the last Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

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(h) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x). In the event such corrective allocations are necessary, the Series A Preferred Unitholders agree to remain a partner of the Partnership until such allocations are completed, and the General Partner agrees to make such allocations as soon as practicable, even if such allocations are not consistent with Section 706 of the Code and any Treasury Regulations thereunder.

Section 6.3 Distributions; Characterization of Distributions; Distributions to Record Holders.

(a) The General Partner has adopted a cash distribution policy, which it may change from time to time without amendment to this Agreement. Distributions will be made as and when declared by the General Partner.

(b) All amounts of cash and cash equivalents distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of cash and cash equivalents distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

(c) Notwithstanding Section 6.3(b), in the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(e) Notwithstanding Section 6.3(b), but subject to Sections 17-607 and 17-804 of the Delaware Act, the General Partner may cause the Partnership to make special distributions of cash or cash equivalents in connection with contributions of assets by Partners or by Persons who shall become Partners by virtue of such contribution. Such distributions shall not be subject to, or considered as distributions under, Section 5.11(b)(i)(B), Section 6.1(d)(iii)(A),

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the first two sentences of Section 6.3(b), Section 6.4 or Section 6.5. Notwithstanding anything to the contrary set forth in this Agreement (including Section 6.1(d)(iii)(A)), no Partner shall receive an allocation of income (including gross income) or gain as a result of receiving a distribution provided for in this Section 6.3(e).

Section 6.4 Distributions from Operating Surplus.

(a) During Subordination Period. Subject to Section 5.11(b)(i), cash and cash equivalents distributed in respect of any Quarter wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows:

(i) First, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to all Common and Subordinated Unitholders, Pro Rata, until there has been distributed in respect of each Common and Subordinated Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85% to all Common and Subordinated Unitholders, Pro Rata, until there has been distributed in respect of each Common and Subordinated Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75% to all Common and Subordinated Unitholders, Pro Rata, until there has been distributed in respect of each Common and Subordinated Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Common and Subordinated Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash and cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

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(b) After Subordination Period. Subject to Section 5.11(b)(i), cash and cash equivalents distributed in respect of any Quarter ending after the Subordination Period has ended that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows:

(i) First, to all Common and Subordinated Unitholders, Pro Rata, until there has been distributed in respect of each Common and Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all Common and Subordinated Unitholders, Pro Rata, until there has been distributed in respect of each Common and Subordinated Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85% to all Common and Subordinated Unitholders, Pro Rata, until there has been distributed in respect of each Common and Subordinated Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75% to all Common and Subordinated Unitholders, Pro Rata, until there has been distributed in respect of each Common and Subordinated Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Common and Subordinated Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash or cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5 Distributions from Capital Surplus. Subject to Section 5.11(b)(i), cash and cash equivalents that are distributed and deemed to be Capital Surplus pursuant to the provisions of Section 6.3(b) shall be distributed, unless the provisions of Section 6.3 require otherwise:

(a) First, 100% to the Common and Subordinated Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a);

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(b) Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage; and

(c) Thereafter, all cash and cash equivalents that are distributed shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Target Distribution Levels.

(a) The Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests. In the event of a distribution of cash or cash equivalents that is deemed to be from Capital Surplus, the then applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

(b) The Target Distributions shall also be subject to adjustment pursuant to Section 5.10 and Section 6.9.

Section 6.7 Special Provisions Relating to the Holders of Subordinated Units.

(a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.6, the Unitholder holding Subordinated Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.4(c)(ii), Section 6.1(d)(x), and Section 6.7(b) and (c).

(b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.6 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or retained converted Subordinated Units would be negative after giving effect to the allocation under Section 5.4(c)(ii)(B).

(c) The Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.6 shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.4(c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units or the Series A Preferred Unitholders.

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Section 6.8 Special Provisions Relating to the Holders of IDR Reset Common Units.

(a) A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.4(c)(iii).

(b) A Unitholder holding an IDR Reset Common Unit shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit to such transferee. In connection with the condition imposed by this Section 6.8(b), the General Partner may apply Sections 5.4(c)(iii), 6.1(d)(x) and 6.8(a) or, to the extent not resulting in a material adverse effect on the Unitholders holding Common Units or the Series A Preferred Unitholders, take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such IDR Reset Common Units.

Section 6.9 Entity-Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion

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of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Target Distributions, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) cash and cash equivalents with respect to such Quarter by (ii) the sum of cash and cash equivalents with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, cash and cash equivalents with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests (subject to Section 5.11(b)(iv) with respect to Series A Senior Securities and Series A Parity Securities), and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or

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other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of cash or cash equivalents by the Partnership;

(vii) the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

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(xiii) subject to Section 5.11(b), the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Instruments;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv) the entering into agreements with any of its Affiliates, including agreements to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

Section 7.3 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to

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be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

Section 7.4 Restrictions on the General Partner’s Authority. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5 Reimbursement of the General Partner.

(a) The General Partner and its Affiliates shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses incurred or payments made on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner, whether pursuant to agreements with Dominion Resources Services, Inc. or otherwise) to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(b) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee of such management fee or fees exceeds the amount of such fee or fees.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit

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plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, any Group Member or their Affiliates, or any of them, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.6 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (ii) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (iii) the direct or indirect provision of management, advisory, and administrative services to its Affiliates or to other Persons.

(b) Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may

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be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or other Group Member, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise expressly provided in Section 7.11, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in Bad Faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

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(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

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Section 7.8 Limitation of Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, or under the Delaware Act or any other law, rule or regulation or at equity, no Indemnitee shall be liable for monetary damages or otherwise to the Partnership, to another Partner, to any other Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of its or any of any other Indemnitee’s determinations, act(s) or omission(s) in their capacities as Indemnitees; provided, however, that an Indemnitee shall be liable for losses or liabilities sustained or incurred by the Partnership, the other Partners, any other Persons who acquire an interest in a Partnership Interest or any other Person bound by this Agreement, if it is determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such losses or liabilities were the result of the conduct of that Indemnitee acting in Bad Faith or engaging in fraud or willful misconduct or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner if such appointment was not made in Bad Faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to the Partners, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership, to any Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement for its reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Whenever the General Partner, acting in its capacity as the general partner of the Partnership, or the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee) or any Affiliates of the General Partner cause the General Partner to make a determination or take or omit to take any action in such capacity, whether or not under this Agreement, any Group Member Agreement or any other agreement contemplated hereby,

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then, unless another lesser standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates, shall not make such determination, or take or omit to take such action, in Bad Faith. The foregoing and other lesser standards provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any Affiliate of the General Partner and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby waived and disclaimed), under this Agreement any Group Member Agreement or any other agreement contemplated hereby, or under the Delaware Act or any other law, rule or regulation or at equity. Any such determination, action or omission by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) or of any Affiliates of the General Partner, will for all purposes be presumed to have been in Good Faith. In any proceeding brought by or on behalf of the Partnership, any Limited Partner, or any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, challenging such determination, act or omission, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in Good Faith.

(b) Whenever the General Partner makes a determination or takes or omits to take any action, or any of its Affiliates causes it to do so, not acting in its capacity as the general partner of the Partnership, whether or not under this Agreement, any Group Member Agreement or any other agreement contemplated hereby, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or omit to take such action free of any fiduciary duty or duty of Good Faith, or other duty or obligation existing at law, in equity or otherwise whatsoever to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in Good Faith or pursuant to any fiduciary or other duty or standard imposed by this Agreement, any Group Member Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(c) For purposes of Sections 7.9(a) and (b) of this Agreement, “acting in its capacity as the general partner of the Partnership” means and is solely limited to, the General Partner exercising its authority as a general partner under this Agreement, other than when it is “acting in its individual capacity.” For purposes of this Agreement, “acting in its individual capacity” means: (i) any action by the General Partner or its Affiliates other than through the exercise of the General Partner of its authority as a general partner under this Agreement; and (ii) any action or inaction by the General Partner by the exercise (or failure to exercise) of its rights, powers or authority under this Agreement that are modified by: (A) the phrase “at the option of the General Partner,” (B) the phrase “in its sole discretion” or “in its discretion” or (iii) some variation of the phrases set forth in clauses (i) and (ii). For the avoidance of doubt, whenever the General Partner votes, acquires Partnership Interests or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be and be deemed to be “acting in its individual capacity.”

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(d) Whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement on the other hand, the General Partner may in its discretion (i) submit any resolution course of action with respect to or causing such conflict of interest or transaction for Special Approval or for approval by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner or its Affiliates) and the Series A Preferred Units voting together as a single class, or (ii) adopt a resolution or course of action that has not received Special Approval or Unitholder approval. The General Partner is not required in connection with its resolution of any conflict of interest to seek Special Approval or Unitholder approval of such resolution and may determine not to do so in its sole discretion. If any resolution, course of action or transaction: (A) receives Special Approval; or (B) receives approval of a majority of the Common Units (excluding Common Units owned by the General Partner or its Affiliates), then such resolution, course of action or transaction shall be conclusively deemed to be approved by the Partnership, all the Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any fiduciary or other duty or obligation existing at law, in equity or otherwise.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts or transactions shall be in its sole discretion.

(f) The Partners, and each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(g) For the avoidance of doubt, whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee), the officers of the General Partner or any Affiliates of the General Partner make a determination on behalf of the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the general partner of the Partnership or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights of the General Partner hereunder, including waivers and modifications of duties, protections and presumptions, as if such Persons were the General Partner hereunder.

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Section 7.10 Other Matters Concerning the General Partner.

(a) The General Partner may rely, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in Good Faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its or the Partnership’s duly authorized officers, a duly appointed attorney or attorneys-in-fact.

Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests; provided that, except as permitted by Section 4.9 or as approved by the Conflicts Committee, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as any Partnership Interests are held by any Group Member, such Partnership Interests shall not be entitled to any vote and shall not be considered to be Outstanding.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any of its Affiliates (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than two registrations pursuant to this Section 7.12(a) in any

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twelve-month period; and provided further, however, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (A) promptly prepare and file (1) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (2) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (B) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively,

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“Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.12(a) and Section 7.12(b) shall be in addition to any other rights to which an the Holders may be entitled under any separate agreement with the Partnership and shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e) The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests; provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(f) Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the

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request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

Section 7.13 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available to such Person or Partner to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.

(a) The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.

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(b) The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

(c) When calculating the Partnership’s Operating Surplus and Adjusted Operating Surplus:

(i) the Partnership’s proportionate share of Cove Point’s cash expenditures, cash receipts and cash reserves, as well as net changes therein or changes in Working Capital Borrowings, will be disregarded;

(ii) Adjusted Operating Surplus and Operating Surplus will be calculated for Cove Point from the Closing Date, as if the pertinent definitions hereof applied to Cove Point, provided that clause (a)(i) in the definition of “Operating Surplus” shall not be applicable.

(iii) All amounts of cash and cash equivalents distributed by Cove Point on any date from any source shall be deemed to be distributions from Cove Point’s Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore distributed by Cove Point to its partners (including the Partnership), excluding any distributions deemed to be distributions from Capital Surplus, equals Cove Point’s Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of cash and cash equivalents distributed by Cove Point in respect of any Quarter shall be deemed to be distributions of Capital Surplus. If Cove Point makes a distribution of cash or cash equivalents from Operating Surplus and Capital Surplus in respect of any Quarter, each of its partners receiving such distribution shall be deemed to receive the same proportion of such distribution from Operating Surplus and Capital Surplus, respectively. For the avoidance of doubt, any cash and cash equivalents received by the Partnership as a distribution from Cove Points’ Operating Surplus shall be treated as Operating Surplus of the Partnership.

(iv) For each Quarter, Cove Point’s Adjusted Operating Surplus shall be allocated among its partners in proportion to the total amount of cash and cash equivalents received by each as a distribution from Cove Point in respect of such Quarter, and the Partnership’s proportion shall be included in the Partnership’s Adjusted Operating Surplus for such Quarter.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

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Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c) The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. If the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

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Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest Closing Price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the “partnership representative” (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as “partnership representative,” the General Partner shall exercise any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available. The General Partner may amend the provisions of this Agreement as determined appropriate in order to minimize the potential U.S. federal and state or local income tax consequences to current and former Limited Partners, and for the proper administration of the Partnership, upon any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle A of the Code, as enacted by the Bipartisan Budget Act of 2015, or the promulgation of regulations or publication of other administrative guidance thereunder.

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Section 9.4 Withholding; Tax Payments.

(a) The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.8, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or issuance is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred or issued, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and is an Eligible Taxable Holder and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is a Non-Eligible Holder shall be determined in accordance with Section 4.8.

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(b) The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

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(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the U.S. Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) -(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the U.S. Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; and (D) if the General Partner is a natural person, his death or adjudication of incompetency.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or Section 11.1(a)(vi)(A), (B), or (C) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 pm, prevailing Eastern Time, on June 30, 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and Series A Preferred Units voting together as a single class and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 pm,

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prevailing Eastern Time, on June 30, 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units, voting as a class, and a majority of the Outstanding Subordinated Units, voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

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Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

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(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Conversion of Subordinated Units. Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist, the Subordinated Units held by any Person will immediately and automatically convert into Common Units on a one-for-one basis, provided (i) neither such Person nor any of its Affiliates voted any of its Units in favor of the removal and (ii) such Person is not an Affiliate of the successor General Partner; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.4(c)(ii), Section 6.1(d)(x), Section 6.7(b) and Section 6.7(c).

Section 11.5 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

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ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b) an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

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provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a

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reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (including the allocation provided for under Section 6.1(d)(xi)(C), which allocates items of gross income, gain, loss and deduction among the Partners to the maximum extent possible to provide a preference in liquidation to the Capital Account of the Series A Preferred Units over the Capital Accounts of Series A Junior Securities, but excluding adjustments made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence); provided that any cash or cash equivalents available for distribution under this Section 12.4(c) shall be distributed with respect to the Series A Preferred Units and Series A Senior Securities (up to the positive balances in the associated Capital Accounts) prior to any distribution of cash or cash equivalents with respect to the Series A Junior Securities.

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

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Section 12.8 Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, subject to Section 5.11(b)(iii)(B) may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that any or all of the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a

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change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests and Derivative Instruments pursuant to Section 5.5;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units or class of Limited Partners shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or class of Limited Partners or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (a) filed such amendment with the Commission via

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its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (b) made such amendment available on any publicly available website maintained by the Partnership.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 (other than Section 13.1(d)(iv)) and Section 13.2, no provision of this Agreement (other than Section 11.2 or Section 13.4) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or class of Limited Partners or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing or increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable, or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced or increased, as applicable.

(b) Notwithstanding the provisions of Section 13.1 (other than Section 13.1(d)(iv)) and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Limited Partners.

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Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (i) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (ii) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

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Section 13.7 Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum and Voting. The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of holders of Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage or class vote is required with respect to such action under the provisions of this Agreement, in which case the act of the holders of Partnership

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Interests that in the aggregate represent at least such greater or different percentage or the act of the Limited Partners holding the requisite percentage of the necessary class, shall be required; provided, however, that if, as a matter of law or provision of this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by holders of the required Percentage Interest or class of Limited Partners specified in this Agreement.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an

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Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13 Voting of Incentive Distribution Rights.

(a) For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Partnership matter except as may otherwise be required by law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

(b) If less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than amendments and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Subordinated Units, prior to the end of the Subordination Period, or together with the Common Units, thereafter, in either case as a single class except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Subordinated Units or

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Common Units, as applicable, when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Subordinated Units or Common Units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

(c) In connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long-term best interest of such holders.

ARTICLE XIV

MERGER OR CONSOLIDATION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the U.S., pursuant to a written plan of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2 Procedure for Merger or Consolidation.

(a) Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner, in declining to consent to a merger or consolidation, may act in its sole discretion.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

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(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Sections 14.3(d) and 14.3(e), the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its

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approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c) Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Agreement, but subject to Section 5.11(b)(vii) the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

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Section 14.4 Certificate of Merger. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger or Consolidation. At the effective time of the certificate of merger:

(a) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(b) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(c) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(d) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement except Section 5.11(b)(vii), if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests (but excluding the Series A Preferred Units, which are subject to Section 5.11(b)(vii)) of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

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(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

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ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class U.S. mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the U.S. Postal Service (or other physical mail delivery mail service outside the U.S.), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

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Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

Section 16.9 Applicable Law; Forum; Venue and Jurisdiction Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties,

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obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary or other duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law; and

(vi) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

Section 16.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

DOMINION MIDSTREAM PARTNERS, LP

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Section 16.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

DOMINION MIDSTREAM PARTNERS, LP

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

Dominion Midstream GP, LLC

By:
Name:
Title:

SIGNATURE PAGE

DOMINION MIDSTREAM PARTNERS, LP

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A

to the Second Amended and Restated

Agreement of Limited Partnership of

Dominion Midstream Partners, LP

Restrictions on Transfer of Series A Preferred Units

THE SERIES A PREFERRED UNITS (ALSO REFERRED TO AS “THIS SECURITY”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SERIES A PREFERRED UNITS MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO DOMINION MIDSTREAM PARTNERS, LP THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN SECTIONS 4.5, 4.8 AND 5.11(b)(viii) OF AND ELSEWHERE IN THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF DOMINION MIDSTREAM PARTNERS, LP, AS AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME (THE “PARTNERSHIP AGREEMENT”) AND THE VOTING RESTRICTIONS SET FORTH IN THE DEFINITION OF THE DEFINED TERM “OUTSTANDING” IN THE PARTNERSHIP AGREEMENT.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF DOMINION MIDSTREAM PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF DOMINION MIDSTREAM PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE DOMINION MIDSTREAM PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). DOMINION MIDSTREAM GP, LLC, THE GENERAL PARTNER OF DOMINION MIDSTREAM PARTNERS, LP, MAY IMPOSE RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT DETERMINES, WITH THE ADVICE OF COUNSEL, THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE TO (I) AVOID A SIGNIFICANT RISK OF DOMINION MIDSTREAM PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES OR (II) PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS OF DOMINION MIDSTREAM PARTNERS, LP (OR ANY CLASS OR CLASSES THEREOF).

A-1

Exhibit C

FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit C-1

DOMINION MIDSTREAM PARTNERS, LP

and

THE PURCHASERS NAMED ON SCHEDULE A

HERETO

REGISTRATION RIGHTS AGREEMENT

Dated [●], 2016

SCHEDULE A - Purchaser Name; Notice and Contact Information	A-1
SCHEDULE B – Purchasers Deemed to have Delivered the Piggyback Opt-out Notice	B-1

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2016 (this “Agreement”), is entered into by and among DOMINION MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Partnership”), and each of the Persons set forth on Schedule A hereto (the “Purchasers”).

WHEREAS, this Agreement is made in connection with the closing of the issuance and sale of the Series A Preferred Units and Common Units (the date of such closing, the “Closing Date”) pursuant to the Series A Preferred Unit and Common Unit Purchase Agreement, dated as of October 27, 2016, by and among the Partnership and the Purchasers (the “Purchase Agreement”); and

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the General Partner or the Partnership, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Average VWAP” per Common Unit over a certain period shall mean the arithmetic average of the VWAP per Common Unit for each Trading Day in such period.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or Commonwealth of Virginia are authorized or required by law or other governmental action to close.

“Closing Date” has the meaning set forth in the Recitals of this Agreement.

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“Commission” means the United States Securities and Exchange Commission.

“Common Unit Price” means $[●] per unit.

“Common Unit Registrable Securities” means the Conversion Unit Registrable Securities and the PIPE Unit Registrable Securities.

“Common Units” means the common units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement.

“Conversion Unit Registrable Securities” means the Common Units issuable upon conversion of the Series A Preferred Units, all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

“Conversion Unit Registration Statement” has the meaning specified in Section 2.01(a)(ii).

“DRI” means Dominion Resources, Inc. and its Affiliates.

“Effective Date” means the date of effectiveness of any Registration Statement.

“Effectiveness Period” has the meaning specified in Section 2.01(a)(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“First Reserve” means FR DM Holdings II, LLC, a Delaware limited liability company.

“General Partner” means Dominion Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Holder” means the record holder of any Registrable Securities.

“Holder Underwriter Registration Statement” has the meaning specified in Section 2.04(q).

“Included Registrable Securities” has the meaning specified in Section 2.02(a).

“Initiating Holder” has the meaning specified in Section 2.03(b).

“Liquidated Damages” has the meaning specified in Section 2.01(b).

“Liquidated Damages Multiplier” means the product of (i) (a) with respect to any Registration Statement for the Common Unit Registrable Securities, the Common Unit Price or (b) with respect to the Registration Statement for the Series A Preferred Unit Registrable Securities, the Preferred Unit Price and (ii) (a) in the case of clause (i)(a), the number of PIPE Unit Registrable Securities or Conversion Unit Registrable Securities, as applicable, then held by the applicable Holder and to be included on the applicable PIPE Unit Registration Statement or Conversion Unit Registration Statement, and (b) in the case of clause (i)(b), the number of Series A Preferred Unit Registrable Securities then held by the applicable Holder and to be included on the applicable Registration Statement.

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“Losses” has the meaning specified in Section 2.08(a).

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Other Holder” has the meaning specified in Section 2.02(a).

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as amended.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Piggyback Notice” has the meaning specified in Section 2.02(a).

“Piggyback Opt-Out Notice” has the meaning specified in Section 2.02(a).

“Piggyback Registration” has the meaning specified in Section 2.02(a).

“PIK Units” means any additional Series A Preferred Units issued by the Partnership to the holders of Series A Preferred Units pursuant to Section 5.11(b)(i)(A) of the Partnership Agreement.

“PIPE Unit Registrable Securities” means the Common Units to be issued and sold to the Purchasers on the Closing Date pursuant to the Purchase Agreement, all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

“PIPE Unit Registration Statement” has the meaning specified in Section 2.01(a)(i).

“Preferred Unit Price” means $[●] per unit.

“Preferred Unit Registration Statement” has the meaning specified in Section 2.01(a)(iii).

“Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.

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“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Registrable Securities” means the Common Unit Registrable Securities and the Series A Preferred Unit Registrable Securities.

“Registrable Securities Required Voting Percentage” means 75% of the outstanding Series A Preferred Unit Registrable Securities voting together as a single class on an as-converted basis.

“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement or a Piggyback Registration.

“Registration Expenses” has the meaning specified in Section 2.07(a).

“Registration Statement” has the meaning specified in Section 2.01(a)(iii).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning specified in Section 2.07(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

“Selling Holder Indemnified Persons” has the meaning specified in Section 2.08(a).

“Series A Conversion Date” means the date on which all of the Series A Preferred Units are convertible into Common Units pursuant to the terms of the Partnership Agreement.

“Series A Preferred Unit Registrable Securities” means the Series A Preferred Units, all of which are subject to the rights of Series A Preferred Unit Registrable Securities provided herein until such time as such securities either (i) convert into Common Units pursuant to the terms of the Partnership Agreement or (ii) cease to be Registrable Securities pursuant to Section 1.02.

“Series A Preferred Units” means the Series A Preferred Units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement to be issued and sold to the Purchasers pursuant to the Purchase Agreement, including any PIK Units issued in connection therewith.

“Stonepeak” means Stonepeak Commonwealth Holdings LLC, a Delaware limited liability company.

“Target Effective Date” means (a) with respect to the PIPE Unit Registration Statement for the PIPE Unit Registrable Securities, 120 days from the date hereof, (b) with respect to the Conversion Unit Registration Statement for the Conversion Unit Registrable Securities, the second anniversary of the date hereof, and (c) with respect to the Preferred Unit Registration Statement for the Series A Preferred Unit Registrable Securities, the Target Effective Date specified in Section 2.1(a).

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“Trading Day” means a day on which the principal National Securities Exchange on which the Common Units are listed or admitted to trading is open for the transaction of business or, if such Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Underwriter” means, with respect to any Underwritten Offering, the underwriters of such Underwritten Offering.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an Underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“VWAP” per Common Unit on any Trading Day shall mean the per Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “DM <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Common Units are listed). If the VWAP cannot be calculated for the Common Units on a particular date on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as determined in good faith by the Partnership in a commercially reasonable manner.

“WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the Commission).

Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security upon the earliest to occur of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to an Affiliate or to another Holder or any of its Affiliates or to any assignee or transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.10) pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is held by DRI or the Partnership or one of its direct or indirect subsidiaries and (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.10. In addition, a Holder will cease to have rights to require Registration of any Registrable Securities held by such Holder under this Agreement (i) with respect to Conversion Unit Registrable Securities and Series A Preferred Unit Registrable Securities, on the later of (A) the second anniversary of the date on which all Series A Preferred Units have been converted into Common Units pursuant to Article V

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of the Partnership Agreement and, (B) if such Holder is an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, the date on which such Holder ceases to be an affiliate of the Partnership, and (ii) with respect to PIPE Unit Registrable Securities, on the later of (A) the fifth anniversary of the date on which the PIPE Unit Registration Statement is effective and, (B) if such Holder is an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, the date on which such Holder ceases to be an affiliate of the Partnership. For the avoidance of doubt, the provisions of this Section 1.02 do not modify the transfer restrictions applicable to the Holders set forth in Section 5.11(b)(viii) of, and elsewhere in, the Partnership Agreement.

ARTICLE II.

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) Shelf Registration Statements.

(i) The Partnership shall use its commercially reasonable efforts to (i) prepare and file an initial registration statement under the Securities Act to permit the resale of the PIPE Unit Registrable Securities from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “PIPE Unit Registration Statement”) and (ii) cause such initial Registration Statement to become effective no later than the Target Effective Date for the PIPE Unit Registrable Securities.

(ii) The Partnership shall use its commercially reasonable efforts to (i) prepare and file an initial registration statement under the Securities Act (or an amendment to the Registration Statement filed pursuant to Section 2.01(a)(i)) to permit the resale of the Conversion Unit Registrable Securities from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “Conversion Unit Registration Statement”) and (ii) cause such initial Registration Statement or such amendment to become effective no later than the Target Effective Date for the Conversion Unit Registrable Securities.

(iii) If the Purchasers own more than 50% of the number of Series A Preferred Units purchased under the Unit Purchase Agreement as of the date of such request, then, upon the written request of Purchasers holding a majority of the Series A Preferred Unit Registrable Securities (which request may be given at least 180 days before the fifth anniversary of the date hereof), the Partnership shall use its commercially reasonable efforts to prepare and file, and cause to become effective no later than 180 days following receipt of such notice (the 180th date being the Target Effective Date for the Series A Preferred Registrable Securities), an initial Registration Statement (or an amendment to the Registration Statement filed pursuant to Section 2.01(a)(i) or Section 2.01(a)(ii)) to permit the resale of the Series A Preferred Unit Registrable Securities from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “Preferred Unit Registration Statement” and, each Preferred Unit Registration Statement, PIPE Unit Registration Statement or Conversion

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Unit Registration Statement, a “Registration Statement”); provided, however, that the obligation of the Partnership to use such commercially reasonable efforts to prepare, file, and cause to become effective such Registration Statement shall terminate immediately and be of no further force and effect if, at any time, the Purchasers fail to own more than 50% of the number of Series A Preferred Units purchased under the Unit Purchase Agreement.

(iv) The Partnership will use its commercially reasonable efforts to cause the Registration Statements filed pursuant to Section 2.01(a) to be continuously effective under the Securities Act, with respect to any Holder, until the earliest to occur of the following: (A) the date on which there are no longer any Registrable Securities outstanding and (B) (1) with respect to Conversion Unit Registrable Securities and Series A Preferred Unit Registrable Securities, the later of (I) the second anniversary of the date on which all Series A Preferred Units have been converted into Common Units pursuant to Article V of the Partnership Agreement and, (II) if such Holder is an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, the date on which such Holder ceases to be an affiliate of the Partnership, and (2) with respect to PIPE Unit Registrable Securities, on the later of (I) the fifth anniversary of the date on which the PIPE Unit Registration Statement is effective and, (II) if such Holder is an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, the date on which such Holder ceases to be an affiliate of the Partnership (in each case of clause (A) or (B) the “Effectiveness Period”). A Registration Statement filed pursuant to Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided that, if the Partnership is then eligible, it shall file such Registration Statement on Form S-3. A Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that a Registration Statement becomes effective, but in any event within three Business Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of such Registration Statement.

(b) Failure to Become Effective. If a Registration Statement required by Section 2.01(a) does not become or is not declared effective by the applicable Target Effective Date, then each Holder shall be entitled to a payment (with respect to each of the Holder’s Registrable Securities which are included in such Registration Statement), as liquidated damages and not as a penalty, of (i) for each non-overlapping 30-day period for the first 60 days following the applicable Target Effective Date, an amount equal to 0.25% of the applicable Liquidated Damages Multiplier, and (ii) for each non-overlapping 30-day period beginning on the 61st day following the applicable Target Effective Date, an amount equal to the amount set forth in clause (i) plus an additional 0.25% of the applicable Liquidated Damages Multiplier for each subsequent 60 days (i.e., 0.5% for 61-120 days, 0.75% for 121-180 days, and 1.0% thereafter), up to a maximum amount equal to 1.0% of the applicable Liquidated Damages Multiplier per non-overlapping 30-day period (the “Liquidated Damages”), until such time as such

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Registration Statement is declared or becomes effective or there are no longer any Registrable Securities outstanding. The Liquidated Damages shall be payable within 10 Business Days after the end of each such 30-day period in immediately available funds to the account or accounts specified by the applicable Holders. Any amount of Liquidated Damages shall be prorated for any period of less than 30 days accruing during any period for which a Holder is entitled to Liquidated Damages hereunder.

(c) Waiver of Liquidated Damages. If the Partnership is unable to cause (i) the PIPE Unit Registration Statement to become effective on or before the applicable Target Effective Date, then the Partnership may request a waiver of the Liquidated Damages with respect thereto, which may be granted by the consent of the Holders of at least 75% of the PIPE Unit Registrable Securities, in their sole discretion, and which such waiver shall apply to all the Holders of PIPE Unit Registrable Securities included on such Registration Statement or (ii) the Conversion Unit Registration Statement or the Preferred Unit Registration Statement to become effective on or before the applicable Target Effective Date, then the Partnership may request a waiver of the Liquidated Damages with respect thereto, which may be granted by the consent of Holders of at least the Registrable Securities Required Voting Percentage, in their sole discretion, and which such waiver shall apply to all the Holders of Registrable Securities included on such Registration Statement.

(d) Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement or (ii) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.02 Piggyback Registration.

(a) Participation. If at any time the Partnership proposes to file (i) a Registration Statement (other than a Registration Statement contemplated by Section 2.01(a)) on behalf of any other Holder, other than DRI or any of its Affiliates, who has registration rights related to an Underwritten Offering undertaken pursuant to Section 2.03 (“Other Holder”), or (ii) a prospectus supplement relating to the sale of Common Units by any Other Holders to an

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effective “automatic” registration statement, so long as the Partnership is a WKSI at such time or, whether or not the Partnership is a WKSI, so long as the Common Unit Registrable Securities were previously included in the underlying shelf Registration Statement or are included on an effective Registration Statement, or in any case in which Holders may participate in such offering without the filing of a post-effective amendment, in each case, for the sale of Common Units by Other Holders in an Underwritten Offering undertaken pursuant to Section 2.03, then the Partnership shall give not less than four Business Days’ notice (including notification by electronic mail) (the “Piggyback Notice”) of such proposed Underwritten Offering to each Holder (together with its Affiliates) owning Common Unit Registrable Securities and such Piggyback Notice shall offer such Holder the opportunity to include in such Underwritten Offering such number of Common Unit Registrable Securities (the “Included Registrable Securities”) as such Holder may request in writing (a “Piggyback Registration”); provided, however, that the Partnership shall not be required to offer such opportunity (A) to such Holders if the Holders, together with their Affiliates, do not offer a minimum of $25 million of Common Unit Registrable Securities, in the aggregate (determined by multiplying the number of Common Unit Registrable Securities owned by the Average VWAP for the 10 Trading Days preceding the date of such notice), or such lesser amount if it constitutes the remaining holdings of the Holder and its Affiliates, or, (B) to such Holders if the Partnership has been advised by the Managing Underwriter that the inclusion of Common Unit Registrable Securities for sale for the benefit of such Holders will have an adverse effect on the price, timing or distribution of the Common Units in such Underwritten Offering, in which case the amount of Common Unit Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b). Each Piggyback Notice shall be provided to Holders on a Business Day pursuant to Section 3.01 and receipt of such notice shall be confirmed and kept confidential by the Holders until either (x) such proposed Underwritten Offering has been publicly announced by the Partnership or (y) the Holders have received notice from the Partnership that such proposed Underwritten Offering has been abandoned, which the Partnership shall provide to the Holders reasonably promptly after the final decision to abandon a proposed Underwritten Offering has been made. Each such Holder will have four Business Days (or two Business Days in connection with any overnight or bought Underwritten Offering) after such Piggyback Notice has been delivered to request in writing to the Partnership the inclusion of Common Unit Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received by the Partnership within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of the Partnership’s intention to undertake an Underwritten Offering and prior to the pricing of such Underwritten Offering, such Underwritten Offering is terminated or delayed pursuant to the provisions of this Agreement, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (1) in the case of a termination of such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Common Unit Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least one Business Day prior to the time of pricing of such Underwritten Offering. Any Holder may deliver written notice (a “Piggyback

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Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of a Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings pursuant to this Section 2.02(a), unless such Piggyback Opt-Out Notice is revoked by such Holder. The Holders listed on Schedule B shall each be deemed to have delivered a Piggyback Opt-Out Notice as of the date hereof.

(b) Priority of Piggyback Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering for Other Holders advise the Partnership that the total amount of Common Unit Registrable Securities that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Partnership shall include the number of Common Units that such Managing Underwriter or Underwriters advise the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Common Units requested to be included therein by the Initiating Holder and (ii) second, pro rata among the Holders who are exercising piggyback registration rights pursuant to this Section 2.02 related to such offering (based, for each such Holder, on the percentage derived by dividing (x) the number of Common Units proposed to be sold by such Holder in such Underwritten Offering by (y) the aggregate number of Common Units proposed to be sold by all Holders in such Underwritten Offering).

Section 2.03 Underwritten Offering.

(a) Purchaser Demand Rights. If Stonepeak, First Reserve or any of their respective Affiliates elect to dispose of Common Unit Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and either (i) reasonably expect gross proceeds of at least $100 million from such Underwritten Offering (together with any Common Unit Registrable Securities to be disposed of by a Selling Holder who has elected to participate in such Underwritten Offering pursuant to Section 2.02) or (ii) reasonably expect gross proceeds of at least $50 million from such Underwritten Offering (together with any Common Unit Registrable Securities to be disposed of by a Selling Holder who has elected to participate in such Underwritten Offering pursuant to Section 2.02) and such Common Unit Registrable Securities represent 100% of the then-outstanding Common Unit Registrable Securities held by the applicable Selling Holder and its affiliates, the Partnership shall, at the written request of such Selling Holder(s), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Partnership with the Managing Underwriter or Underwriters selected by the Partnership, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Common Unit Registrable Securities; provided, however, that the Partnership shall have no obligation to facilitate or participate in, including entering into any underwriting agreement for more than (i) two Underwritten Offerings requested by Stonepeak or any of or its Affiliates (which shall never occur within 365 days of each other) and (ii) one Underwritten Offering requested by First Reserve or any of its Affiliates (which

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shall never occur within 365 days of any other Underwritten Offering requested hereunder); provided, further, that if the Partnership, DRI or any of their respective Affiliates is conducting or actively pursuing a securities offering of the Partnership’s Common Units with anticipated gross offering proceeds of at least $100 million (other than in connection with any at-the-market offering or similar continuous offering program), then the Partnership may suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering on such Selling Holder’s behalf pursuant to this Section 2.03; provided, however, that the Partnership may only suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering pursuant to this Section 2.03 once in any six-month period and in no event for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period.

(b) General Procedures. In connection with any Underwritten Offering contemplated by Section 2.02 or Section 2.03(a), the underwriting agreement into which each Selling Holder and the Partnership shall enter shall contain such representations, covenants, indemnities (subject to Section 2.08) and other rights and obligations as are customary in Underwritten Offerings of securities by the Partnership. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the Underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.03, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the time of pricing of such Underwritten Offering to be effective; provided, further, that in the event the Managing Underwriter or Underwriters of any proposed Underwritten Offering advise the Partnership that the total amount of Common Unit Registrable Securities that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Unit Registrable Securities offered or the market for the Common Units, and the amount of Common Unit Registrable Securities requested to be included in such Underwritten Offering by the Holder that initiated such Underwritten Offering pursuant to Section 2.03(a) (the “Initiating Holder”) is reduced by 50% or more, the Initiating Holder will have the right to withdraw from such Underwritten Offering by delivering notice to the Partnership at least one Business Day prior to the time of pricing of such Underwritten Offering, in which case the Partnership will have no obligation to proceed with such Underwritten Offering and such Underwritten Offering, whether or not completed, will not decrease the number of Underwritten Offerings the Initiating Holder shall have the right and option to request under this Section 2.03. No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses.

Section 2.04 Further Obligations. In connection with its obligations under this Article II, the Partnership will:

(a) promptly prepare and file with the Commission such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

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(b) if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;

(c) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the resale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(d) if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

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(f) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h) in the case of an Underwritten Offering, furnish, or use its reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Partnership addressed to the Underwriters, dated the date of the closing under the applicable underwriting agreement and (ii) a “comfort letter” addressed to the Underwriters, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the Underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such Underwriters may reasonably request;

(i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(j) make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

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(k) use its commercially reasonable efforts to cause all Common Unit Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;

(l) use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m) provide a transfer agent, which may be the General Partner or one of its Affiliates as provided in the Partnership Agreement, and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;

(n) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the Underwriters, if any, in order to expedite or facilitate the disposition of Common Unit Registrable Securities (including making appropriate officers of the General Partner available to participate in customary marketing activities); provided, however, that the officers of the General Partner shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering;

(o) if reasonably requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(p) if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer Registrable Securities without legend upon sale by the Holder of such Registrable Securities under a Registration Statement; and

(q) if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with a Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof. In addition, at any Holder’s request, the Partnership will furnish to

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such Holder, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request (provided that such request shall not be more frequently than on an annual basis unless such Holder is offering Registrable Securities pursuant to a Holder Underwriter Registration Statement), (i) a “comfort letter”, dated such date, from the Partnership’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Offerings of securities by the Partnership, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as has been customarily given in Underwritten Offerings of securities by the Partnership, accompanied by standard “10b-5” negative assurance for such offerings, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the General Partner addressed to the Holder, as has been customarily given by such officers in Underwritten Offerings of securities by the Partnership. The Partnership will also use its reasonable efforts to provide legal counsel to such Holder with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.

Notwithstanding anything to the contrary in this Section 2.04, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement, and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence as set forth in subsection (q) of this Section 2.04 with respect to the Partnership at the time such Holder’s consent is sought.

Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.04, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.04 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the Managing Underwriter or Managing Underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.05 Cooperation by Holders. The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.03(a) if such Holder has failed to timely furnish such information

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that the Partnership determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Common Unit Registrable Securities who is participating in an Underwritten Offering and is included in a Registration Statement agrees to enter into a customary letter agreement with underwriters providing that such Holder will not effect any public sale or distribution of Common Unit Registrable Securities during the 45 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that, notwithstanding the foregoing, (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the Underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.06 shall not apply to any Common Unit Registrable Securities that are included in such Underwritten Offering by such Holder.

Section 2.07 Expenses.

(a) Certain Definitions. “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the Registration of Registrable Securities on a Registration Statement pursuant to Section 2.01, a Piggyback Registration pursuant to Section 2.02, or an Underwritten Offering pursuant to Section 2.03, and the disposition of such Registrable Securities, including all registration, filing, securities exchange listing and National Securities Exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities, plus any costs or expenses related to any roadshows conducted in connection with the marketing of any Underwritten Offering.

(b) Expenses. The Partnership will pay all reasonable Registration Expenses, as determined in good faith, in connection with a shelf Registration, a Piggyback Registration or an Underwritten Offering, whether or not any sale is made pursuant to such shelf Registration, Piggyback Registration or Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, except as otherwise provided in Section 2.08, the Partnership shall not be responsible for professional fees (including legal fees) incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

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Section 2.08 Indemnification.

(a) By the Partnership. In the event of a Registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner and the General Partner’s directors, officers, employees and agents and each Person, who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

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(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.08(c), except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

(d) Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this

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paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.09 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof;

(b) file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities; provided, however, that (a) unless any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder, the amount of Registrable Securities transferred or assigned to such transferee or assignee shall represent at least $50 million of Registrable Securities (on an as-converted basis where applicable (determined by multiplying the number of Registrable Securities (on an as-converted basis) owned by the Average VWAP for the 10 Trading Days preceding the date of such transfer or assignment)), or such lesser amount if it constitutes the remaining holdings of the Holder and its Affiliates, (b) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement.

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Section 2.11 Limitation on Subsequent Registration Rights. From and after the date hereof, the Partnership shall not, without the prior written consent of the Holders of at least the Registrable Securities Required Voting Percentage, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership for Other Holders on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders of Common Unit Registrable Securities hereunder; provided, that in no event shall the Partnership enter into any agreement that would permit another holder of securities of the Partnership to participate on a pari passu basis (in terms of priority of cut-back based on advice of underwriters) with a Purchaser requesting registration or takedown in an Underwritten Offering pursuant to Section 2.03(a).

Section 2.12 Limitation on Obligations for Series A Preferred Unit Registrable Securities. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall be construed to require the Partnership to (a) conduct an underwritten offering for the public sale, resale or any other disposition of Series A Preferred Unit Registrable Securities, (b) except as expressly provided in this Agreement, otherwise assist in the public resale of any Series A Preferred Unit Registrable Securities, (c) provide any Holder of Series A Preferred Unit Registrable Securities any rights to include any Series A Preferred Unit Registrable Securities in any underwritten offering relating to the sale by the Partnership or any other Person of any securities of the Partnership or (d) cause any Series A Preferred Unit Registrable Securities to be listed on any securities exchange or nationally recognized quotation system.

ARTICLE III.

MISCELLANEOUS

Section 3.01 Communications. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, personal delivery or (in the case of any notice given by the Partnership to the Purchasers) email to the following addresses:

(a) If to the Purchasers, to the addresses set forth on Schedule A.

(b) If to the Partnership:

Dominion Midstream Partners, LP

120 Tredegar Street

Richmond, Virginia 23219

Attention: Treasurer

Facsimile: (804) 819-2638

Email: james.r.chapman@dom.com

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Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston TX 77002-6760

Attention: David Oelman

Facsimile: (713) 615-5620

Email: doelman@velaw.com

or to such other address as the Partnership or the Purchasers may designate to each other in writing from time to time or, if to a transferee or assignee of the Purchasers or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.10. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile or email copy, if sent via facsimile or email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.02 Binding Effect. This Agreement shall be binding upon the Partnership, each of the Purchasers and their respective successors and permitted assigns, including subsequent Holders of Registrable Securities to the extent permitted herein. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 3.03 Assignment of Rights. Except as provided in Section 2.10, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

Section 3.04 Recapitalization, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, acquisition, consolidation, reorganization, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.05 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the

21

ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 3.08 Governing Law, Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 3.09 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 3.10 Entire Agreement . This Agreement, the Purchase Agreement and the other agreements and documents referred to herein and therein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the Purchase Agreement with respect to the rights

22

granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates set forth herein or therein. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11 Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of at least the Registrable Securities Required Voting Percentage; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership or any Holder from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.

Section 3.12 No Presumption. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 3.13 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that, other than as set forth herein, no Person other than the Purchasers, the Holders, their respective permitted assignees and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of any Purchaser or a Selling Holder hereunder.

Section 3.14 Interpretation. Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it

23

follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Holder’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The words such as “herein,” “hereinafter,” “hereof’ and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

[Remainder of Page Left Intentionally Blank]

24

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

DOMINION MIDSTREAM PARTNERS, LP

By:	Dominion Midstream GP, LLC, its general partner

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

STONEPEAK COMMONWEALTH HOLDINGS LLC

By:	Stonepeak Commonwealth Upper Holdings LLC, its Managing Member

By:	Stonepeak Infrastructure Fund II (AIV) LP, its Managing Member

By:	Stonepeak Associates II LLC, its General Partner

By:	Stonepeak GP Holdings II LP, its sole member

By:	Stonepeak GP Investors II LLC, its general partner

By:	Stonepeak GP Investors Manager LLC, its managing member

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

MTP Energy Master Fund Ltd.

By:	MTP Management, LLC, its Investment Manager

By:	Magnetar Financial LLC, its Sole Member

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

Triangle Peak Partners II, LP

By:	Triangle Peak Partners II General Partner, LLC, its General Partner

By:
Name:
Title:

TPP II Annex Fund, LP

By:	Triangle Peak Partners II General Partner, LLC, its General Partner

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

Kayne Anderson MLP Investment Company

By:	KA Fund Advisors, LLC, as Manager

By:
Name:
Title:

Kayne Anderson Energy Development Company

By:
Name:
Title:

MGMP, LP

By:
Name:
Title:

LONGBOAT CAPITAL, LLC

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

Tortoise Direct Opportunities Fund, LP

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

FR DM Holdings II, LLC

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

SCHEDULE A

Purchaser Name; Notice and Contact Information

Purchaser	Contact Information
Stonepeak Commonwealth Holdings LLC

717 5th Avenue, 25th Floor

New York, NY 10022

Attn: Jack Howell

howell@stonepeakpartners.com

Fax: 212-907-5101

With a copy to (which shall not constitute notice):

Sidley Austin LLP

1000 Louisiana Street, Suite 6000

Houston, TX 77002

Attn: Cliff W. Vrielink

cvrielink@sidley.com

Fax: (713) 495-7799

MTP Energy Master Fund Ltd.

c/o Magnetar Financial LLC

1603 Orrington Ave., 13th Floor

Evanston, IL 60201

Attn: Chief Legal Officer

MTP_Notices@magnetar.com

Fax: 847-905-4400

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, TX 77002

Attn: Matthew R. Pacey

matt.pacey@kirkland.com

Fax: (713)-835-3601

Triangle Peak Partners II, LP

Triangle Peak Partners II, LP

Attn: Michael C. Morgan, Chief Executive Officer

Carmel Plaza, Suite 305 (Ocean & Mission)

P.O. Box 3788

Carmel, CA 93921

mike@trianglepeakpartners.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, TX 77002

Attn: Matthew R. Pacey

matt.pacey@kirkland.com

Fax: (713)-835-3601

TPP II Annex Fund, LP

Attn: Michael C. Morgan, Chief Executive Officer

Carmel Plaza, Suite 305 (Ocean & Mission)

P.O. Box 3788

Carmel, CA 93921

mike@trianglepeakpartners.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, TX 77002

Attn: Matthew R. Pacey

matt.pacey@kirkland.com

Fax: (713)-835-3601

Kayne Anderson MLP Investment Company	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com Email: jbaker@kaynecapital.com

Kayne Anderson Energy Development Company	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com Email: jbaker@kaynecapital.com

MGMP, LP	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com Email: jbaker@kaynecapital.com

LONGBOAT CAPITAL, LLC	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com Email: jbaker@kaynecapital.com

Tortoise Direct Opportunities Fund, LP	11550 Ash Street, Suite 300 Leawood, KS 66211 spang@tortoiseadvisors.com Fax: 913-981-1021

FR DM Holdings II, LLC	c/o FREIF II Bravo AIV, L.P. One Lafayette Place 3rd Floor Greenwich, CT 06830 Attn: Matthew Raben mraben@firstreserve.com Fax: 203-625-8553

SCHEDULE B

PURCHASERS DEEMED TO HAVE DELIVERED THE PIGGYBACK OPT-OUT NOTICE

1.	[Purchaser]

2.	[Purchaser]

B-1

Exhibit D

FORM OF GENERAL PARTNER WAIVER

[●], 2016

Reference is hereby made to that certain Series A Preferred Unit and Common Unit Purchase Agreement, dated as of [●], 2016, by and among Dominion Midstream Partners, LP (the “Partnership”) and each of the Purchasers set forth in Schedule A thereto (the “Purchase Agreement”), pursuant to which the Partnership has agreed to issue and sell (a) an aggregate of [●] Series A Preferred Units representing limited partner interests of the Partnership, for a cash purchase price of $[●] per Series A Preferred Unit and (b) an aggregate of [●] Common Units representing limited partner interests of the Partnership, for a cash purchase price of $[●] per Common Unit. Capitalized terms used but not defined herein shall have the definition given such terms in the Purchase Agreement. The General Partner, in its own capacity and in its capacity as the general partner of the Partnership, hereby waives any preemptive rights it or its Affiliates may hold pursuant to Section 5.7 of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of [●], 2016, with respect to the offering, issuance and sale of Purchased Units, PIK Units and Conversion Units pursuant to the Purchase Agreement.

IN WITNESS WHEREOF, the undersigned executes this General Partner Waiver, effective as of the date first written above.

DOMINION MIDSTREAM GP, LLC

By:
Name:
Title:

Exhibit D-1

Exhibit E

FORM OF CONTRIBUTION AGREEMENT

Exhibit E-1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

dated as of             , 2016

By and Among

DOMINION RESOURCES, INC.,

as Parent,

QPC HOLDING COMPANY

as Contributor,

and

DOMINION MIDSTREAM PARTNERS, LP,

as Acquirer

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Form of Assignment of Membership Interests

-iii-

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”), dated as of             , 2016 (the “Effective Date”), is made by and among DOMINION RESOURCES, INC., a Virginia corporation (“Parent”), QPC HOLDING COMPANY, a Utah corporation (“Contributor”), and DOMINION MIDSTREAM PARTNERS, LP, a Delaware limited partnership (“Acquirer”).

RECITALS

A. Contributor owns 100% of the issued and outstanding membership interests (the “Interests”) of Questar Pipeline, LLC, a Utah limited liability company and successor by statutory conversion to Questar Pipeline Company, a Utah corporation (the “Company”).

B. The Company owns 100% of the issued and outstanding membership interests of (i) Questar Overthrust Pipeline, LLC (“Questar Overthrust Pipeline”), (ii) Questar White River Hub, LLC (“Questar White River Hub”) and (iii) Questar Field Services, LLC (“Questar Field Services”), each a Utah limited liability company.

C. Questar White River Hub owns 50% of the issued and outstanding membership interests of White River Hub, LLC (“White River Hub”), a Delaware limited liability company.

D. Contributor intends to contribute all of Contributor’s right, title and interests in the Interests to Acquirer, and for Acquirer to become the sole member of the Company, in exchange for the Consideration and subject to the terms and conditions set forth in this Agreement.

E. The Company and each Company Subsidiary (other than White River Hub) is an entity that is disregarded as separate from Contributor pursuant to United States Treasury Regulations Section 301.7701-3(b)(1)(ii) and, accordingly, for United States federal income tax purposes, all of their respective assets and liabilities are treated as those of Contributor and Contributor is treated as transferring such assets and liabilities to Acquirer.

NOW THEREFORE, in consideration of the premises and the agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Acquired Assets” has the meaning set forth in Section 3.9(b).

“Acquirer” has the meaning set forth in the first paragraph of this Agreement.

“Acquirer Conflicts Committee” means the Conflicts Committee of the Board of Directors of Dominion Midstream GP, LLC, a Delaware limited liability company and the general partner of Acquirer.

“Acquirer Debt” has the meaning set forth in Section 5.3(a).

“Acquirer Indemnified Parties” has the meaning set forth in Section 7.1(a).

“Acquirer Material Adverse Effect” means any change or effect resulting from events, actions, inactions or circumstances that, individually or in the aggregate, prevents, restricts or delays the ability of Acquirer to perform its obligations under the Transaction Documents or to consummate the Contemplated Transactions.

“Acquirer’s Knowledge” means the actual knowledge of Mark O. Webb after due inquiry. For purposes of the foregoing definition, “due inquiry” shall mean (i) a reasonable investigation of documents in the files of the applicable Person and (ii) reasonable inquiry of those employees of, or Persons performing similar functions for, Acquirer or its Affiliates, who have responsibility for the matter as to which a particular representation or warranty relates.

“Action” means any claim, action, suit or proceeding (including any arbitration proceeding) by or before any Governmental Authority.

“Adverse Consequences” means all losses, damages, penalties, awards, fines, costs (including court costs and investigative and remedial costs), amounts paid in settlement, liabilities, obligations, Taxes, Liens, fees and expenses (including reasonable attorneys’ and accountants’ fees).

“Affiliate” means any Person in control or under control of, or under common control with, another Person. For purposes of the foregoing, “control,” with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company. For purposes of this Agreement, Acquirer shall be deemed not to be an Affiliate of Parent or Contributor, and vice versa.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Assignment of Membership Interests” means that certain Assignment of Membership Interests, to be dated as of the Closing Date, between Contributor and Acquirer, in the form attached hereto as Exhibit A.

“Balance Sheet Date” has the meaning set forth in Section 3.14(b).

“Basic Cap” has the meaning set forth in Section 7.3(a).

“Basic Representations” has the meaning set forth in Section 7.2.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or required by Law or executive order to be closed.

“Cash Consideration” has the meaning set forth in Section 2.2(c).

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended, in effect as of the Closing.

“Company” has the meaning set forth in Recital A.

“Company Material Contract” means (i) any contract which was required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or (ii) any Contract, including any joint development or operating agreement, partnership or other similar agreement or arrangement, any gathering, processing, development, production, cost-of-service or similar agreement, any futures contract, option contract or other derivative transaction, any transportation or storage contract, any throughput contract or any agreement relating to long term indebtedness, that relates to or involves future expenditures, receipts or payments by the Company or any Company Subsidiary of more than $20,000,000.00 in any one (1) year period that cannot be terminated on less than 90 days’ notice without material payment or penalty.

“Company Subsidiary” means each of Questar Overthrust Pipeline, Questar White River Hub, Questar Field Services and White River Hub.

“Consideration” has the meaning set forth in Section 2.2.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement, in any form, including whether written or oral.

“Contributor” has the meaning set forth in the first paragraph of this Agreement.

“Contributor Indemnified Parties” has the meaning set forth in Section 7.1(b).

“Contributor Parties” means Parent and Contributor and “Contributor Party” means Parent or Contributor as applicable.

“Contributor’s Knowledge” means the actual knowledge of James R. Chapman, Steven D. Ridge, David M. Curtis, Ronald S. Jorgensen, and Shelley Wright-Kendrick, after due inquiry. For purposes of the foregoing definition, “due inquiry” shall mean (i) a reasonable investigation of documents in the files of the applicable Person and (ii) reasonable inquiry of those employees of, or Persons performing similar functions for, the Contributor Parties or their Affiliates, who have responsibility for the matter as to which a particular representation or warranty relates.

“Debt Financed Cash Consideration” has the meaning set forth in Section 5.3(a).

“Deductible” has the meaning set forth in Section 7.3(b).

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“DM Common Unit” has the meaning assigned to the term “Common Unit” in the DM Partnership Agreement.

“DM Convertible Preferred Units” has the meaning assigned to the term “Series A Preferred Units” in the DM Partnership Agreement.

“DM Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Acquirer, dated as of October 20, 2014, as the same shall have been amended and restated on or prior to the Closing Date pursuant to a Second Amended and Restated Agreement of Limited Partnership of Acquirer in substantially the form provided to Contributor prior to the Effective Date (the “Second Restated DM Partnership Agreement”).

“DMHC II” has the meaning set forth in Section 3.19.

“DMHC III” has the meaning set forth in Section 3.19.

“DMHC Existing Units” has the meaning set forth in Section 3.19.

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Environmental Laws” means all Laws relating to (a) pollution or protection of the environment, natural resources or threatened, endangered or otherwise protected species, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substance and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substance, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Natural Gas Pipeline Safety Act, the Pipeline Safety, Regulatory Certainty and Jobs Creation Act of 2011, and any regulations promulgated thereunder, any state or local counterpart laws or regulations and other environmental conservation and protection laws, each as amended through and existing as of the Closing Date.

“Financial Statements” has the meaning set forth in Section 3.14(a).

“FERC” means the Federal Energy Regulatory Commission.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any foreign, federal, state, local, county, municipal, provincial, multinational government or other governmental or quasi-governmental authority or regulatory body, court, tribunal, arbitrating body, governmental department, commission, board, body, self-regulating authority, bureau or agency, as well as any other instrumentality or entity designated to act for or on behalf of any of the foregoing.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Laws, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, natural gas, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons, whether refined or unrefined, and (c) radioactive materials, asbestos, whether in a friable or a non-friable condition, and polychlorinated biphenyls.

“Interests” has the meaning set forth in Recital A.

“Interim Period” has the meaning set forth in Section 5.1(a).

“Law” means any applicable constitutional provision, statute, ordinance or other law, rule, regulation, or interpretation of any Governmental Authority and any decree, injunction, stay, judgment, order, ruling, decision, assessment or writ.

“Liens” means liens, charges, security interests, restrictions, options, pledges, claims or encumbrances of any nature, excluding restrictions arising under applicable law and the Organizational Documents of the Company and the Company Subsidiaries.

“Loan Financing Sources” shall mean the Persons (including lenders, agents and arrangers) that have committed to provide or otherwise entered into agreements in connection with the third party debt financing contemplated by the Term Loan Agreement, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates or Representatives involved in the Term Loan Agreement and their respective successors and assigns.

“Material Adverse Effect” means any change or effect resulting from events, actions, inactions or circumstances that, individually or in the aggregate, (a) is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, excluding, in any case, (i) any change or effect resulting from conditions or developments in the economy, industry, financial markets, interest rates, securities markets, commodity markets or fuel markets generally applicable to the industry or the market in which the Company and the Company Subsidiaries participate, (ii) any change or effect resulting from the announcement of the execution of this Agreement (or any other agreement to be entered into pursuant to this Agreement), or the pendency of or consummation of the Contemplated Transactions, or the identity of Acquirer, and (iii) any change or effect resulting from any actions to be taken pursuant to or in accordance with this Agreement, or (b) prevents, materially restricts or materially delays the ability of the Contributor Parties to perform their obligations under the Transaction Documents or to consummate the Contemplated Transactions.

“Merger Agreement” has the meaning set forth in Section 3.8.

“New DM Common Units” has the meaning set forth in Section 2.2(b).

“New DM Convertible Preferred Units” has the meaning set forth in Section 2.2(a).

“New DM Units” means, collectively, the New DM Convertible Preferred Units and the New DM Common Units.

“Organizational Documents” means with respect to any Person, the certificate or articles of incorporation, organization, formation or limited partnership and the by-laws, the limited partnership agreement, the partnership agreement, the limited liability company agreement, the operating agreement or the trust agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the jurisdiction of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parties” means Acquirer, Contributor and Parent and “Party” means Acquirer, Contributor or Parent as applicable.

“Permits” means all permits, licenses, franchises, approvals, variances, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or authorizations of any Governmental Authority under any applicable Law.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a union, a limited liability company, a trust, an unincorporated organization or a Governmental Authority or any other separate legal entity recognized pursuant to Law.

“Prudent Industry Practice” means those practices, methods, and acts that a nationally recognized owner, developer or operator of projects of good standing, at a particular time, in the exercise of prudent judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would have taken to accomplish the desired result in a manner consistent with law, regulation, permits, codes, standards, equipment manufacturer’s recommendations, reliability, safety, environmental protection, economy, and expedition. “Prudent Industry Practice” does not necessarily mean the best practice, method, or standard of care, skill, safety and diligence in all cases, but is instead intended to encompass a range of acceptable practices, methods and standards.

“Questar Field Services” has the meaning set forth in Recital B.

“Questar Overthrust Pipeline” has the meaning set forth in Recital B.

“Questar White River Hub” has the meaning set forth in Recital B.

“Real Property Interests” has the meaning set forth in Section 3.9(a).

“Release” has the meaning set forth in 42 U.S.C. § 9601(22).

“Representatives” means, with respect to any Person, the professional (including financial) advisors, Loan Financing Sources, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers, employees, agents and representatives of such Person and its controlled Affiliates.

“Second Restated DM Partnership Agreement” has the meaning set forth in the definition of “DM Partnership Agreement.”

“Securities Act” means the Securities Act of 1933, as amended.

“Straddle Period” has the meaning set forth in Section 5.2(c).

“Subsidiary Interests” means all of the issued and outstanding membership interests of each Company Subsidiary.

“Supplemental Cap” has the meaning set forth in Section 7.3(b).

“Tax” or “Taxes” means (a) any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof; and (b) any liability for any item described in (a) payable by reason of contract, assumption, transferee liability, operation of law or otherwise.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Return” means any return, declaration, report, statement, claim for refund, or other document, together with all amendments and supplements thereto (including all related and supporting information) required to be filed with or supplied to a Governmental Authority in respect of Taxes.

“Term Loan Agreement” means that certain $300,000,000 Term Loan Agreement dated as of             , 2016, entered into by and between Acquirer and the lenders and other parties thereto, and guaranteed by Contributor.

“Transaction Documents” means this Agreement and the Assignment of Membership Interests.

“Transaction Financings” means cash proceeds to Acquirer from the transactions contemplated by each of (i) the Term Loan Agreement, (ii) the Unit Purchase Agreement, (iii) the Underwriting Agreement and (iv) other cash sources available to Acquirer, sufficient to pay the Cash Consideration and to complete the transactions contemplated by Section 6.2(f).

“Treasury Regulations” means the regulations promulgated by the Treasury Department under the Code, as in effect at the Closing.

“Underwriting Agreement” means that certain underwriting agreement by and between Acquirer and the underwriters party thereto, to be entered into prior to the Closing Date, providing for the offer and sale by Acquirer and purchase by the underwriters of DM Common Units.

“Unit Purchase Agreement” means that certain Series A Preferred Unit and Common Unit Purchase Agreement, dated as of September 27, 2016, by and among Acquirer and the Persons set forth on Schedule A thereto.

“White River Hub” has the meaning set forth in Recital C.

ARTICLE II

CONTRIBUTION, CONVEYANCE AND ASSUMPTION OF INTERESTS

Subject to the terms and conditions set forth in this Agreement:

Section 2.1 Contribution, Conveyance and Assumption of the Interests. At the Closing and for the consideration specified in Section 2.2 below, Contributor shall contribute, convey, transfer, assign and deliver to Acquirer all of the Interests in exchange for the consideration set forth in Section 2.2, and Acquirer shall acquire and accept from Contributor all of the Interests and shall become the sole member of the Company.

Section 2.2 Consideration. At the Closing, in exchange for the contribution of the Interests, Acquirer shall pay the consideration set forth in this Section 2.2 the total value of which shall be One Billion Two Hundred Ninety Million Dollars ($1,290,000,000) (the “Consideration”). The Consideration shall be payable at Closing as follows:

(a) Acquirer shall issue to Contributor a number of DM Convertible Preferred Units such that, when multiplying the number of such DM Convertible Preferred Units by the purchase price per DM Convertible Preferred Unit specified in the Unit Purchase Agreement, the result is $300 million, with any fractional DM Convertible Preferred Unit being rounded to the nearest whole number of DM Convertible Preferred Units (the “New DM Convertible Preferred Units”);

(b) Acquirer shall issue to Contributor a number of DM Common Units such that, when multiplying the number of such DM Common Units by the volume-weighted average trading price of a DM Common Unit on the New York Stock Exchange for the 10-day trading period ending on the trading day immediately preceding the Closing Date, the result is between $100 million and $425 million, with any fractional DM Common Unit being rounded to the nearest whole number of DM Common Units (the “New DM Common Units”); and

(c) Acquirer shall pay to Contributor an amount in cash equal to the difference between the Consideration and the agreed upon value of the consideration provided pursuant to Sections 2.2(a) and (b) above (the “Cash Consideration”), with such Cash Consideration to be sourced by Acquirer from proceeds of the Transaction Financings, including at least $300 million sourced solely from proceeds of the Acquirer Debt.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

The Contributor Parties hereby, jointly and severally, represent and warrant to Acquirer as follows:

Section 3.1 Organization; Qualification and Power.

(a) Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

(b) Contributor is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Utah, and has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

(c) The Company and each Company Subsidiary (other than White River Hub) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Utah. White River Hub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(d) The Company and each Company Subsidiary has all requisite limited liability company power and authority to own, lease and operate its assets and to conduct its business as now conducted. The Company and each Company Subsidiary is duly licensed or qualified to transact business as a foreign limited liability company in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except in those jurisdictions where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authorization; Validity.

(a) The execution and delivery by each of the Contributor Parties of this Agreement and the other Transaction Documents to which each of the Contributor Parties is a party, and the performance by each of the Contributor Parties of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action.

(b) This Agreement, and at the Closing the other Transaction Documents to which each of the Contributor Parties is a party, have been (or will be) duly executed and delivered by the applicable Contributor Party and, assuming that such agreements constitute valid and binding agreements of the other parties thereto, are (or will be) enforceable against the applicable Contributor Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict. The execution and delivery by each of the Contributor Parties of this Agreement and the other Transaction Documents to which each of the Contributor Parties is a party do not, and the performance by each Contributor Party of its obligations hereunder and thereunder and the consummation by each Contributor Party of the Contemplated Transactions will not:

(a) conflict with or violate any terms, conditions or provisions of the Organizational Documents of any Contributor Party, the Company or any Company Subsidiary;

(b) conflict with or violate any term or provision of any Law applicable to any Contributor Party, the Company or any Company Subsidiary, except for such conflicts or violations which would not reasonably be expected to result in a Material Adverse Effect; or

(c) conflict with or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any written contract that is legally binding by which any Contributor Party, the Company, any Company Subsidiary or any of their respective assets or properties are bound, except such conflicts or defaults (or rights of termination, cancellation or acceleration) which would not reasonably be expected to result in a Material Adverse Effect.

Section 3.4 Capitalization.

(a) Contributor is the sole member of the Company and owns all of the Interests. All of the Interests have been duly authorized, validly issued and fully paid, are nonassessable and held of record by Contributor, free and clear of all Liens. The Interests are not represented by a certificate or other instrument. Immediately after the Closing, the Acquirer will have good and valid record and beneficial title to the Interests free and clear of all Liens and be the sole member of the Company.

(b) The Company is the sole member of each Company Subsidiary (other than White River Hub) and owns all of the Subsidiary Interests (other than the Subsidiary Interests of White River Hub). Questar White River Hub is a member of White River Hub and owns 50% of the Subsidiary Interests of White River Hub. To Contributor’s

Knowledge, Enterprise White River Hub, LLC owns 50% of the Subsidiary Interests of White River Hub and is a member of White River Hub. All of the Subsidiary Interests (other than the Subsidiary Interests of White River Hub) have been duly authorized, validly issued and fully paid, are nonassessable and held of record by Contributor, free and clear of all Liens. The Subsidiary Interests of White River Hub held by Questar White River Hub have been duly authorized, validly issued and fully paid, are nonassessable and held of record by Questar White River Hub, free and clear of all Liens. Immediately after the Closing, Acquirer will have, via its ownership of the Company, good and valid title to the Subsidiary Interests (other than the Subsidiary Interests of White River Hub) free and clear of all Liens and be the indirect owner of 100% of the membership interests of each Company Subsidiary. Immediately after the Closing, Acquirer will have, via its ownership of the Company, good and valid title to 50% of the Subsidiary Interests of White River Hub free and clear of all Liens and be the indirect owner of 50% of the membership interests of White River Hub.

(c) Other than Questar Overthrust Pipeline, Questar Field Services and Questar White River Hub, the Company does not own any equity interests in any Person. Questar Overthrust Pipeline and Questar Field Services do not own any equity interests in any Person. Other than White River Hub, Questar White River Hub does not own any equity interests in any Person.

(d) Neither the Company nor any Company Subsidiary has any obligation to make any investment (in the form of a capital contribution or otherwise) in any Person other than obligations that will require the prior consent of the Company, a Company Subsidiary or a member of a management committee of a Company Subsidiary appointed by the Company or a Company Subsidiary.

(e) Except for those arising under the Organizational Documents of White River Hub, there are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from the Company or any Company Subsidiary any equity interests of or in the Company or any Company Subsidiary; (ii) no commitments on the part of the Company or any Company Subsidiary to issue subscriptions, warrants, options, convertible securities, membership interests or other similar rights; and (iii) no equity interests of the Company or any Company Subsidiary reserved for issuance for any such purpose. Neither the Company nor any Company Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities. Except for this Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity interests of the Company.

Section 3.5 Compliance with Laws; Litigation. Between January 31, 2016 and September 16, 2016, to Contributor’s Knowledge, and since September 16, 2016, the Company and each Company Subsidiary has been in compliance with all Laws applicable to it except where any such non-compliance would not reasonably be expected to have a Material Adverse Effect. Between January 31, 2016 and September 16, 2016, to Contributor’s Knowledge, and since September 16, 2016, there are no new pending or, to Contributor’s Knowledge, threatened,

Actions against the Contributor Parties, the Company or any Company Subsidiary, at law or in equity, or before or by any Governmental Authority, relating to or affecting the Company or any Company Subsidiary, the business of the Company or any Company Subsidiary, assets of the Company or any Company Subsidiary or the ownership and operation of the Interests, in each case which would reasonably be expected to have a Material Adverse Effect. To Contributor’s Knowledge, the Company and each Company Subsidiary hold, and are in compliance with, all Permits required by Law for the conduct of their respective businesses as they are now being conducted, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.6 Consents and Approvals. No filing, application or registration with, or consent, authorization or approval of or other action by, any third Person is, or will be, necessary for the valid execution and delivery by the Contributor Parties of this Agreement or the other Transaction Documents to which each applicable Contributor Party is a party, the performance by each Contributor Party of its obligations hereunder or thereunder or the consummation by the Contributor Parties or the Company of the Contemplated Transactions, except where the failure to make or obtain such filings, applications, registrations, consents, authorizations or approvals would not reasonably be expected to have a Material Adverse Effect.

Section 3.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Acquirer or the Company in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Contributor Parties.

Section 3.8 Questar Merger. To Contributor’s Knowledge, Questar Corporation (which is now known as Dominion Questar Corporation) did not breach any representation or warranty or fail to comply with any covenant or agreement set forth in that certain Agreement and Plan of Merger dated as of January 31, 2016 (the “Merger Agreement”) by and among Parent, Diamond Beehive Corp., and Questar Corporation with respect to the Company or any Company Subsidiary. The Transactions contemplated by the Merger Agreement closed on September 16, 2016.

Section 3.9 Assets.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Company, each Company Subsidiary (other than White River Hub) and, to Contributor’s Knowledge, White River Hub, owns and has either good and valid title in fee or a valid leasehold interest, consent, easement, right of way, permit, license or other rights to the real property interests and buildings, structures and other improvements thereon and fixtures thereto (the “Real Property Interests”) reasonably necessary to permit it to conduct its business as currently conducted, free and clear of any Liens. Since September 16, 2016, the Company has not sold or otherwise transferred any assets that are material to the business of the Company.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company, each Company Subsidiary (other than White River Hub) and, to Contributor’s Knowledge, White River Hub, owns and has good and valid title to, or, in the case of leased assets, a valid and marketable leasehold interest in, or, in the case of licensed assets, a valid license to, any and all material equipment, facilities and other tangible and intangible assets and rights used by or held for use by or in connection with the business of the Company and each Company Subsidiary as currently conducted (the “Acquired Assets”), free and clear of any Liens. Between January 31, 2016 and September 16, 2016, to Contributor’s Knowledge, and since September 16, 2016, the tangible Acquired Assets have been maintained in accordance with Prudent Industry Practice. Except as would not reasonably be expected to have a Material Adverse Effect, to Contributor’s Knowledge, the tangible Acquired Assets that are material to the business of the Company and the Company Subsidiaries are in good repair and proper operating condition.

(c) The Acquired Assets and the Real Property Interests, taken as a whole, constitute all of the assets the use or benefit of which are necessary and sufficient for the operation of the business of the Company and each Company Subsidiary as currently conducted.

Section 3.10 Environmental Matters. Except for those matters that would not reasonably be expected to have a Material Adverse Effect, between January 31, 2016 and September 16, 2016, to Contributor’s Knowledge, and since September 16, 2016: (a) the Company and each Company Subsidiary has been and are in compliance with all applicable Environmental Laws, (b) there are no new Actions relating to or arising under Environmental Laws that are pending or, to Contributor’s Knowledge, threatened against the Company or any Company Subsidiary, (c) neither the Company nor any Company Subsidiary has received any written notice of, or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws or Permits; (d) all Permits, if any, required to be obtained or filed by or on behalf of the Company or each Company Subsidiary under any Environmental Laws in connection with its current assets, operations and business have been duly obtained or filed and are valid and currently in effect; and (e) there has been no Release of any Hazardous Substance into the environment (i) at, on, under, within or from the transferred assets, or (ii) by the Company, each Company Subsidiary or a third party, in connection with the operation or use of the transferred assets, except in compliance with applicable Environmental Laws.

Section 3.11 Tax Matters. Except for those matters that would not reasonably be expected to have a Material Adverse Effect, between January 31, 2016 and September 16, 2016, to Contributor’s Knowledge, and since September 16, 2016:

(a) The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete.

(b) The Company and each Company Subsidiary has duly paid to Governmental Authorities, or made provision for the payment of, all Taxes that are due from them or that are not yet due but have been incurred by them.

(c) The Company and each Company Subsidiary has properly and timely withheld or collected and timely paid over to the appropriate Governmental Authority (or each is properly holding for such timely payment) all material amounts of Taxes required to be withheld, collected and paid over by applicable Law.

(d) No examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Company’s Taxes or Tax Returns is currently pending or has been proposed in writing or threatened, and no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary which has not been fully paid or adequately reserved.

(e) Neither the Company nor any Company Subsidiary has engaged in a transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and the applicable treasury regulations promulgated thereunder.

(f) At Closing, the Company and the Company Subsidiaries (other than White River Hub) will be treated as disregarded entities for United States federal income tax purposes pursuant to Treasury Regulation Section 301.7701-2(c)(2)(i).

(g) There are no material Liens for Taxes upon any of the assets of the Company or of any Company Subsidiary, other than statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings.

(h) At the Closing Date, neither the Company nor any Company Subsidiary will be a party to any Tax sharing, Tax allocation or Tax indemnity agreement pursuant to which it is liable for the Taxes of any other Person other than Tax allocation or sharing agreements, if any, that the Company and/or any Company Subsidiary becomes subject to as a result of the transaction described in Section 2.1 of this Agreement, nor will the Company or any Company Subsidiary have any continued liability for the Taxes of any other Person pursuant to any such agreement to which any of them was a party prior to the Closing Date.

Section 3.12 Labor; Employee Benefits Matters. Neither the Company nor any Company Subsidiary will have any employees as of the Closing Date, nor are there are any actions, charges or investigations pending or, to Contributor’s Knowledge, threatened by or on behalf of any current or prior employee alleging violations of local, state or federal Laws relating to employment or labor practices, except as would not reasonably be expected to have a Material Adverse Effect. There are no strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or affecting, in any material respect, the Company or any Company Subsidiary. There are no pending or, to Contributor’s Knowledge, threatened claims with respect to any material employee benefit plan program or arrangement currently or previously sponsored by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary would be liable, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.13 Contracts.

(a) Each Company Material Contract is valid and binding on the Company and any Company Subsidiary party thereto, as applicable, and, to Contributor’s Knowledge, each other party thereto and is in full force and effect and enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles, whether considered in a proceeding in equity or at law), except where the failure to be valid, binding, enforceable and in full force and effect, would not reasonably be expected to have a Material Adverse Effect.

(b) There is no material default (i) that occurred between January 31, 2016 and September 16, 2016, to Contributor’s Knowledge, and since September 16, 2016, on the part of the Company or any Company Subsidiary or (ii) to Contributor’s Knowledge, since January 31, 2016, on the part of any other Person, in each case, under any Company Material Contract. Between January 31, 2016 and September 16, 2016, to Contributor’s Knowledge, and since September 16, 2016, the Company and each Company Subsidiary has complied in all material respects with, and is in compliance in all material respects with, the provisions of each Company Material Contract to which it is a party.

(c) Each Company Material Contract constitutes a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, which is party thereto (and, to the Contributor’s Knowledge, each other Person party thereto), and is in full force and effect and enforceable against the Company or Company Subsidiary party thereto (and, to Contributor’s Knowledge, each other Person party thereto) in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity).

(d) Contributor has made available to Acquirer true, complete and correct copies of all Company Material Contracts (including all written amendments, modifications, extensions and renewals thereof).

Section 3.14 Financial Statements; Undisclosed Liabilities.

(a) Contributor has made available to Acquirer true and complete copies of the unaudited consolidated financial statements of the Company, in each case, consisting of a balance sheet for the period ending on the applicable Balance Sheet Date and the related statements of income for the period then ended (the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP and fairly present, in all material respects, the financial position of the Company as of the applicable Balance Sheet Date (subject to the absence of notes and normal year-end adjustments which are not material, either individually or in the aggregate).

(b) To Contributor’s Knowledge, the Company does not have any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheets of the Company as of June 30, 2016 (the “Balance Sheet Date”) (including the notes thereto), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, or (iii) that are expressly permitted or not prohibited under Section 5.1(a) of this Agreement and that would not reasonably be expected to have a Material Adverse Effect.

Section 3.15 Management Projections and Disclosure.

(a) The projections and budgets provided to the Acquirer Conflicts Committee as part of the Acquirer Conflicts Committee’s review in connection with this Agreement and the other Transaction Documents and the Contemplated Transactions were prepared and delivered in good faith, are based on reasonable assumptions, are materially consistent with the Contributor Parties’ management’s current expectations regarding the business of the Company and are materially consistent with the provisions of the contracts affecting the business of the Company.

(b) No representation or warranty or other statement made by the Contributor Parties in this Agreement, in meetings with or presentations delivered to the Acquirer Conflicts Committee or in diligence communications with Acquirer Conflicts Committee’s legal counsel or financial advisor, in connection with the Contemplated Transactions, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading in any material respect.

Section 3.16 Material Adverse Change. Since September 16, 2016, there has been no Material Adverse Effect.

Section 3.17 FERC. To Contributor’s Knowledge, the Company and each Company Subsidiary, as applicable, is in material compliance with all applicable orders and regulations of FERC that pertain to the businesses or operations of such entity. No approval of FERC is required in connection with execution of this Agreement by the Contributor Parties or the consummation by the Contributor Parties of the transactions contemplated hereby.

Section 3.18 Insurance. The Company and the Company Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is available on commercially reasonable terms and generally maintained by companies engaged in the same or similar business and owning similar properties in the same general areas and in similar stages of development or operation, as applicable. All such insurance policies carried by or maintained for the benefit of the Company and the Company Subsidiaries (the “Insurance Policies”) are in full force and effect, all premiums in respect of such insurance have been paid in full when and as due and there is no material claim by or on behalf of any the Company and the Company Subsidiaries pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies. No notice of cancellation or non-renewal of any Insurance Policy, or any material changes that are required in the conduct of the Company and the Company Subsidiaries as a condition to the continuation of coverage under or renewal of any such Insurance Policy, has been received by Contributor, the Company, any Company Subsidiary or their respective Affiliates.

Section 3.19 DM Common Units. On the Effective Date, Dominion MLP Holding Company II, Inc. (“DMHC II”) and Dominion MLP Holding Company III, Inc. (“DMHC III”), each a Virginia corporation and wholly owned subsidiary of Parent, jointly own 6,656,839 DM Common Units (the “DMHC Existing Units”).

Section 3.20 No Other Representations. Except as set forth in this Article III, the Contributor Parties make no other representations or warranties with respect to the Contributor Parties, the Company or the Interests.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer hereby represents and warrants to Contributor as follows:

Section 4.1 Organization; Qualification and Power. Acquirer is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and, subject to the Second Restated DM Partnership Agreement becoming effective, has full limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

Section 4.2 Authorization; Validity.

(a) The execution and delivery by Acquirer of this Agreement and the other Transaction Documents to which it is a party, and, subject to the Second Restated DM Partnership Agreement becoming effective, the performance by Acquirer of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite limited partnership action on behalf of Acquirer.

(b) This Agreement, and at the Closing the other Transaction Documents to which it is a party, have been (or will be) duly executed and delivered by Acquirer and, assuming that such agreements constitute valid and binding agreements of the other parties thereto, are (or will be) enforceable against Acquirer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict. Subject to the Second Restated DM Partnership Agreement becoming effective, the execution and delivery by Acquirer of this Agreement and the other Transaction Documents to which it is a party do not, and the performance by Acquirer of its obligations hereunder and thereunder and the consummation by Acquirer of the Contemplated Transactions will not:

(a) conflict with or violate any terms, conditions or provisions of the Organizational Documents of Acquirer;

(b) conflict with or violate any term or provision of any Law applicable to Acquirer, except for such conflicts or violations which would not reasonably be expected to result in an Acquirer Material Adverse Effect; or

(c) conflict with or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material written contract that is legally binding by which Acquirer or any of its properties or assets is bound, except such conflicts or defaults (or rights of termination, cancellation or acceleration) which would not reasonably be expected to have an Acquirer Material Adverse Effect.

Section 4.4 Litigation. There are no pending or, to Acquirer’s Knowledge, threatened, Actions against Acquirer, at law or in equity, or before or by any Governmental Authority, in each case which would reasonably be expected to have an Acquirer Material Adverse Effect.

Section 4.5 Consents and Approvals. No filing, application or registration with, or consent, authorization or approval of or other action by, any third Person is, or will be, necessary for the valid execution and delivery by Acquirer of this Agreement or the other Transaction Documents to which it is a party, the performance by Acquirer of its obligations hereunder or thereunder or the consummation by Acquirer of the Contemplated Transactions, except where the failure to make or obtain such filings, applications, registrations, consents, authorizations or approvals would not reasonably be expected to have an Acquirer Material Adverse Effect.

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Contributor in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Acquirer.

Section 4.7 Valid Issuance of Units.

(a) The New DM Units and the limited partner interests represented thereby will be duly authorized by Acquirer pursuant to the DM Partnership Agreement prior to the Closing Date and, when issued and delivered to Contributor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the DM Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i)restrictions on transfer under the DM Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) such Liens as are created by Contributor and (iii) such Liens as arise under the DM Partnership Agreement or the Delaware LP Act; and

(b) Except for any such preemptive rights that have been waived or set forth in the DM Partnership Agreement, there are no persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the New DM Units; and, except (i)

pursuant to this Agreement, (ii) for the DM Convertible Preferred Units to be issued pursuant by the Unit Purchase Agreement, (iii) for the DM Common Units to be issued pursuant to the Underwriting Agreement, (iv) for awards issued pursuant to Acquirer’s long-term incentive plans or (v) as disclosed in the DM SEC Documents (as defined in the Unit Purchase Agreement), no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in Acquirer are outstanding.

Section 4.8 No Other Representations. Except as set forth in this Article IV, Acquirer makes no other representations or warranties.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Conduct of Business.

(a) Between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (such period, the “Interim Period”), except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by Law, (iii) as required by or pursuant to any Company Material Contract, or (iv) with the prior written consent of Acquirer (which consent shall not be unreasonably withheld, delayed or conditioned), Contributor shall in good faith exercise all rights and powers available to it to cause the Company and the Company Subsidiaries:

(i) to operate the business of the Company and the Company Subsidiaries in the ordinary course consistent with past practices;

(ii) not to make any material change in the conduct of their respective businesses;

(iii) other than in the ordinary course of business, not to enter into any Company Material Contract or terminate, amend or breach in any material respect any Company Material Contract to which it is a party or waive any material rights under any Company Material Contract to which it is a party;

(iv) not to sell, assign, transfer, abandon, lease or otherwise dispose of assets having a fair market value in excess of $5,000,000 in the aggregate;

(v) not to incur, assume or guarantee any indebtedness;

(vi) not to grant any security interest in, or pledge, any assets of the Company or the Company Subsidiaries;

(vii) not to encumber any assets of the Company or the Company Subsidiaries as security for indebtedness;

(viii) not make any distributions other than distributions from (i) White River Hub to White River Hub’s owners (including Questar White River Hub), and (ii) distributions from any Company Subsidiary (other than Whiter River Hub) to the Company;

(ix) except as (A) required on an emergency basis or for the safety of persons or the environment or (B) in accordance with the Company Material Contracts, not to make any capital expenditure in excess of $10,000,000 in the aggregate;

(x) not to settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $5,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor);

(xi) not to make, amend or revoke any Tax elections, change or consent to any change in any method of accounting for any Tax purpose, settle or compromise any material Tax liability or refund, or extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax, in each case, except as required by applicable Law; and

(xii) not agree or commit to do any of the foregoing.

(b) During the Interim Period, Contributor shall promptly notify Acquirer in writing of:

(i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied on or prior to the Closing Date;

(ii) any change, event or occurrence that has had or could reasonably be expected to have a Company Material Adverse Effect; and

(iii) any material breach by Contributor of any covenant, obligation or agreement contained in this Agreement;

provided that the delivery of any notice pursuant to this Section 5.1(b) shall not limit or otherwise affect the remedies available hereunder of Contributor or the conditions set forth in Article VI.

Section 5.2 Certain Tax Matters.

(a) Except as otherwise provided in this Section 5.2, Contributor shall be responsible for all Taxes incurred by or with respect to the Company, whether resulting from the assets or operations of the Company or otherwise, for all Tax periods or portions thereof ending on or before the Closing, other than Taxes becoming due as a result of actions taken by or on behalf of Acquirer (including, for this purpose, actions taken by the Company on or after the Closing Date). In the event Acquirer pays any such Taxes, Contributor shall reimburse Acquirer therefor within 15 days after the date on which the Taxes are paid and Contributor is notified by Acquirer.

(b) Acquirer shall be responsible for all Taxes incurred by or with respect to the Company, whether resulting from the assets or operations of the Company or otherwise, for all Tax periods or portions thereof beginning after the Closing. In the event Contributor pays any such Taxes, Acquirer shall reimburse Contributor therefor within 15 days after the date on which the Taxes are paid and Acquirer is notified by Contributor.

(c) The Parties agree that whenever it is necessary for purposes of this Section 5.2 to determine the amount of any Taxes imposed or incurred by or with respect to the contribution of the Interests for a taxable period beginning before and ending after the Closing Date (a “Straddle Period”) that is allocable to the portion of the Straddle Period ending on or before the Closing Date, the determination shall be made, in the case of property or ad valorem or franchise Taxes (which are measured by, or based solely upon, capital, debt, or a combination thereof), by prorating such Taxes ratably on a per diem basis and, in the case of other Taxes, by assuming that such portion of the Straddle Period ending on or prior to the Closing Date constitutes a separate taxable period applicable to the Company and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances, and deductions for a Straddle Period that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis).

(d) With respect to any Tax Return attributable to a Straddle Period that is required to be filed after the Closing Date with respect to the Company, Acquirer shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction, and credit required to be included therein, furnish a copy of such Tax Return to Contributor, and cause such Tax Return to be timely filed with the appropriate Tax Authority. Acquirer shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return, but shall have the right to recover from Contributor the amount of Taxes attributable to the portion of the taxable period ending on or prior to the Closing Date pursuant to Section 5.2(b).

(e) Notwithstanding the foregoing, to the extent that transfer taxes arise from the transactions contemplated by this Agreement, such transfer taxes shall be borne fifty percent (50%) by Contributor and fifty percent (50%) by Acquirer. Contributor shall pay or cause to be paid to the applicable Tax Authority any transfer taxes that are required by Law to collect and remit. Acquirer shall indemnify and hold Contributor harmless from and against its share of any such transfer taxes within thirty (30) days of Contributor’s written demand therefor. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize transfer taxes.

(f) Each Party shall file, to the extent required by applicable Tax Laws, all necessary Tax Returns and other documentation with respect to all Taxes for which such Party is responsible hereunder. In addition, each Party shall provide the other Parties with such assistance as may be reasonably requested by such other Parties or otherwise required by applicable Tax Laws in connection with the preparation, execution and/or filing of any Tax Return and other related documentation, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party or Parties with any records or information which may be relevant to such return, audit or examination, proceedings or determination.

(g) The parties intend that for United States federal income tax purposes, (i) the contribution of the Interests shall be treated as a contribution by Contributor to Acquirer pursuant to Section 721(a) of the Code, subject to Section 707 of the Code, and (ii) the distribution of the Debt Financed Cash Consideration shall qualify as a “debt- financed transfer” under Section 1.707-5(b) of the Treasury Regulations pursuant to Section 5.3 of this Agreement. Any Cash Consideration in excess of the amount treated as a “debt-financed transfer” shall be treated (x) as a reimbursement of Contributor’s preformation expenditures within the meaning of Section 1.707-4(d) of the Treasury Regulations to the greatest extent applicable, and (y) in a transaction subject to treatment under Section 707(a) of the Code, and its implementing Treasury Regulations, as in part a sale, and in part a contribution, by Contributor of the Interests. The Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with this intended treatment of the contribution of the Interests, the Cash Consideration, and the Acquirer Debt, including disclosing the payment of the Cash Consideration in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations.

Section 5.3 Debt Financed Cash Consideration

(a) Prior to or simultaneous with the Closing and pursuant to the Term Loan Agreement, Acquirer shall use its best efforts to borrow at least $300 million of the Cash Consideration (the “Debt Financed Cash Consideration”) under indebtedness for which Contributor bears all of the economic risk of loss as defined by Treasury Regulation Section 1.752-2, in a manner such that the proceeds of such borrowing are allocable to the distribution of the Debt Financed Cash Consideration to Contributor pursuant to Treasury Regulation Section 1.707-5(b)(1) and Temporary Treasury Regulation 1.163-8T (the full amount of such borrowing, and any “refinancing” of such borrowing treated as the liability it refinances pursuant to Treasury Regulation Section 1.707-5(c), the “Acquirer Debt”).

(b) The Parties intend that, because Contributor will bear the economic risk of loss as defined by Treasury Regulation Section 1.752-2 for the entire amount of the Acquirer Debt, the entire amount of the Debt Financed Cash Consideration made to Contributor shall qualify as a “debt-financed transfer” under Treasury Regulation Section 1.707-5(b) and accordingly, such amount will not be taken into account as part of a “disguised sale” of property contributed to Acquirer under Treasury Regulations Section 1.707-3.

(c) The Parties hereby agree (and agree on behalf of their respective Affiliates) that, as of the Closing Date, the Parties (and their respective Affiliates) have no plan to repay or otherwise reduce the principal balance of the Acquirer Debt that is outstanding immediately after the Closing Date.

(d) The Parties shall act at all times in a manner consistent with the foregoing provisions of this Section 5.3, except with the prior written consent of Parent or as otherwise required by applicable Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

Section 5.4 Repurchase of DM Common Units. The Parties shall use their best efforts to cause 100% of the DMHC Existing Units to be repurchased by Acquirer on the Closing Date in exchange for a cash payment from Acquirer equal to the number of DMHC Existing Units multiplied by the volume-weighted average trading price of a DM Common Unit on the New York Stock Exchange for the 10-day trading period ending on the trading day immediately preceding the Closing Date.

Section 5.5 Personnel and Services. Parent shall use its best efforts to make arrangements reasonably satisfactory to Acquirer that provide Acquirer with access to ongoing personnel and related services from QPC Services Company or other Affiliates of Parent, on terms consistent with the projections provided to the Acquirer Conflicts Committee as part of the Acquirer Conflicts Committee’s evaluation of this Agreement and the transactions contemplated hereby, that are reasonably necessary or appropriate to replace the services being performed by the employees of the Company and each Company Subsidiary as of the Effective Date.

Section 5.6 Further Assurances; Financing Cooperation.

(a) At any time or from time to time after the Effective Date and without further consideration, as and when requested by any Party, the requested Party shall use commercially reasonable efforts to take or to cause to be taken, all action and to do, or cause to be done, or to execute and deliver, or cause to be executed and delivered, all such further instruments of contribution, transfer, conveyance, assignment, novation, confirmation or other documents, and shall take, or cause to be taken, all such further or other actions, as such requesting Party may reasonably deem necessary, proper or advisable to consummate the Contemplated Transactions, as promptly as practicable or sooner as required by this Agreement.

(b) Contributor shall, and shall cause the Company and each Company Subsidiary to, provide commercially reasonable assistance with the preparation of and any discussions regarding the business, financial statements, and management discussion and analysis of Contributor, the Company and each Company Subsidiary, all for use in connection with the Transaction Financings, where Acquirer reasonably determines, in consultation with Parent, that the inclusion of such information is required or desirable.

ARTICLE VI

CLOSING

Section 6.1 Time and Place of Closing. The closing of the contribution by Contributor, and the acceptance by Acquirer, of the Interests (the “Closing”) shall take place on the first day of the calendar month that is at least two (2) Business Days after all of the conditions contained in Sections 6.2 and 6.3 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided that, notwithstanding the foregoing, the Closing may take place electronically or at such place, at such other time, or on such other date as the Parties may mutually agree in writing (the date on which the Closing occurs being herein referred to as the “Closing Date”). The Closing shall be effective as of 12:00:01 a.m. eastern prevailing time on the Closing Date.

Section 6.2 Contributor Conditions Precedent to Closing. The obligations of Contributor to transfer the Interests and to take the other actions required to be taken by Contributor at the Closing under this Agreement shall be subject to the satisfaction (or waiver by Contributor in writing), at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Acquirer contained in Article IV of this Agreement shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made on and as of such date (unless any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all respects on and as of such earlier date).

(b) Performance. Acquirer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Acquirer at or before the Closing.

(c) No Law; Action. No Law shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of making the Contemplated Transactions illegal, otherwise restraining or prohibiting consummation of the Contemplated Transactions, and no Action by a Governmental Authority shall be pending that seeks to prohibit or delay the consummation of, and no Action by a Governmental Authority shall be pending or threatened in writing that seeks to challenge the validity of, the Contemplated Transactions.

(d) Closing Deliverables. Contributor shall have received all the items set forth in Section 6.4(b) in form and substance reasonably satisfactory to Contributor.

(e) NYSE Listing. The New DM Common Units shall have been approved for listing on The New York Stock Exchange, subject to official notice of issuance.

(f) Repurchase and Repayment. Prior to or simultaneously with the Closing, Acquirer shall have (i) repurchased 100% of the DMHC Existing Units, and (ii) repaid all of its outstanding indebtedness payable to DMHC II pursuant to the promissory note dated April 1, 2015 executed by the Acquirer.

(g) Outside Date. The Closing shall have occurred no later than December 31, 2016.

Section 6.3 Acquirer Conditions Precedent to Closing. The obligations of Acquirer to acquire the Interests and to take the other actions required to be taken by Acquirer at the Closing under this Agreement shall be subject to the satisfaction (or waiver by Acquirer in writing), at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Contributor Parties contained in Article III of this Agreement shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made on and as of such date (unless any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all respects on and as of such earlier date).

(b) Performance. Each Contributor Party shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by such Contributor Party at or before the Closing.

(c) No Law; Action. No Law shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of making the Contemplated Transactions illegal, otherwise restraining or prohibiting consummation of the Contemplated Transactions, and no Action by a Governmental Authority shall be pending that seeks to prohibit or delay the consummation of, and no Action by a Governmental Authority shall be pending or threatened in writing that seeks to challenge the validity of, the Contemplated Transactions.

(d) No Material Adverse Effect. From the Effective Date, there shall not have occurred and be outstanding any Material Adverse Effect, nor shall any event or events have occurred and be outstanding that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) Closing of the Transaction Financings. The closing and consummation of the Transaction Financings shall have occurred or be occurring simultaneously with the Closing hereunder.

(f) Debt Financed Cash Consideration. Acquirer shall have borrowed the Debt Financed Cash Consideration.

(g) Company Debt. The aggregate principal amount of the Company’s outstanding indebtedness shall not be greater than $435 million.

(h) Personnel and Services. Parent shall have made arrangements reasonably satisfactory to Acquirer that provide Acquirer with access to ongoing personnel and related services from QPC Services Company or other Affiliates of Parent, on terms consistent with the projections provided to the Acquirer Conflicts Committee as part of the Acquirer Conflicts Committee’s evaluation of this Agreement and the transactions contemplated hereby, that are reasonably necessary or appropriate to replace the services being performed by the employees of the Company and each Company Subsidiary as of the Effective Date.

(i) Closing Deliverables. Acquirer shall have received all the items set forth in Section 6.4(a) in form and substance reasonably satisfactory to Acquirer.

(j) Outside Date. The Closing shall have occurred no later than December 31, 2016.

Section 6.4 Deliveries. At the Closing:

(a) Contributor will deliver, or cause to be delivered, the following to Acquirer:

(i) a counterpart to the Assignment of Membership Interests, duly executed by Contributor;

(ii) certificates of good standing of Contributor, the Company and each Company Subsidiary, or equivalent certificates, each issued within 15 days prior to the Closing Date by the Secretary of State (or equivalent Governmental Authority) of each such entity’s jurisdiction of organization;

(iii) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Contributor, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied; and

(iv) an executed statement described in Treasury Regulation section 1.1445-2(b)(2) certifying that Contributor is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury Regulations.

(b) Acquirer will deliver or issue, or cause to be delivered or issued, the following to Contributor:

(i) the New DM Convertible Preferred Units;

(ii) the New DM Common Units;

(iii) the Cash Consideration as required by Section 2.2(c) of this Agreement;

(iv) a counterpart to the Assignment of Membership Interests, duly executed by Acquirer;

(v) a certificate of good standing or equivalent certificate of Acquirer, issued within 15 days prior to the Closing Date by the Secretary of State of the State of Delaware; and

(vi) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Acquirer, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification.

(a) Indemnification by the Contributor Parties. Subject to the limitations set forth in this Article VII, from and after the Closing, the Contributor Parties shall, jointly and severally, indemnify, defend and hold harmless Acquirer, its Affiliates and each of their respective stockholders, members, partners, managers, officers, directors, employees, consultants, agents and representatives (the “Acquirer Indemnified Parties”), from any and all Adverse Consequences actually incurred or paid by an Acquirer Indemnified Party as a result of (i) any breach of the representations and warranties of the Contributor Parties or (ii) any Taxes for which Contributor is responsible hereunder.

(b) Indemnification by Acquirer. Subject to the limitations set forth in this Article VII, from and after the Closing, Acquirer shall indemnify, defend and hold harmless Contributor, its Affiliates and each of their respective stockholders, members, partners, managers, officers, directors, employees, consultants, agents and representatives (the “Contributor Indemnified Parties”), from any and all Adverse Consequences actually incurred or paid by a Contributor Indemnified Party as a result of (i) any breach of the representations and warranties of Acquirer or (ii) any Taxes for which Acquirer is responsible hereunder.

Section 7.2 Survival. Except as otherwise provided in this Section 7.2, the liability of the Contributor Parties and the Acquirer for the breach of any of the representations and warranties in this Agreement (other than the Basic Representations) or in any instrument delivered pursuant to this Agreement shall be limited to claims for which written notice is delivered to the Contributor Parties or the Acquirer, as applicable, on or before the date that is twelve (12) months after the Closing Date, after which all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute) or in equity) with respect thereto shall terminate; provided, however, that the representations and warranties set forth in Section 3.1 through Section 3.7, Section 3.15, Section 3.16, Section 4.1 and Section 4.2 hereunder (collectively, the “Basic Representations”) shall survive the execution and delivery of this Agreement for a period of eighteen (18) months after the Closing. The covenants and agreements of the Parties to be performed or complied with after the Closing shall survive for a period of 30 days after their expiration in accordance with their terms.

Section 7.3 Limitation of Claims. Notwithstanding anything to the contrary contained herein:

(a) The maximum aggregate liability of the Contributor Parties or the Acquirer under this Agreement shall not exceed an amount equal to the Consideration (the “Basic Cap”).

(b) To the extent the Acquirer Indemnified Parties or the Contributor Indemnified Parties are entitled to indemnification for damages pursuant to Section 7.1(a)(i) or Section 7.1(b)(i) (but, in each case, not including damages for breaches of Basic Representations), respectively, the Contributor Parties or the Acquirer, as the case may be, shall not be liable for those damages unless the aggregate amount of damages exceeds an amount equal to 0.5% of the Consideration (the “Deductible”), and then only to the extent of any such excess; provided, however, that neither the Contributor Parties nor the Acquirer shall be liable for damages pursuant to Section 7.1(a)(i) or Section 7.1(b)(i) (but, in each case, not including damages for breaches of Basic Representations), respectively, that exceed, in the aggregate, an amount equal to 20.0% of the Consideration (the “Supplemental Cap”). For the avoidance of doubt, each of the Acquirer Indemnified Parties and the Contributor Indemnified Parties, as the case may be, shall be entitled to indemnification for damages (x) pursuant to Section 7.1(a)(ii) or Section 7.1(b)(ii) without regard to the Deductible or the Supplemental Cap, but subject to the Basic Cap, and (y) pursuant to Section 7.1(a)(i) or Section 7.1(b)(i) for breaches of Basic Representations without regard to the Deductible or the Supplemental Cap, but subject to the Basic Cap.

(c) IN NO EVENT SHALL ANY PARTY BE RESPONSIBLE OR LIABLE FOR ANY PUNITIVE, EXEMPLARY OR SPECULATIVE DAMAGES, OR SPECIAL OR CONSEQUENTIAL DAMAGES (BUT ONLY TO THE EXTENT THE SAME ARE NOT DIRECT DAMAGES) ARISING UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS; PROVIDED, HOWEVER, THAT SUCH LIMITATION ON LIABILITY SHALL NOT APPLY TO ANY SUCH DAMAGES SUFFERED AS A RESULT OF THE PARTY’S FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT.

Section 7.4 Tax Treatment of Indemnity Payments. Contributor and Acquirer agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Consideration for Tax purposes.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual written consent of Acquirer and Contributor;

(b) by Contributor (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement), upon written notice to Acquirer, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Acquirer contained in this

Agreement, which violation, breach of inaccuracy would cause any of the conditions contained in Article VI not to be satisfied, and such violation, breach or inaccuracy has not been waived by Contributor or cured by Acquirer, as applicable, within twenty (20) Business Days after receipt by Acquirer of written notice thereof from Contributor or is not reasonably capable of being cured prior to the Termination Date;

(c) by Acquirer (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement), upon written notice to Contributor, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Contributor contained in this Agreement, which violation, breach of inaccuracy would cause any of the conditions contained in Article VI not to be satisfied, and such violation, breach or inaccuracy has not been waived by Acquirer or cured by Contributor, as applicable, within twenty (20) Business Days after receipt by Contributor of written notice thereof from Acquirer or is not reasonably capable of being cured prior to the Termination Date; or

(d) by either Party, upon written notice to the other, if the Closing shall not have occurred on or before December 31, 2016 (the “Termination Date”); provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to this Section 8.1 if such Party’s willful breach of this Agreement has prevented or materially delayed the consummation of the Closing.

Section 8.2 Effect of Termination. If this Agreement is terminated in accordance with Section 8.1 prior to the Closing Date, this Agreement shall become void and of no further force and effect; provided, however, that (a) the provisions of this Section 8.2 and Article IX shall survive such termination with respect to any action required hereunder which was not complete prior to such termination and (b) nothing herein shall relieve any Party from any liability for fraud or with respect to any material breach of the provisions of this Agreement prior to such termination.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of Acquirer, Contributor and Parent; provided, however, that notwithstanding anything to the contrary contained herein, this Section 9.1 and Sections 9.8, 9.9(c) and 9.10 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Loan Financing Sources without the prior written consent of the Loan Financing Sources.

Section 9.2 Waiver of Compliance. Any failure of Acquirer, Contributor or Parent to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Contributor and Parent, in the event of any such failure by Acquirer, or by Acquirer, in the event of any such failure by Contributor or Parent, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.3 Notices. All notices and other communications with respect to this Agreement shall be in writing and shall be delivered (as applicable) by hand, by nationally recognized overnight carrier service, by facsimile, by e-mail, by first class, certified or registered mail, to the Parties at the addresses shown below, or such other address as may be designated in writing by the applicable Party. Each notice or other communication that satisfies the above requirements shall be deemed to have been properly given or delivered: (a) on the day when delivered by hand; (b) on the first Business Day after being deposited with a national overnight courier; (c) on the day when transmitted by facsimile or e-mail; or (d) on the third Business Day after being mailed by United States first class mail, certified mail or registered mail, return receipt requested, postage prepaid. A Party may elect to receive notices or communications at a different address or facsimile number by notifying the other Parties in accordance with the preceding requirements.

If to Parent, to:

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Attention: Treasurer

Email: james.r.chapman@dom.com

If to Contributor, to:

QPC Holding Company

120 Tredegar Street

Richmond, Virginia 23219

Attention: Treasurer

Email: james.r.chapman@dom.com

If to Acquirer, to:

Dominion Midstream Partners, LP

c/o Dominion Midstream GP, LLC

120 Tredegar Street Richmond, Virginia 23219

Attention: General Counsel

Email: mark.webb@dom.com

Section 9.4 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the Parties hereto without the prior written consent of the other Party. Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.

Section 9.5 Entire Agreement. This Agreement, the Exhibits, and the other Transaction Documents (and, to the extent applicable, the Financing Transactions) embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein, and supersede all prior agreements and understandings among the Parties with respect to such subject matter.

Section 9.6 Expenses. Each Party shall pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the Contemplated Transactions, including, except as otherwise provided herein, the cost of legal, technical and financial consultants. Notwithstanding the foregoing, any transfer taxes shall be borne 50% by Contributor and 50% by Acquirer in accordance with Section 5.2(e).

Section 9.7 Press Releases and Announcements. No press release or other public announcement or disclosure related to this Agreement or the Contemplated Transactions (including, but not limited to, the terms and conditions of this Agreement) shall be issued or made by any Party without the prior written approval of the other Parties except as required by Law or stock exchange requirements.

Section 9.8 No Third Party Beneficiaries. Except as set forth in Article VII above, and except for the rights of the Loan Financing Sources and their respective successors, legal representatives and permitted assigns under the provisions of Sections 9.1, 9.9(c) and 9.10 and this Section 9.8, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other Person any right, claim, cause of action, or other interest herein.

Section 9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the choice of law principles thereof. Each Party consents to the nonexclusive personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction arising under this Agreement, and each of the Parties hereto agrees that any action instituted by any of them against any other with respect to this Agreement may be instituted in a court, federal or state, within the State of Delaware. Each of the Parties hereto irrevocably waives the defense of an inconvenient forum to the maintenance of any such action.

(b) Each of the Parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the Parties hereto in express reliance upon 6 Del. C. § 2708. Each of the Parties hereto hereby irrevocably and unconditionally agrees (i) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) to the fullest extent permitted by law, that service of process may be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.

(c) Notwithstanding anything contrary in this Agreement, each of the Parties agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity and whether in contract or in tort or otherwise, against the Loan Financing Sources in any way related to this Agreement or any of the Contemplated Transactions (including any dispute arising out of or relating to the Transaction Financings or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court thereof and in no event will any Loan Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature, except to the extent paid in connection with a claim by a third party. The parties hereto further agree that all of the provisions of Section 9.10 relating to waiver of jury trial shall also apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this paragraph.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 No Joint Venture. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to the Parties. Except as expressly provided herein, no Party is or shall act as or be the agent or representative of any other Party.

Section 9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

Section 9.13 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the Effective Date.

DOMINION RESOURCES, INC.

By:

Name:

Title:

QPC HOLDING COMPANY

By:

Name:

Title:

DOMINION MIDSTREAM PARTNERS, LP

By:	Dominion Midstream GP, LLC
Its:	General Partner

By:

Name:

Title:

EXHIBIT A

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

This ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Agreement”) is made and entered into as of             , 2016 (the “Closing Date”), by and between QPC HOLDING COMPANY, a Utah corporation (“Assignor”), and DOMINION MIDSTREAM PARTNERS, LP, a Delaware limited partnership (“Assignee”).

RECITALS

A. Assignor (i) is the sole member of Questar Pipeline, LLC, a Utah limited liability company (the “Company”), and (ii) is the owner of all of the issued and outstanding membership interests in the Company (the “Interests”).

B. Pursuant to and in accordance with the provisions of that certain Contribution, Conveyance and Assumption Agreement, dated as of [●], 2016, by and among Dominion Resources, Inc., Assignor and Assignee (the “Contribution Agreement”), Assignor has agreed to contribute, convey, transfer, assign and deliver to Assignee, and Assignee has agreed to acquire and accept from Assignor, all of Assignor’s right, title and interest in and to the Interests, upon the terms and conditions set forth in the Contribution Agreement and in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, and of the mutual promises and covenants contained in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings given to them in the Contribution Agreement.

2. Assignment. Effective as of the Closing Date:

(a) Assignor hereby contributes, conveys, transfers, assigns and delivers to Assignee all of Assignor’s right, title and interest in and to the Interests, free and clear of all Liens (the “Assignment”).

(b) Assignee hereby accepts the Assignment.

3. Effect of Assignment. Simultaneously with the Assignment, the parties hereto acknowledge and agree that:

(a) Assignor shall cease to hold any rights of any kind or nature in the Interests, and is hereby deemed to have withdrawn and resigned as a member of the Company.

(b) Assignee consents to being, and is hereby, admitted to the Company as a substitute member.

(c) Such withdrawal and resignation of Assignor and the admission of Assignee shall be deemed to have occurred simultaneously.

4. Waiver of Separate Transfer Instrument. The parties to this Agreement acknowledge and agree that their mutual execution and delivery of this Agreement shall be sufficient to evidence and effectuate the Assignment, and that they shall not require (as between them) any separate or additional instrument of transfer in connection with the Assignment.

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5. Further Assurances. On and after the Closing Date, and after giving due regard to Section 4 above, the parties hereto shall take any and all further actions, including but not limited to the execution of additional instruments or documents, that may be reasonably requested in writing by any one of them to effectuate or evidence the Assignment or the other actions expressly contemplated by this Agreement.

6. Company Operating Agreement. The parties to this Agreement acknowledge and agree that, in connection with the Assignment, Assignee shall assume Assignor’s rights and obligations under the Company’s existing operating agreement, and may enter into a new operating agreement to reflect the Assignment and such other changes as it deems appropriate.

7. Conflict with Organizational Documents. To the extent any provision of this Agreement is inconsistent with any of the Organizational Documents of the Company, the provisions of this Agreement shall control.

8. Coordination with Contribution Agreement. Assignor and Assignee acknowledge and agree that this Agreement is delivered pursuant to, and is subject to, all of the terms, conditions, and limitations set forth in the Contribution Agreement. Nothing in this Agreement shall be deemed to supersede, enlarge, or modify any of the provisions of the Contribution Agreement.

9. Miscellaneous.

(a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) This Agreement shall be construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the choice of law principles thereof. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (i) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) to the fullest extent permitted by law, that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

(c) This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

(d) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

QPC HOLDING COMPANY

By:

Name:

Title:

DOMINION MIDSTREAM PARTNERS, LP

By:	Dominion Midstream GP, LLC
Its:	General Partner

By:

Name:

Title:

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